UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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EXCO RESOURCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXCO Resources, Inc.

Notice of 2017

Annual Meeting

of Shareholders

and Proxy Statement

Please Complete, Sign, Date

And Return Your Proxy Promptly

                , 2017

10:00 a.m. local time

EXCO Resources, Inc.

12377 Merit Drive

First Floor Conference Center

Dallas, Texas 75251

EXCO Resources, Inc. 12377 Merit Drive • Suite 1700 Dallas, Texas 75251 (214) 368-2084 • Fax (214) 368-2087

                , 2017

Dear EXCO Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of EXCO Resources, Inc. (the “Annual Meeting”). The meeting will be held at 10:00 a.m. local time on             ,             , 2017, at the corporate office of EXCO Resources, Inc., 12377 Merit Drive, Dallas, Texas 75251. We recently made a number of changes to our Board of Directors and our management team, including the appointment of three new independent directors: (i) Anthony R. Horton, who has over 20 years of finance and accounting experience and currently serves as the Chief Financial Officer and Executive Vice President of Energy Future Holdings Corp., (ii) Randall E. King, who has over 30 years of experience in the oil and gas industry and is a registered petroleum engineer, and (iii) Stephen J. Toy, who is the Senior Managing Director and Co-Head of WL Ross & Co. LLC, which is currently the largest beneficial owner of our common shares. We are excited to welcome each of these individuals to our Board of Directors and we believe that their involvement will be instrumental as we continue carrying out our business strategy. The Board of Directors and management look forward to greeting those of you able to attend in person.

Compared to earlier years, the lower average prices realized for oil and natural gas in 2015 and 2016, coupled with the slow recovery in financial markets that has continued to significantly limit and increase the cost of capital, have compelled most oil and natural gas producers, including us, to reduce levels of exploration, drilling and production activity. This has had a significant effect on our capital resources, liquidity and operating results in recent years. Although we have executed a number of strategic transactions since the end of 2014, our liquidity has remained severely constrained due, in part, to our significant indebtedness and interest payment obligations.

Proposals 2 and 3 described below are being submitted to our shareholders in connection with a series of transactions we completed on March 15, 2017 that are intended to (i) improve our liquidity, (ii) allow us to preserve cash by making certain interest payments on a substantial portion of our outstanding indebtedness in shares of our common stock, par value $0.001 per share (the “Common Shares”), and (iii) extend the weighted average maturity of our indebtedness from 3.0 years to 3.9 years. These transactions (the “Transactions”) principally consisted of (i) the offer and sale by us of $300.0 million in aggregate principal amount of 8.0% / 11.0% 1.5 Lien Senior Secured PIK Toggle Notes due 2022 (the “1.5 Lien Notes”), (ii) an exchange offer whereby we exchanged approximately $682.8 million in aggregate principal amount of our outstanding Senior Secured Second Lien Term Loans due October 26, 2020 for a like principal amount of new 1.75 Lien Term Loans due October 26, 2020 (the “1.75 Lien Term Loans”) and (iii) the issuance of warrants in three separate tranches to (a) the holders of the 1.5 Lien Notes, (b) the parties who agreed to backstop the offering of the 1.5 Lien Notes and (c) the exchanging lenders in the 1.75 Lien Term Loan exchange (the “Warrants”). Under the terms of the indenture governing the 1.5 Lien Notes and the credit agreement governing the 1.75 Lien Term Loans, we may, under certain circumstances, make payment-in-kind (“PIK”) interest payments on the 1.5 Lien Notes and the 1.75 Lien Term Loans in our Common Shares or in additional 1.5 Lien Notes or 1.75 Lien Term Loans, rather than in cash. In connection with these transactions, we amended our Amended and Restated Credit Agreement, dated as of July 31, 2013, as amended, to reduce the borrowing base thereunder to $150.0 million, permit the issuance of the 1.5 Lien Notes and 1.75 Lien Term Loans and modify certain financial covenants. In addition, the parties that agreed to backstop the offering of the 1.5 Lien Notes were also granted a contractual preemptive right that generally provides such parties, subject to certain conditions, to purchase all or any portion of Common Shares that we propose to issue in certain offerings for cash in the future (the “Preemptive Rights”).

Our ability to pay interest on the 1.5 Lien Notes and 1.75 Lien Term Loans in our Common Shares and the ability of the Warrant holders to exercise the Warrants is conditioned on the approval of such issuances by our shareholders under the rules of the New York Stock Exchange (the “NYSE”). In addition, we are asking our shareholders to approve an amendment to our Amended and Restated Certificate of Formation to increase the total number of Common Shares we are authorized to issue by allowing our Board of Directors to effect a reverse share split, with a reduction in the total number of authorized Common Shares based on one-fifth of the reverse share split ratio (the “Authorized Common Share Reduction”), to provide us with sufficient capacity to make interest payments on the 1.5 Lien Notes and 1.75 Lien Term Loans in our Common Shares and to allow the exercise of the Warrants (the “Reverse Share Split”). We are also asking our shareholders to approve the Reverse Share Split because the per share market price of our Common Shares is currently below $1.00, the minimum average closing price required to maintain the listing of our Common Shares on the NYSE, and effecting the Reverse Share Split would increase the market price of our Common Shares to a level that complies with NYSE continued listing requirements. These approvals are required for us to realize the full potential of the Transactions.

At the Annual Meeting, we will ask our shareholders to approve each of the following proposals:

(1)	the election of seven directors to the Board of Directors, each for a one-year term;

(2)	the approval, pursuant to Section 312.03 of the New York Stock Exchange Listed Company Manual, of the issuance of our Common Shares as payment for the interest due under the 1.5 Lien Notes and the 1.75 Lien Term Loans and upon the exercise of the Warrants or Preemptive Rights issued in connection with the Transactions (the “Share Issuance Proposal”);

(3)	the approval of an amendment to the Company’s Amended and Restated Certificate of Formation, in substantially the form hereto as Annex A, to, at the discretion of the Board of Directors of the Company, effect the Reverse Share Split with respect to the Company’s issued and outstanding Common Shares, including shares held by the Company as treasury shares, at a ratio of between 1-for-10 and 1-for-20 (the “Range”), with the ratio within such Range to be determined at the discretion of the Board of Directors of the Company, with the Authorized Common Share Reduction (the “Reverse Share Split Proposal”);

(4)	the advisory vote to approve executive compensation;

(5)	the advisory vote to determine the frequency of future advisory votes on executive compensation;

(6)	the ratification of the appointment of KPMG LLP as our independent registered public accounting firm;

(7)	the approval of any adjournments of the Annual Meeting, if necessary or appropriate, to permit the solicitation of additional proxies if there are not sufficient votes at the time of the Annual Meeting to adopt Proposals 2 and 3; and

(8)	the transaction of such other business as may arise that can properly be conducted at the Annual Meeting or any adjournment(s) or postponement(s) thereof.

If we obtain the approval of the Share Issuance Proposal and the Reverse Share Split Proposal, we expect that we would elect to make PIK interest payments in our Common Shares on the 1.5 Lien Notes and 1.75 Lien Term Loans throughout the remainder of 2017 and 2018. As a result, we anticipate being able to save up to approximately $163.9 million in cash interest expense through 2018. We expect that we would use this cash for, among other things, capital expenditures, including drilling and completion expenses, and other strategic refinancing transactions intended to improve our liquidity, including open market repurchases of our 2018 Notes and 2022 Notes. In addition, if the Reverse Share Split Proposal is approved, our Board of Directors would have the discretion to effect the Reverse Share Split at a ratio within the Range, with the Authorized Common Share Reduction. We expect that, if the Reverse Share Split and Authorized Common Share Reduction is effected, it would (i) increase the per share market price of our Common Shares to a level that complies with NYSE continued listing requirements and (ii) effectively increase the total number of Common Shares we are authorized to issue in order to provide us with an adequate number of Common Shares to effect the transactions contemplated by the Share Issuance Proposal, as well as other strategic transactions that our Board of Directors may pursue in the future utilizing our Common Shares as consideration, including acquisitions and equity-for-debt exchanges.

If we fail to obtain the approval of the Share Issuance Proposal and, subject to certain exceptions, the Reverse Share Split Proposal, on or before September 30, 2017 (or, if the SEC reviews this proxy statement, November 30, 2017), the cash interest rate on the 1.5 Lien Notes will increase from 8% per annum to 15% per annum, and the payment-in-kind interest rate on the 1.5 Lien Notes will increase from 11% per annum to 20% per annum. As a result, the total annual cash interest expense on the 1.5 Lien Notes and 1.75 Lien Term Loans would increase from approximately $109.0 million to approximately $130.0 million. In addition, we will not be able to make PIK interest payments in our Common Shares on the 1.5 Lien Notes and 1.75 Lien Term Loans, and the Warrants will not be exercisable, prior to the time that we obtain approval of the Share Issuance Proposal. As a consequence, we would not be able to reinvest in our business the cash savings of up to approximately $163.9 million that we expect to retain as a result of making PIK interest payments in our Common Shares on the 1.5 Lien Notes and 1.75 Lien Term Loans through the end of 2018. Accordingly, the approval of the Share Issuance Proposal and the Reverse Share Split Proposal is critical to allowing us to obtain the full benefit of the Transactions and any failure to obtain the approval of the Share Issuance Proposal and Reverse Share Split Proposal may result in us being unable to satisfy our future debt service obligations, meet other financial obligations and comply with the debt covenants governing our indebtedness, which could cause us to seek relief under the U.S. Bankruptcy Code, which such relief may include: (i) seeking bankruptcy court approval for the sale or sales of some, most or substantially all of our assets and a subsequent liquidation of the remaining assets in the bankruptcy case; (ii) pursuing a plan of reorganization or (iii) seeking another form of bankruptcy relief, all of which involve uncertainties, potential delays and litigation risks. In such an event, holders of our Common Shares may receive little or no consideration.

Separately, if the Reverse Share Split Proposal is not approved, our Board of Directors will not have the discretion to effect the Reverse Share Split. If we do not effect the Reverse Share Split with the Authorized Common Share Reduction, we would not have sufficient authorized Common Shares to allow the full exercise of the Warrants and make PIK interest payments on the 1.5 Lien Notes and 1.75 Lien Term Loans in our Common Shares. In addition, as discussed above, because the per share closing price of our Common Shares is currently below $1.00 per Common Share, we are not in compliance with NYSE continued listing requirements. If we do not regain compliance by July 16, 2017, the NYSE will provide us with notice that our Common Shares are subject to delisting. We believe that if our Common Shares are delisted from the NYSE and we cannot obtain listing on another major market or exchange, the liquidity of our Common Shares would suffer, and we would likely experience reduced investor interest. These events could also further depress the trading price of our Common Shares.

As a result of the foregoing, we urge you to vote your shares for the approval of the Share Issuance Proposal, the Reverse Share Split Proposal and the other proposals described in this document.

Our Board of Directors believes that each of the proposals is in the best interests of the Company and its shareholders and, therefore, recommends that you vote “FOR” each of the proposals. In addition, a Special Committee of our Board of Directors consisting of a member of the Board of Directors that was disinterested with respect to the Transactions determined that the Share Issuance Proposal and the Reverse Share Split Proposal are in the best interests of the Company and its shareholders and, therefore, recommends that you vote “FOR” the Share Issuance Proposal and the Reverse Share Split Proposal.

In the event the Annual Meeting is, for any reason, adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the Annual Meeting. At the adjourned meeting, any business may be transacted which might have been transacted at the original Annual Meeting.

Your vote is important. The Board of Directors appreciates and encourages shareholder participation in the company’s affairs. Whether or not you can attend the meeting, please read the proxy statement carefully, then vote your shares by Internet, by telephone or by completing, signing, dating and returning the enclosed proxy card promptly in the envelope provided, so that your shares will be represented at the meeting.

You will find enclosed the 2016 Annual Report, which includes our financial statements.

Please note that brokers may not vote your shares on the election of directors or Proposals 2, 4, 5 and 7 in the absence of your specific instructions as to how to vote. Whether you attend or not, please submit your proxy so your vote can be counted.

On behalf of the Board of Directors, thank you for your cooperation and continued support.

Sincerely,

C. John Wilder

Executive Chairman of the Board of Directors

Important notice regarding the availability of proxy materials for the annual meeting to be held on                 , 2017: Our official Notice of Annual Meeting of Shareholders, Proxy Statement and 2016 Annual Report to Shareholders are also available at www.proxydocs.com/XCO.

EXCO RESOURCES, INC.

12377 Merit Drive • Suite 1700

Dallas, Texas 75251

(214) 368-2084 • Fax (214) 368-2087

Notice of Annual Meeting of Shareholders

To Be Held                 , 2017

EXCO Resources, Inc., a Texas corporation (“EXCO,” “we,” “our” or “us”), is an independent oil and natural gas company engaged in the exploration, exploitation, acquisition, development and production of onshore U.S. oil and natural gas properties with a focus on shale resource plays. Our principal operations are conducted in certain key U.S. oil and natural gas areas including Texas, Louisiana and the Appalachia region.

At 10:00 a.m. local time on                 ,                 , 2017, we will hold EXCO’s 2017 Annual Meeting of Shareholders (the “Annual Meeting”) at the corporate office of EXCO Resources, Inc., 12377 Merit Drive, Dallas, Texas 75251, for the following purposes:

(1)	the election of seven directors to the Board of Directors, each for a one-year term;

(2)	the approval, pursuant to Section 312.03 of the New York Stock Exchange Listed Company Manual, of the issuance of the Company’s common shares, par value $0.001 per share (the “Common Shares”), as payment for the interest due under our 8.0% / 11.0% 1.5 Lien Senior Secured PIK Toggle Notes due 2022 (the “1.5 Lien Notes”) and 1.75 Lien Term Loans due October 26, 2020 (the “1.75 Lien Term Loans”) and upon the exercise of the warrants or contractual preemptive rights issued in connection with the 1.5 Lien Notes and 1.75 Lien Term Loans (the “Share Issuance Proposal”);

(3)	the approval of an amendment to the Company’s Amended and Restated Certificate of Formation, in substantially the form hereto as Annex A, to, at the discretion of the Board of Directors of the Company, effect a reverse share split with respect to the Company’s issued and outstanding Common Shares, including shares held by the Company as treasury shares, at a ratio of between 1-for-10 and 1-for-20 (the “Range”), with the ratio within such Range to be determined at the discretion of the Board of Directors of the Company, with a reduction in the total number of authorized Common Shares based on one-fifth of the reverse share split ratio (such reduction in authorized Common Shares, the “Authorized Common Share Reduction,” and such proposal, the “Reverse Share Split Proposal”);

(4)	the advisory vote to approve executive compensation;

(5)	the advisory vote to determine the frequency of future advisory votes on executive compensation;

(6)	the ratification of the appointment of KPMG LLP as our independent registered public accounting firm;

(7)	the approval of any adjournments of the Annual Meeting, if necessary or appropriate, to permit the solicitation of additional proxies if there are not sufficient votes at the time of the Annual Meeting to adopt Proposals 2 and 3; and

(8)	the transaction of such other business as may arise that can properly be conducted at the Annual Meeting or any adjournment(s) or postponement(s) thereof.

This proxy statement includes greater detail on each of the proposals to be acted upon at the Annual Meeting. We urge you to read this proxy statement carefully in its entirety.

The Board of Directors has fixed the close of business on                 , 2017 as the record date (the “Record Date”) for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) or postponement(s) thereof. Only shareholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting. A list of shareholders entitled to vote at the Annual Meeting will be available for examination at the offices of the Company not later than the 11th calendar day prior to the Annual Meeting. The list will also be available during the Annual Meeting for inspection by shareholders.

Officers of the Company will be present at the Annual Meeting and available to respond to questions from shareholders.

YOUR VOTE AND PARTICIPATION IN THE COMPANY’S AFFAIRS ARE IMPORTANT. TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, PLEASE VOTE IN ONE OF THE FOLLOWING WAYS:

•	USE THE TOLL-FREE NUMBER shown on your proxy card to vote by telephone;

•	VISIT THE WEBSITE noted on your proxy card to vote via the Internet;

•	MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope; OR

•	VOTE IN PERSON by appearing at the Annual Meeting and submitting a ballot at the meeting.

SHAREHOLDERS WHO ATTEND THE ANNUAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY DESIRE.

Please note that brokers may not vote your shares on the election of directors or Proposals 2, 4, 5 and 7 in the absence of your specific instructions as to how to vote. Whether you attend or not, please submit your proxy so your vote can be counted.

If you have any questions, or need assistance in voting your proxy, please call our proxy solicitor, D.F. King & Co., Inc., toll-free at (800) 714-3305.

By Order of the Board of Directors,

/s/ Heather Lamparter

Heather Lamparter

Vice President, General Counsel and Secretary

Dallas, Texas

                , 2017

PRELIMINARY COPY

EXCO RESOURCES, INC.

12377 MERIT DRIVE • SUITE 1700

DALLAS, TEXAS 75251

(214) 368-2084 • FAX (214) 368-2087

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

To Be Held                 ,                 , 2017

Unless the context requires otherwise, references in this proxy statement to “EXCO,” “we,” “us,” “our” and the “Company” are to EXCO Resources, Inc. and its consolidated subsidiaries. Unless the context otherwise requires, references to the “shareholders” are to the holders of our common shares, par value $0.001 per share (the “Common Shares”). In addition, unless stated otherwise, no Common Share and per-Common Share amounts presented herein have been adjusted to give effect to the proposed Reverse Share Split (as defined herein).

The accompanying proxy is solicited by the Board of Directors on behalf of EXCO Resources, Inc., a Texas corporation, to be voted at the 2017 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on                 , 2017, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders (the “Notice”) and at any adjournment(s) or postponement(s) thereof. This proxy statement and accompanying proxy are first being mailed on or about             , 2017. The Company’s Annual Report to Shareholders covering the Company’s fiscal year ended December 31, 2016 is enclosed herewith, but does not form any part of the materials for the solicitation of proxies.

INTERNET AVAILABILITY AND ELECTRONIC DELIVERY OF PROXY DOCUMENTS

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on             , 2017: Our official Notice of Annual Meeting of Shareholders, Proxy Statement and 2016 Annual Report to Shareholders are available at www.proxydocs.com/XCO.

The executive offices of the Company are located at, and the mailing address of the Company is, 12377 Merit Drive, Suite 1700, Dallas, Texas 75251.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Questions and Answers About the Proposals Presented at the Annual Meeting:

What is the purpose of the Annual Meeting?

At our Annual Meeting, shareholders will act upon the matters outlined in the Notice, including:

(1) the election of seven directors to the Board of Directors, each for a one-year term;

(2) the approval, pursuant to Section 312.03 of the New York Stock Exchange (“NYSE”) Listed Company Manual, of the issuance of our common shares, par value $0.001 per share (the “Common Shares”), as payment for the interest due under the 1.5 Lien Notes (as defined below) and 1.75 Lien Term Loans (as defined below) and upon the exercise of our Warrants (as defined below) or the Preemptive Rights (as defined below) (this proposal is referred to herein as the “Share Issuance Proposal”);

(3) the approval of an amendment to our Amended and Restated Certificate of Formation (the “Charter”), in substantially the form hereto as Annex A, to, at the discretion of our Board of Directors, effect a reverse share split with respect to our issued and outstanding Common Shares, including shares held by the Company as treasury shares, at a ratio of between 1-for-10 and 1-for-20 (the “Range”), with the ratio within such Range to be determined at the discretion of our Board of Directors, with a reduction in the total number of authorized Common Shares based on one-fifth of the reverse share split ratio (such reduction in authorized Common Shares, the “Authorized Common Share Reduction,” and such proposal is referred to herein as the “Reverse Share Split Proposal”);

(4) an advisory vote to approve executive compensation (this proposal is referred to herein as the “Say on Pay Proposal”);

(5) an advisory vote to determine the frequency of future advisory votes on executive compensation (this proposal is referred to herein as the “Say on Frequency Proposal”);

(6) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm (this proposal is referred to herein as the “Ratification Proposal”);

(7) the approval of any adjournments of the Annual Meeting, if necessary or appropriate, to permit the solicitation of additional proxies if there are not sufficient votes at the time of the Annual Meeting to adopt the Share Issuance Proposal and the Reverse Share Split Proposal (this proposal is referred to herein as the “Adjournment Proposal”); and

(8) the transaction of such other business as may arise that can properly be conducted at the Annual Meeting or any adjournment(s) or postponement(s) thereof.

Also, management will report on the Company’s performance during the last fiscal year and will be available to respond to questions from shareholders.

What are the recommendations of the Board of Directors and the Special Committee on how I should vote my Common Shares?

The Board of Directors recommends that you vote your Common Shares FOR the election of each director nominee, the Share Issuance Proposal, the Reverse Share Split Proposal, the Say on Pay Proposal, the Ratification Proposal and the Adjournment Proposal and FOR “1 year” on the Say on Frequency Proposal. The Special Committee (as defined herein) recommends that you vote your Common Shares FOR the Share Issuance Proposal and the Reverse Share Split Proposal.

In considering the recommendation of the Board of Directors, shareholders should be aware that some of our directors may have interests that are different from, or in addition to or in conflict with, the interests of our shareholders generally. See “What interests do the Company’s directors have in the Share Issuance Proposal and the Reverse Share Split Proposal?”

Questions and Answers About the Share Issuance Proposal:

What is the purpose of the Share Issuance Proposal?

On March 15, 2017, we closed a series of transactions intended to significantly improve our balance sheet and provide structural liquidity, which principally consisted of:

(i) the issuance by us of $300.0 million in aggregate principal amount of 8.0% / 11.0% 1.5 Lien Senior Secured PIK Toggle Notes due 2022 (the “1.5 Lien Notes”);

(ii) the exchange by participating lenders of (a) $300.0 million aggregate principal amount of loans under the Term Loan Credit Agreement, dated as of October 19, 2015, by and among EXCO, as borrower, certain subsidiaries, the lenders party thereto, Hamblin Watsa Investment Counsel Ltd. (“Hamblin Watsa”), as administrative agent, and Wilmington Trust, National Association, as collateral trustee (the “Fairfax Term Loan”), and (b) approximately $382.8 million aggregate principal amount of loans under the Term Loan Credit Agreement, dated as of October 19, 2015, by and among EXCO, as borrower, certain subsidiaries, the lenders party thereto, and Wilmington Trust, National Association, as administrative agent and collateral trustee (the “Exchange Term Loan,” and together with the Fairfax Term Loan, the “Second Lien Term Loans”), for an equal principal amount of new 1.75 Lien Term Loans due October 26, 2020 (such loans, the “1.75 Lien Term Loans,” and such exchange, the “Second Lien Term Loan Exchange”);

(iii) the issuance of (a) warrants representing the right to purchase an aggregate of up to 322,580,655 of our Common Shares (assuming a cash exercise) to the purchasers of the 1.5 Lien Notes (the “1.5 Lien Notes Warrants”), (b) warrants representing the right to purchase an aggregate of up to 6,471,433 of our Common Shares (assuming a cash exercise) to the parties that committed to backstop the issuance of the 1.5 Lien Notes (the “Commitment Fee Warrants”) and (c) warrants representing the right to purchase an aggregate of up to 19,883,077 of our Common Shares (assuming a cash exercise) to the lenders that participated in the Second Lien Term Loan Exchange (the “Amendment Fee Warrants,” and collectively with the 1.5 Lien Notes Warrants and the Commitment Fee Warrants, the “Warrants”); and

(iv) the grant of a contractual preemptive right to the parties that agreed to backstop the issuance of the 1.5 Lien Notes with the right, so long as such party is the holder of any 1.5 Lien Notes Warrants, to purchase all or any portion of Common Shares that the Company proposes to issue in an offering for cash in the future (other than shares to be issued to directors, officers, employees and consultants in connection with their service as such), pro rata in proportion to their ownership stake in the Company based on the amount of Common Shares they would own as if their respective 1.5 Lien Notes Warrants had been exercised immediately prior to such offering (such rights, the “Preemptive Rights”).

As a result of the Second Lien Term Loan Exchange, the Fairfax Term Loan was deemed repaid in full and the Exchange Term Loan was amended to eliminate substantially all of the covenants and events of default included therein. In connection with these transactions, we also amended our Amended and Restated Credit Agreement, dated as of July 31, 2013, as amended (the “EXCO Resources Credit Agreement”), to reduce the borrowing base thereunder to $150.0 million, permit the issuance of the 1.5 Lien Notes and 1.75 Lien Term Loans and modify certain financial covenants.

Under Section 312.03 of the NYSE Listed Company Manual, subject to certain exceptions, shareholder approval is a prerequisite to issuing our Common Shares when the issuance of such Common Shares would (i) exceed 20% of the Common Shares outstanding or 20% of the voting power outstanding immediately prior to such issuance, (ii) be issued to a director, officer or substantial shareholder of the Company or certain other related parties and would exceed 1% of the Common Shares outstanding or 1% of the voting power outstanding immediately prior to such issuance or (iii) result in a change of control of the Company.

The Company believes that the optionality provided by the ability of the Company to pay the interest owed under the 1.5 Lien Notes and the 1.75 Lien Term Loans in Common Shares will improve its liquidity and future cash flows. It is currently unclear how many Common Shares will be issued as a result of the payment-in-kind (“PIK”) feature of the 1.5 Lien Notes and the 1.75 Lien Term Loans, the amount of which will substantially depend on prevailing market conditions, available liquidity and the price per share of our Common Shares. By way of example, the Company would issue 362,594,328 Common Shares as interest payments on the 1.5 Lien Notes and 1.75 Lien Term Loans through the end of 2018, or approximately 128% of the current outstanding Common Shares, assuming that every interest payment is paid in Common Shares and that the Common Shares maintain a price per share equal to $0.57 (the closing price of our Common Shares as of April 5, 2017). Alternatively, if the Company makes PIK payments in its Common Shares on the 1.5 Lien Notes and 1.75 Lien Term Loans through the life of the 1.5 Lien Notes and 1.75 Lien Term Loans, the Company would issue 905,343,978 Common Shares, or approximately 319% of the current outstanding Common Shares, assuming that every interest payment is paid in Common Shares and that the Common Shares maintain a price per share equal to

$0.57 (the closing price of our Common Shares as of April 5, 2017). In addition, as part of the transaction fees related to the issuance of the 1.5 Lien Notes and the Second Lien Term Loan Exchange, we issued the Warrants representing the right to purchase an aggregate of up to 348,935,155 Common Shares (assuming a cash exercise), or 123% of the current outstanding Common Shares, at exercise prices ranging from $0.01 per share to $0.93 per share.

Certain related parties of our Board of Directors also directly or indirectly hold 1.5 Lien Notes, 1.75 Lien Term Loans and Warrants and were granted the Preemptive Rights, and it is anticipated that these related parties would receive Common Shares exceeding 1% of the current number of Common Shares outstanding if we utilize the PIK feature of the 1.5 Lien Notes and the 1.75 Lien Term Loans and/or if such related parties exercise all or a portion of their Warrants or exercise the Preemptive Rights in the event of future issuances of our Common Shares.

As a result of the foregoing, we are soliciting the approval of our shareholders to allow us, for purposes of Section 312.03 of the NYSE Listed Company Manual, to issue our Common Shares pursuant to the PIK feature of the 1.5 Lien Notes and the 1.75 Lien Term Loans and upon the exercise of the Warrants or the Preemptive Rights. For additional information, see “Proposal 2—NYSE Shareholder Approval Rules.”

What are the potential consequences of the failure to approve the Share Issuance Proposal?

As further described herein, the principal purpose of the Share Issuance Proposal and one of the principal purposes of the Reverse Share Split Proposal is to allow us to issue our Common Shares as PIK interest payments under the 1.5 Lien Notes and 1.75 Lien Term Loans and to provide us with a sufficient capacity of authorized Common Shares to allow the exercise of the Warrants. We believe that the optionality provided by the ability to make PIK interest payments on the 1.5 Lien Notes and 1.75 Lien Term Loans in our Common Shares is critical for improving our future cash flows and establishing structural liquidity. If we do not obtain approval of the Share Issuance Proposal, it could have the following consequences, each of which is explained in more detail herein:

•	the cash interest rate on the 1.5 Lien Notes will increase from 8% per annum to 15% per annum and the payment-in-kind interest rate on the 1.5 Lien Notes will increase from 11% per annum to 20%, and, as a result, the total annual cash interest expense on the 1.5 Lien Notes and 1.75 Lien Term Loans would increase from approximately $109.0 million to approximately $130.0 million;

•	we may not make PIK interest payments on the 1.5 Lien Notes and 1.75 Lien Term Loans in Common Shares, which could cause us to spend up to approximately $163.9 million of cash on interest payments on the 1.5 Lien Notes and 1.75 Lien Term Loans through the end of 2018;

•	we may not have sufficient liquidity to make cash interest payments on the 1.5 Lien Notes, 1.75 Lien Term Loans or our other indebtedness and we may be required to seek bankruptcy protection; and

•	we may adjourn the Annual Meeting to solicit additional votes in favor of the Share Issuance Proposal and we may hold subsequent special or annual meetings seeking approval of the Share Issuance Proposal, which would result in additional expenses incurred by us.

The failure to obtain the approval of the Share Issuance Proposal will not impact the issuance of the 1.5 Lien Notes and Warrants or the Second Lien Term Loan Exchange, all of which were completed on March 15, 2017. For additional information, see “Proposal 2—Risks Related to the Failure to Approve the Share Issuance Proposal.”

What is the anticipated dilutive effect of the issuance of Common Shares underlying the Warrants and as PIK interest payments under the 1.5 Lien Notes and the 1.75 Lien Term Loans?

The following table shows the dilutive effect of the issuance of Common Shares underlying the Warrants based on the number of Common Shares outstanding as of December 31, 2016 and assuming a cash exercise of the Warrants:

	Warrants (1)		Common shares (2)
Description	Exercise price	Outstanding amount (in thousands)	Par value	Outstanding amount (in thousands)
Amendment Fee Warrants	$0.01	19,883
Commitment Fee Warrants	$0.01	6,471
Financing Warrants	$0.93	322,581
Common shares, net of treasury shares			$0.001	282,974

(1)	The exercisability of the Warrants within this table is subject to conditions, including the approval of the Share Issuance Proposal and compliance with the Beneficial Ownership Limitation (as defined herein). The amount of actual Common Shares issued upon the exercise of the 1.5 Lien Notes Warrants could be significantly lower than the amount depicted in this table if the holder elects a cashless exercise.
(2)	The Common Shares within this table exclude the potential dilution attributable to the Common Shares that could be issued to pay interest on the 1.5 Lien Notes and 1.75 Lien Term Loans. If we elect to pay interest on the 1.5 Lien Notes and 1.75 Lien Term Loans solely in Common Shares, we would issue approximately 362,594,328 million Common Shares through 2018 assuming a constant share price equal to $0.57 (the closing price of our Common Shares as of April 5, 2017). Alternatively, if the Company makes PIK payments in its Common Shares on the 1.5 Lien Notes and 1.75 Lien Term Loans through the life of the 1.5 Lien Notes and 1.75 Lien Term Loans, the Company would issue 905,343,978 Common Shares, assuming that every interest payment is paid in Common Shares and that the Common Shares maintain a price per share equal to $0.57 (the closing price of our Common Shares as of April 5, 2017). The amount of Common Shares issued to pay interest on the 1.5 Lien Notes and 1.75 Lien Term Loans may significantly differ from this amount due to factors such as fluctuations in the price of our Common Shares and our decisions on the method of interest payments.

The ultimate impact of dilution will be substantially dependent on whether and to what extent we elect to make PIK interest payments on the 1.5 Lien Notes and 1.75 Lien Term Loans in our Common Shares and whether the holders of the Warrants elect to exercise such Warrants and the timing of any such exercises, which will depend on a number of factors, including prevailing market conditions, available liquidity and the price per share of our Common Shares.

What are the risks associated with the approval of the Share Issuance Proposal?

As described immediately above, the principal purpose of the Share Issuance Proposal is to allow us to issue our Common Shares as PIK interest payments under the 1.5 Lien Notes and 1.75 Lien Term Loans and to allow the exercise of the Warrants. Accordingly, if the Share Issuance Proposal is approved, we expect that we would begin making PIK interest payments under the 1.5 Lien Notes and 1.75 Lien Term Loans, which would have the following effects, among others:

•	our shareholders would experience substantial dilution;

•	the Warrants would become exercisable, including Commitment Fee Warrants representing the right to purchase an aggregate of up to 6,471,433 of our Common Shares (assuming a cash exercise) and Amendment Fee Warrants representing the right to purchase an aggregate of up to 19,883,077 of our Common Shares (assuming a cash exercise), in each case at an exercise price equal to $0.01 per Common Share;

•	the ownership of our Common Shares would become significantly concentrated; and

•	the issuance of our Common Shares as PIK payments and/or the exercise of the Warrants could cause us to undergo an ownership change for purposes of Section 382 of the Internal Revenue Code, which would limit our ability to use our net operating loss and other tax attribute carryovers.

What interests do the Company’s directors have in the Share Issuance Proposal?

Certain of the Company’s directors have interests in the Share Issuance Proposal that may be different from, or in addition to or in conflict with, yours. These interests include:

•	Samuel Mitchell, a member of our Board of Directors, serves as a Managing Director of Hamblin Watsa, the investment manager of Fairfax Financial Holdings Limited (“Fairfax Financial”), and certain affiliates of Fairfax Financial hold, directly or indirectly, $151.0 million in aggregate principal amount of 1.5 Lien Notes and $412.1 million in aggregate principal amount of 1.75 Lien Term Loans, as well as 1.5 Lien Notes Warrants representing the right to purchase an aggregate of up to 162,365,599 Common Shares (assuming a cash exercise) at an exercise price equal to $0.93 per share, Commitment Fee

Warrants representing the right to purchase an aggregate of up to 6,471,433 Common Shares (assuming a cash exercise) at an exercise price equal to $0.01 per share and Amendment Fee Warrants representing the right to purchase an aggregate of up to 19,412,035 Common Shares (assuming a cash exercise) at an exercise price equal to $0.01. These affiliates were also granted the Preemptive Rights in connection with the issuance of the 1.5 Lien Notes. Certain affiliates of Fairfax Financial are also the beneficial owners of approximately 9.7% of our Common Shares based on public filings with the SEC.

•	John Wilder, a member of our Board of Directors, serves as the sole manager and has the power to direct the affairs of Bluescape Energy Partners III GP LLC (“Bluescape”), which serves as the general partner of and directs Bluescape Energy Recapitalization and Restructuring Fund III LP (“Bluescape Fund”), the owner of Energy Strategic Advisory Services LLC (“ESAS”). ESAS holds $70.0 million in aggregate principal amount of 1.5 Lien Notes and $47.9 million in aggregate principal amount of 1.75 Lien Term Loans, as well as 1.5 Lien Notes Warrants representing the right to purchase an aggregate of up to 75,268,818 Common Shares (assuming a cash exercise) at an exercise price equal to $0.93 per share. ESAS was also granted the Preemptive Rights in connection with the issuance of the 1.5 Lien Notes and ESAS is the beneficial owner of approximately 6.5% of our Common Shares based on public filings with the SEC.

•	B. James Ford, a member of our Board of Directors, serves as a Senior Advisor of Oaktree Capital Management, LP (“Oaktree”). Certain affiliates of Oaktree hold, directly or indirectly, $39.5 million in aggregate principal amount of 1.5 Lien Notes, as well as 1.5 Lien Notes Warrants representing the right to purchase an aggregate of up to 42,473,119 Common Shares (assuming a cash exercise) at an exercise price equal to $0.93 per share. These affiliates were also granted the Preemptive Rights in connection with the issuance of the 1.5 Lien Notes. Certain affiliates of Oaktree are also the beneficial owners of approximately 10.9% of our Common Shares based on public filings with the SEC.

As a result of the respective relationships between these directors and entities that hold significant positions of 1.5 Lien Notes, 1.75 Lien Term Loans and Warrants, related parties of such directors may benefit from the acquisition of our Common Shares upon our election pay the interest due under the 1.5 Lien Notes or 1.75 Lien Term Loans in our Common Shares or from the exercise of the Warrants, each of which is dependent on the approval of the Share Issuance Proposal. These interests and arrangements may create actual or potential conflicts of interest between our directors and the interests of our shareholders generally.

Questions and Answers About the Reverse Share Split Proposal:

What is the purpose of the Reverse Share Split Proposal?

Our Common Shares are currently listed on the NYSE under the symbol “XCO.” The NYSE imposes certain minimum requirements on us for the continued listing of our Common Shares. Under NYSE rules, a listed company is below compliance standards if the average closing price of one of its listed securities falls below $1.00 per share over a consecutive 30 trading day period. On January 16, 2017, we were notified by the NYSE that the average closing price of our Common Shares over the prior 30 consecutive trading days was below $1.00 per share, and, as a result, we had six months to regain compliance with the NYSE continued listing standards or the NYSE would initiate procedures to suspend and delist the Common Shares. We believe that the Reverse Share Split will increase the trading price of our Common Shares to a level high enough to satisfy the NYSE average minimum closing price requirement for continued listing, and that the Reverse Share Split would be the most effective means available to avoid the delisting of our Common Shares. For additional information, see “Proposal 3—Reasons for the Reverse Share Split Proposal.”

What is the purpose of the Authorized Common Share Reduction?

If the Reverse Share Split Proposal is approved and our Board of Directors effects the Reverse Share Split, the total number of Common Shares that we are authorized to issue would be reduced based on one-fifth of the Reverse Share Split ratio. For example, if the Reverse Share Split Proposal is approved and our Board of Directors effects the Reverse Share Split at a ratio of 1-for-15, the total number of Common Shares that we are authorized to issue would be reduced at a ratio of 1-for-3, which would reduce our authorized Common Shares from 780.0 million to 260.0 million. If we were to further reduce our authorized Common Shares beyond the contemplated Authorized Common Share Reduction, we expect that the total number of Common Shares that we may issue as a result of the PIK feature of the 1.5 Lien Notes and the 1.75 Lien Term Loans and/or as a result of the exercise of the Warrants may exceed our total authorized Common Shares. For additional information, see “Proposal 3—Reasons for the Authorized Common Share Reduction.”

What will be the effect of the Reverse Share Split?

If the Reverse Share Split is effected, it will reduce the total number of issued and outstanding Common Shares, including shares held by the Company as treasury shares, by a Reverse Share Split ratio of between 1-for-10 and 1-for-20. Accordingly, each of our shareholders will own fewer Common Shares as a result of the Reverse Share Split. However, the Reverse Share Split will affect all shareholders uniformly and will not affect any shareholder’s percentage ownership interest in the Company, except to the extent that the Reverse Share Split would result in any shareholder receiving an additional Common Share as a result of rounding up a fractional Common Share. Therefore, voting rights and other rights and preferences of the holders of Common Shares will not be affected by the Reverse Share Split (other than as a result of the treatment of fractional shares). Common Shares issued pursuant to the Reverse Share Split will remain fully paid and nonassessable, and the par value per Common Share will remain $0.001.

What are the potential consequences of the failure to approve the Reverse Share Split Proposal?

If we do not obtain shareholder approval of the Reverse Shares Split Proposal:

•	our Common Shares may be delisted from trading on the NYSE, which could adversely affect the liquidity, marketability and price of our Common Shares and our ability to raise capital or pursue strategic restructuring, refinancing or other transactions on acceptable terms or at all;

•	we may not have sufficient authorized Common Shares to make PIK interest payments on the 1.5 Lien Notes and the 1.75 Lien Term Loans in our Common Shares, which could negatively affect our liquidity; and

•	we may not have sufficient authorized Common Shares to issue upon exercise of the Warrants.

What are the risks associated with the approval of the Reverse Share Split Proposal?

If the Reverse Share Split Proposal is approved and we effect the Reverse Share Split, it could have the following effects, among others:

•	the Reverse Share Split may not increase the price of our Common Shares over the long-term;

•	the effective increase in the total number of authorized Common Shares resulting from the Reverse Share Split may allow substantial future dilution and have anti-takeover effects;

•	the Reverse Share Split may decrease the liquidity of our Common Shares;

•	the Reverse Share Split may result in some shareholders owning “odd lots” that may be more difficult to sell or require greater transaction costs per share to sell; and

•	the Reverse Share Split may lead to a decrease in our overall market capitalization.

For additional information, see “Proposal 2—Risks Related to the Approval of the Share Issuance Proposal” and “Proposal 3— Risks Related to the Approval of the Reverse Share Split Proposal.”

If the Reverse Share Split Proposal is approved by the Company’s shareholders, is the Company required to effect the Reverse Share Split?

No. The Board of Directors has the sole authority to determine whether or not to effect the Reverse Share Split, even if the Reverse Share Split Proposal is approved by our shareholders. If the Reverse Share Split Proposal is approved by our shareholders, the Board of Directors will make a determination as to whether effecting the Reverse Share Split is in the best interests of the Company and our shareholders. In making its determination, the Board of Directors will consider, among other things:

•	whether effecting the Reverse Share Split is necessary to maintain the listing of the Common Shares on the NYSE;

•	whether effecting the Reverse Share Split is necessary to effectively increase the total number of authorized Common Shares to allow us to make PIK payments on the 1.5 Lien Notes and 1.75 Lien Term Loan in Common Shares or to allow the exercise of the Warrants;

•	the per share price of our Common Shares immediately prior to the Reverse Share Split;

•	the expected stability of the per share price of our Common Shares following the Reverse Share Split;

•	the likelihood that the Reverse Share Split will result in increased marketability and liquidity of our Common Shares;

•	prevailing market conditions;

•	general economic conditions in our industry; and

•	our market capitalization before and after the Reverse Share Split.

If our shareholders approve the Reverse Share Split Proposal and the Board of Directors decides to effect the Reverse Share Split, the Board of Directors will have the sole authority to determine the timing of filing the amendment to our Charter to effect the Reverse Share Split and the ratio of the Reverse Share Split within the Range.

When will the Reverse Share Split become effective?

If the Reverse Share Split Proposal is approved by our shareholders, the Reverse Share Split will become effective upon the filing of the amendment to our Charter with the Secretary of State of the State of Texas and after giving at least ten calendar days’ notice to the NYSE of the anticipated effective date of the Reverse Share Split. However, notwithstanding approval of the Reverse Share Split Proposal by our shareholders, the Board of Directors will have the sole authority to elect whether or not and when to amend our Charter to effect the Reverse Share Split.

How will fractional shares resulting from the Reverse Share Split be treated?

We do not intend to issue fractional shares in connection with the Reverse Share Split. To the extent the Reverse Share Split would result in a shareholder owning a fractional Common Share, such fractional share will be rounded up to the nearest whole Common Share.

How will the Reverse Share Split impact the voting rights of shareholders?

The Reverse Share Split will affect all of our shareholders uniformly and will not change any shareholder’s percentage ownership interest in the Company, except to the extent that the Reverse Share Split would result in the rounding up of fractional shares.

Questions and Answers About Voting Requirements at the Annual Meeting:

What percentage of the vote is required to approve the election of each director nominee?

Assuming the presence of a quorum, the seven director nominees who receive the most votes from the holders of the Common Shares for their election will be elected (i.e., the affirmative vote by the holders of a plurality of the Common Shares voting at the Annual Meeting is required for the election of the director nominees). However, pursuant to the Company’s Corporate Governance Guidelines, in an uncontested election of directors, any director nominee who has a greater number of votes “withheld” from his or her election than votes “for” such election, is required to promptly tender his or her resignation to the Board of Directors following certification of the shareholder vote. The nominating and corporate governance committee of the Board of Directors or, alternatively, a committee of the independent directors of the Board of Directors (which will specifically exclude any director who is required to offer his own resignation), shall recommend to the Board of Directors whether to accept the resignation offer. The Board of Directors will consider and act on the recommendation and will publicly disclose its decision with regard to any resignation offered under these circumstances, including, if applicable, the reasons for rejecting the offered resignation.

What percentage of the vote is required to approve the Share Issuance Proposal?

Pursuant to Section 312.07 of the NYSE Listed Company Manual, the affirmative vote by a majority of the votes cast by the holders of our outstanding Common Shares is required to approve the Share Issuance Proposal.

What percentage of the vote is required to approve the Reverse Share Split Proposal?

Pursuant to Section 21.364 of the Texas Business Organizations Code (“TBOC”), the affirmative vote of the holders of at least two-thirds of the outstanding Common Shares entitled to vote on the subject matter at the Annual Meeting is required to approve the Reverse Share Split Proposal.

What percentage of the vote is required to approve the Say on Pay Proposal?

The affirmative vote of the holders of a majority of the Common Shares present, in person or by proxy, and entitled to vote on the subject matter at the Annual Meeting is required to approve the Say on Pay Proposal. This is a non-binding advisory vote.

What percentage of the vote is required to approve the Say on Frequency Proposal?

The affirmative vote of the holders of a majority of the Common Shares present, in person or by proxy, and entitled to vote on the subject matter at the Annual Meeting is required to approve the Say on Frequency Proposal. This is a non-binding advisory vote.

What percentage of the vote is required to approve the Ratification Proposal?

The affirmative vote of the holders of a majority of the Common Shares present, in person or by proxy, and entitled to vote on the subject matter at the Annual Meeting is required to approve the Ratification Proposal.

What percentage of the vote is required to approve the Adjournment Proposal?

The affirmative vote of the holders of a majority of the Common Shares present, in person or by proxy, and entitled to vote on the subject matter at the Annual Meeting is required to approve the Adjournment Proposal.

Is any proposal conditioned upon the approval of another proposal?

No, none of the proposals presented at the Annual Meeting are conditioned upon the approval of any other proposal.

Questions and Answers About the Procedures of the Annual Meeting:

What is a proxy?

A proxy is another person that you legally designate to vote your Common Shares. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card.

What is a proxy statement?

It is a document that we are required to give you in accordance with regulations of the Securities and Exchange Commission (the “SEC”) when we ask you to sign a proxy card to vote your Common Shares at the Annual Meeting.

What is the record date and what does it mean?

The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting is the close of business on                 , 2017 (the “Record Date”). The Record Date is established by the Board of Directors as required by Texas law. On the Record Date,              Common Shares were issued and outstanding.

Who is entitled to vote at the Annual Meeting?

Subject to the limitations set forth below, only shareholders at the close of business on the Record Date may vote at the Annual Meeting.

What is “householding” and how does it affect me?

With respect to eligible shareholders who share a single address, we are sending only one proxy statement to that address unless we received instructions to the contrary from any shareholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a shareholder of record residing at such address wishes to receive a separate proxy statement in the future, he or she may contact EXCO Resources, Inc. at 12377 Merit Drive, Suite 1700, Dallas, Texas 75251, Attn: Secretary or call (214) 368-2084 and ask for investor relations. Eligible shareholders of record receiving multiple copies of our proxy statement can request householding by contacting us in the same manner. Shareholders who own shares through a bank, broker or other nominee can request householding by contacting such nominee.

We hereby undertake to deliver promptly, upon written or oral request, a copy of the proxy statement to a shareholder at a shared address to which a single copy of the document was delivered. Requests should be directed to the address or phone number set forth above.

SEC rules permit companies to send you a notice that proxy materials are available on the Internet, instead of mailing you a complete set of materials. In the future, the Company may choose to distribute proxy materials in this manner.

What should I do if I receive more than one set of voting materials?

Despite our efforts related to householding, you may receive more than one set of proxy materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your Common Shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Common Shares. Similarly, if you are a shareholder of record and hold Common Shares in a brokerage account, you will receive a proxy card and a voting instruction card. Please complete, sign, date and return each proxy card and voting instruction card that you receive to ensure that all your Common Shares are voted.

What are the voting rights of the shareholders?

Each holder of Common Shares is entitled to one vote per Common Share on all matters to be acted upon at the Annual Meeting. Neither the Company’s Amended and Restated Certificate of Formation, as amended, nor its Third Amended and Restated Bylaws allow for cumulative voting rights.

The presence, in person, by a duly authorized representative in the case of a corporation or other legal entity, or through representation by proxy, of the holders of a majority of the combined voting power of the issued and outstanding Common Shares entitled to vote at the Annual Meeting (including abstentions and broker non-votes) is necessary to constitute a quorum to transact business. If a quorum is not present or represented at the Annual Meeting, the shareholders entitled to vote thereat, present in person or represented by proxy, may adjourn the Annual Meeting from time to time without notice or other announcement until a quorum is present or represented.

What is the difference between a shareholder of record and a “street name” holder?

If your Common Shares are registered directly in your name with Continental Stock Transfer & Trust Company, the Company’s transfer agent (the “Transfer Agent”), you are considered the shareholder of record with respect to those Common Shares. The proxy statement and proxy card have been sent directly to you by the Company.

If your Common Shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of these Common Shares, and your Common Shares are held in “street name.” The proxy statement and proxy card have been forwarded to you by your broker, bank or nominee who is considered, with respect to those Common Shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your Common Shares by using the voting instructions included in the mailing or by following such nominee’s instructions for voting by telephone or the Internet.

What is a broker non-vote?

Under the rules of the New York Stock Exchange (“NYSE”), brokers who hold shares on behalf of beneficial owners have the authority to vote on certain proposals when they have not received instructions from the beneficial owners. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item under the rules of the NYSE and has not received voting instructions from the beneficial owner. Your broker has discretionary authority to vote your Common Shares with respect to the Ratification Proposal and the Reverse Share Split Proposal. Your broker does not have discretionary authority to vote your Common Shares with respect to the election of directors, the Share Issuance Proposal, the Say on Pay Proposal, the Say on Frequency Proposal or the Adjournment Proposal in the absence of specific instructions from you.

How do I vote my Common Shares?

If you are a record holder, you may vote your Common Shares at the Annual Meeting in person or by proxy. To vote in person, you must attend the Annual Meeting and obtain and submit a ballot. The ballot will be provided at the meeting. To vote by proxy, you must do one of the following:

•	USE THE TOLL-FREE NUMBER shown on your proxy card to vote by telephone;

•	VISIT THE WEBSITE shown on your proxy card to vote via the Internet; or

•	MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope.

The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow you to vote your Common Shares and to confirm that your instructions have been properly recorded. Please refer to your proxy card or the information forwarded by your bank, broker or other nominee to see which options are available to you. The proxy card is fairly simple to complete, with specific instructions right on the card. By completing and submitting it, you will direct the designated persons (known as “proxies”) to vote your Common Shares at the Annual Meeting in accordance with your instructions. The Board of Directors has appointed Harold L. Hickey, Harold H. Jameson, Tyler S. Farquharson and Heather Lamparter to serve as the proxies for the Annual Meeting.

Your proxy card will be valid only if you mark, sign, date and return it before the Annual Meeting. If you complete all of the proxy card except the voting instructions, then the designated proxies will vote your Common Shares “for” the election of the nominated directors, “for” the Share Issuance Proposal, “for” the Reverse Share Split Proposal, “for” the Say on Pay Proposal, “1 year” on the Say on Frequency Proposal, “for” the Ratification Proposal and “for” the Adjournment Proposal. We do not anticipate that any nominee for election to the Board of Directors will be unable to serve or that any other matters will come before the Annual Meeting, but if a nominee is unable to serve, or if any other matters properly come before the meeting, then the designated proxies will vote your shares in accordance with applicable law and their discretion.

If your Common Shares are held in “street name,” in addition to the proxy solicitation materials we have provided to the street name holder, the street name holder should provide its own request for voting instructions. By completing the voting instruction card, you may direct your street name holder how to vote your Common Shares. Alternatively, if you want to vote your street name shares at the Annual Meeting, you must contact your broker directly in order to obtain a proxy issued to you by your street name holder. Note that a broker letter that identifies you as a shareholder is not the same as a nominee-issued proxy. If you fail to bring a nominee-issued proxy to the Annual Meeting, you will not be able to vote your street name Common Shares at the Annual Meeting.

If you are a Company employee participating in the Company 401(k) plan, then you may be receiving this material because of the Common Shares held for your account in the plan. In that case, you may use the enclosed proxy card to instruct the plan trustees how to vote the Common Shares. The trustees will vote the Common Shares in accordance with your instructions and the terms of the plan. The plan trustees may vote the Common Shares held for you even if you do not direct them how to vote. The trustees will vote any Common Shares for which they do not receive instructions in the same proportion as they vote the Common Shares for which they do receive instructions.

Can I vote my Common Shares in person at the Annual Meeting?

Yes. If you are a shareholder of record, you may vote your Common Shares at the Annual Meeting by completing a ballot at the meeting. However, if your Common Shares are held in “street name,” you may vote your Common Shares in person only if you obtain a nominee-issued proxy from your broker or nominee giving you the right to vote the Common Shares.

Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

What are my choices when voting?

In the election of directors, shareholders may vote for all director nominees or may withhold their votes as to one or more director nominees. Shareholders may vote “for,” “against” or abstain from voting with respect to each of the Share Issuance Proposal, the Reverse Share Split Proposal, the Say on Pay Proposal, the Ratification Proposal and the Adjournment Proposal. Shareholders may vote for “1 year,” “2 years,” “3 years” or abstain from voting with respect to the Say on Frequency Proposal.

What if I do not specify how I want my Common Shares voted?

If you return a signed proxy card and do not specify on your proxy card (or when giving your proxy by telephone or over the Internet) how you want to vote your Common Shares, your Common Shares will be voted FOR the election of each director nominee, the Share Issuance Proposal, the Reverse Share Split Proposal, the Say on Pay Proposal, “1 year” on the Say on Frequency Proposal, the Ratification Proposal and the Adjournment Proposal.

Can I change my vote?

Yes. You may revoke your proxy at any time by any of the following means:

•	Attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not by itself revoke a proxy. You must vote your Common Shares at the meeting to revoke your proxy. If your Common Shares are held in “street name,” you will need a nominee-issued proxy from your broker to vote your Common Shares at the meeting.

•	Completing and submitting a new valid proxy bearing a later date by Internet, telephone or mail.

•	Giving written notice of revocation to the Company addressed to Heather Lamparter, Vice President, General Counsel and Secretary, at the Company’s address above, which notice must be received before noon local time on , 2017.

How are votes withheld, abstentions and broker non-votes treated?

Abstentions or votes withheld are included in the determination of the number of Common Shares present for determining a quorum for all proposals. Votes withheld will have no effect with respect to the election of directors except that if a director nominee in an uncontested election receives a greater number of votes “withheld” than votes “for” his election, the nominee will be required to tender his resignation to the Board of Directors for consideration in accordance with the voting policy in the Company’s Corporate Governance Guidelines, which is described under “—What percentage of the vote is required to approve the election of each director nominee?” and “Election of Directors (Proposal 1).” An abstention will have no effect on the election of directors but will have the same effect as a vote cast against the Share Issuance Proposal, the Reverse Share Split Proposal, the Say on Pay Proposal, the Say on Frequency Proposal, the Ratification Proposal and the Adjournment Proposal.

Broker non-votes are included in the determination of the number of Common Shares present for determining a quorum at the meeting. Broker non-votes will have no effect on the election of directors, the Share Issuance Proposal, the Say on Pay Proposal, the Say on Frequency Proposal or the Adjournment Proposal. Broker non-votes are not applicable to the Ratification Proposal or the Reverse Share Split Proposal.

Who are the proxy solicitors, what are the solicitation expenses and who pays the cost of this proxy solicitation?

Our Board of Directors is asking for your proxy, and we will pay all of the costs of asking for shareholder proxies. We have hired D.F. King & Co., Inc. (“D.F. King”) to help us send out the proxy materials and to solicit proxies. D.F. King has agreed to provide us with consulting and analytic services and solicitation services for banks, brokers, institutional investors and individual shareholders. D.F. King’s fee for these services is $15,000, plus reimbursement of reasonable out-of-pocket expenses, including telephone calls. We have agreed to indemnify D.F. King against certain liabilities and expenses, including liabilities under the federal securities laws. We can ask for proxies through the mail or personally by telephone or the Internet. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation materials to the beneficial owners of Common Shares. We may use officers and employees of the Company to ask for proxies, as described below.

Do I have any dissenters’ or appraisal rights with respect to any of the matters to be voted on at the Annual Meeting?

No. Texas law does not provide shareholders any dissenters’ or appraisal rights with respect to the matters to be voted on at the Annual Meeting.

Is this proxy statement the only way that proxies are being solicited?

No. In addition to the solicitation of proxies by use of the mail, officers and employees of the Company may solicit the return of proxies by mail, telephone, facsimile or e-mail or through personal contact. These officers and employees will not receive additional compensation but will be reimbursed for out-of-pocket expenses. Brokerage houses and other custodians, nominees and fiduciaries, in connection with Common Shares registered in their names, will be requested to forward solicitation materials to the beneficial owners of Common Shares.

Are there any other matters to be acted upon at the Annual Meeting?

Management does not intend to present any business for a vote at the Annual Meeting other than the matters set forth in the Notice and has no information that others will do so. If other matters requiring a vote of the shareholders properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with applicable law and their discretion on such matters.

Where can I find voting results?

The Company expects to publish the voting results in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting.

Who can help answer my questions?

The information provided above in this “Question and Answer” format is for your convenience only and is merely a summary of the information contained in this proxy statement. We urge you to carefully read this entire proxy statement and the documents we refer to in this proxy statement. If you have any questions, or need additional materials, please feel free to call our proxy solicitor, D.F. King, toll-free at (800) 714-3305.

ELECTION OF DIRECTORS

(Proposal 1)

The Board of Directors is currently comprised of seven directors. The Board of Directors has nominated seven directors for election at the Annual Meeting by the shareholders (the “Director Nominees”).

Pursuant to a letter agreement that the Company entered into with funds managed by Oaktree (such Oaktree managed funds, the “Oaktree Funds”) in March 2007, Oaktree has the right to nominate one director for election at any annual meeting of shareholders, provided that Oaktree’s nomination right is contingent upon Oaktree beneficially owning at least 10,000,000 Common Shares. As of the Record Date, Oaktree owned in excess of 10,000,000 Common Shares. As a result, Mr. Ford has been nominated by Oaktree, as well as by our Board of Directors, for election at the Annual Meeting.

Pursuant to a letter agreement that the Company entered into with ESAS in September 2015, ESAS has the right to nominate one director for election, which shall be Mr. Wilder, at any annual or special meeting of shareholders held for the purpose of electing directors until September 8, 2019. As a result, Mr. Wilder has been nominated by ESAS, as well as by our Board of Directors, for election at the Annual Meeting.

Set forth below are the seven Director Nominees to be elected by the shareholders to serve until the Annual Meeting of Shareholders in 2018 or until their respective successors have been duly elected and qualified. Shareholders will be unable to vote the proxies mailed with this proxy statement for more than seven persons.

Vote Required

To be elected as a director, each Director Nominee must receive a plurality of the votes cast by the shareholders entitled to vote for the election of directors. However, pursuant to the Company’s Corporate Governance Guidelines, in an uncontested election of directors, any Director Nominee who has a greater number of votes “withheld” from his election than votes “for” such election (a “Majority Withheld Vote”) is required to promptly tender his resignation from the Board of Directors following certification of the shareholder vote. The nominating and corporate governance committee will consider the resignation offer and recommend to the Board of Directors whether to accept such resignation. However, if each member of the nominating and corporate governance committee received a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote shall appoint a committee amongst themselves and recommend to the Board of Directors whether to accept such resignation. Further, if the only directors who did not receive a Majority Withheld Vote in the same election constitute two or fewer directors, all directors may participate in the action regarding whether to accept the resignation offers. The Board of Directors will act upon a recommendation within 90 days following certification of the shareholder vote and will promptly disclose its decision whether to accept a director’s resignation offer (and, if applicable, the reasons for rejecting the resignation offer) in a press release. Should any Director Nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election, in his or her stead, of any other person the Board of Directors may nominate or designate. Each Director Nominee has expressed his intention to serve the entire term for which election is sought.

Directors and Nominees

The following table sets forth the name, age and positions of each Director Nominee, each of whom is currently serving on our Board of Directors:

Name	Age	Position
B. James Ford	48	Director
Anthony R. Horton (1)(2)(3)	56	Director
Randall E. King (1)(2)	62	Director
Samuel A. Mitchell	73	Director
Robert L. Stillwell (1)(2)(3)	80	Director
Stephen J. Toy (1)(2)(3)	44	Director
C. John Wilder	59	Director; Executive Chairman of the Board of Directors

(1)	Member of the audit committee.

(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.

The biographies of the Director Nominees, each of whom is currently serving on our Board of Directors, are as follows:

B. James Ford became one of our directors in December 2007. Mr. Ford has been a Senior Advisor of Oaktree since 2016. Prior thereto, Mr. Ford was Managing Director and Portfolio Manager of Oaktree’s Global Principal Group where he was responsible for overseeing all activities of the Global Principal Group, including investment commitments and approvals, client relations and administrative and personnel-related matters. Mr. Ford joined Oaktree in 1996, and was involved in sourcing and executing a number of the firm’s most significant investments and led the group’s efforts in the media and energy sectors prior to being named a portfolio manager in 2006. Mr. Ford has worked extensively with a variety of Oaktree portfolio companies, including serving on the Boards of Directors of Dial Global, Inc., Contango Oil & Gas Company, Townsquare Media, Inc. and Crimson Exploration Inc. (prior to its merger with Contango Oil & Gas Company), as well as numerous private companies. Mr. Ford earned a B.A. in Economics from the University of California at Los Angeles and an M.B.A. from the Stanford University Graduate School of Business. He serves as an active member of the Board of the Children’s Bureau and the Advisory Council of the Stanford Graduate School of Business. Through his role at Oaktree and his service as a director of multiple public and private companies, Mr. Ford brings to our Board of Directors investment and financial experience, experience analyzing risks and strategy of energy investments, and guidance regarding corporate governance matters.

Anthony R. Horton became one of our directors in February 2017. Mr. Horton has been Chief Financial Officer and Executive Vice President of Energy Future Holdings Corp. since October 3, 2016. Prior to then, Mr. Horton served as Senior Vice President and Treasurer of Energy Future Holdings Corp. since April, 2004 and also served as its Assistant Secretary since May 2006. Mr. Horton also currently serves as an officer of several subsidiaries of Energy Future Holdings Corp., including serving as Senior Vice President and Treasurer at Energy Future Competitive Holdings Company LLC, Treasurer and Assistant Secretary at TXU Competitive Energy Holding Company LLC and Senior Vice President and Treasurer of Energy Future Intermediate Holding Company LLC. In addition, Mr. Horton has also served on the board of directors of several private companies. Mr. Horton holds a B.B.A. in Management and Economics from the University of Texas at Arlington and a Masters of Professional Accounting and Finance from the University of Texas at Arlington and Dallas. Professional certifications include CPA, CFA, CMA, and CFM. Mr. Horton’s substantial experience in finance and management provides him with unique insights regarding business strategy, leadership, marketing and strategic transactions.

Randall E. King became one of our directors in March 2017. Mr. King is a founding member and Managing Partner of Anderson King Energy Consultants, LLC (“AK”). Prior to forming AK in 2012, Mr. King was a Managing Director for Bank of America Merrill Lynch’s oil and gas divestiture business and supervised a team of professionals based in Houston. Mr. King joined Petrie Parkman at its founding in 1989 and was extensively involved in closing over $65 billion of transactions at the firm. His experience includes advising clients on over 130 divestitures with Petrie Parkman, as well as numerous acquisition, merger, fairness opinion, and restructuring assignments for public and private companies of all sizes. He has a long history of working with the public and private upstream independent sector in providing liquidity options and strategic transaction services. A registered petroleum engineer, Mr. King is a former Vice President of Netherland, Sewell & Associates, an engineering consulting firm based in Dallas, Texas. Prior to joining Netherland Sewell in 1981, Mr. King held several management and engineering positions with Exxon Company U.S.A.’s production and corporate planning departments. His experience in the oil and gas industry includes a heavy emphasis on reservoir engineering and reserve and economic evaluation of oil and gas properties. Mr. King received his B.S. (honors) in Petroleum Engineering from the University of Alabama. Mr. King is an active member of the Society of Petroleum Evaluation Engineers.

Samuel A. Mitchell became one of our directors in June 2013. Mr. Mitchell has served as a director of Overstock.com, Inc. since October 2010. Mr. Mitchell was formerly a director of International Coal Group, Inc. from 2006 until its acquisition in 2011. Since 2004, Mr. Mitchell has been a Managing Director of Hamblin Watsa, the investment manager of Fairfax Financial, a Toronto-based property and casualty insurance holding company. Hamblin Watsa is responsible for managing the investments of Fairfax Financial. From 2005 to 2007, Mr. Mitchell was a director of Odyssey Re Holdings Corp., a majority-owned subsidiary of Fairfax Financial that is an underwriter of property and casualty treaty and facultative reinsurance. Prior to joining Hamblin Watsa, Mr. Mitchell was Managing Director and co-founder in 1993 of Marshfield Associates, a Washington, D.C.-based investment counsel firm. Mr. Mitchell also has experience in the healthcare industry, having served as a Director of Research and Federal Relations for the Federation of American Health Systems from 1983 to 1993, and as Director of Research for the Health Industry Manufacturers Association from 1977 to 1981. In 1973, he co-founded Research from Washington, which advised large institutional investors on the outlook and economic impact of legislation and federal government initiatives. Mr. Mitchell started his career in 1968 with the Washington, D.C.-based investment counsel firm, Davidge and Co. He has a B.A. from Harvard College and an M.B.A. from Harvard Business School. Mr. Mitchell’s experience as Managing Director of Hamblin Watsa, and his four decades of business experience provide him with extensive investment, capital markets and financial experience as well as important insights into financial reporting, oversight and Board functions.

Robert L. Stillwell became one of our directors in October 2005. Mr. Stillwell served as the General Counsel of BP Capital, L.P., Mesa Water, Inc. and affiliated companies engaged in the petroleum business from 2001 until he retired in March 2013. Mr. Stillwell was a lawyer and Senior Partner at Baker Botts LLP in Houston, Texas from 1961 to 2001. He also served as a director of Mesa Petroleum Co. and Pioneer Natural Resources Company from 1969 to 2001. Mr. Stillwell’s background and experience provide him with extensive knowledge of the oil and natural gas industry as well as significant legal experience and important insights into corporate governance, executive compensation and board functions.

Stephen J. Toy became one of our directors in March 2017. Mr. Toy currently serves as the Senior Managing Director and Co-Head of WL Ross. He is also Chairman of the Investment Committee of WL Ross and a member of WL Ross’ Management Committee. Mr. Toy is one of the founding members of WL Ross and has been involved in all phases of the firm’s development since its formation. Over the last nineteen years, Mr. Toy has been responsible for the execution of investments in the automotive, media, telecommunication, banking, railcar leasing and building materials sectors. Mr. Toy currently serves on the board of directors for Amalgamated Bank, Compagnie Europeenne de Wagons, International Automotive Components Group, Permian Basin Materials LLC and Plascar Participacoes SA. From 1996 to 2000, he worked in the Mergers & Acquisitions and Corporate Restructuring Group of Rothschild Inc. and from 1994 to 1996 he worked in the Public Finance Group at O’Brien Partners Inc. Mr. Toy graduated summa cum laude with a B.S. in Business Administration in 1994 from the State University of New York at Albany.

C. John Wilder became one of our directors and Executive Chairman of the Board of Directors in September 2015. Mr. Wilder is also the Executive Chairman and member of Investment Committee of three investment vehicles: (i) Bluescape; (ii) Parallel Resource Partners; (iii) and Bluescape Energy Partners. Mr. Wilder serves on the boards of directors of several portfolio companies.

Mr. Wilder started in the energy business in Texas over 35 years ago with the Royal Dutch/Shell Group, where he rose to the position of chief executive officer of Shell Capital in London. Thereafter, in executive roles at TXU Corp. and Entergy Corporation, Mr. Wilder spearheaded the industry’s two most successful total financial and operational turnarounds. For his achievements at TXU, the Harvard Business Review named Mr. Wilder twice as one of the Best-Performing CEOs in the World, ranking 24th among 2,000 CEOs from publicly traded companies in 33 countries in 2010 and 74th among 3,143 CEOs, from publicly traded companies in 50+ countries in 2013. No other United States’ power company executive was honored in either of these rankings. During Mr. Wilder’s leadership, TXU delivered 65% annualized returns to shareholders and ranked 5th best among the S&P 500. Mr. Wilder was named Ten Best CEOs in America by Institutional Investor in 2004 and was named Best CEO and CFO in the Electric Power Sector by Institutional Investor in all the years he was in the power industry. Mr. Wilder is a Trustee of Texas Health Resources and is a past member of the National Petroleum Council, a Secretary of Energy Appointment.

A native of Missouri, Mr. Wilder graduated magna cum laude from Southeast Missouri State University with a bachelor’s degree in business administration, and he has received the university’s Distinguished Alumni Award. He earned a master’s degree in business administration from the University of Texas.

THE BOARD OF DIRECTORS RECOMMENDS THAT

SHAREHOLDERS VOTE “FOR” EACH DIRECTOR NOMINEE

FOR ELECTION TO THE BOARD OF DIRECTORS.

Board Committees and Meetings

Our Board of Directors has an audit committee, a compensation committee and a nominating and corporate governance committee.

Audit Committee. The audit committee of our Board of Directors recommends the appointment of our independent registered public accountants, reviews our internal accounting procedures and financial statements and consults with and reviews the services provided by our independent registered public accountants, including the results and scope of their audit. The audit committee is currently comprised of Messrs. Stillwell (chair), Horton, King and Toy, each of whom is independent within the meaning of applicable SEC and NYSE rules. During 2016, Jeffrey D. Benjamin and Jeffrey S. Serota also served as members of our audit committee, but ceased to serve on the audit committee following their refusal, at the Company’s request, to stand for reelection to the Board of Directors at our Annual Meeting of Shareholders for 2016 (the “2016 Annual Meeting”). Wilbur L. Ross also served as a member of the audit committee during 2016, but resigned from our Board of Directors and each of its committees upon the confirmation of his appointment as the U.S. Secretary of Commerce on February 28, 2017. In addition, B. James Ford served as a member of the audit committee during 2016 but resigned as a member of the audit committee on March 30, 2017 following a determination by the Board of Directors that Mr. Ford was no longer independent. The Board of Directors has designated Mr. Horton as an audit committee financial expert, as currently defined under the SEC rules implementing the Sarbanes-Oxley Act of 2002. See “—Corporate Governance—Director Independence.” We believe that the composition and functioning of our audit committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, as amended, as well as NYSE and SEC rules and regulations. The audit committee held 5 meetings during the fiscal year ended December 31, 2016.

The audit committee operates under a formal charter adopted by the Board of Directors that governs its duties and conduct. Copies of the charter can be obtained free of charge from the Company’s website at www.excoresources.com or by contacting us at the address appearing on the first page of this proxy statement to the attention of Secretary or by telephone at (214) 368-2084.

Compensation Committee. The compensation committee of our Board of Directors reviews and recommends to our Board of Directors the compensation and benefits for all of our executive officers, administers our stock plans and establishes and reviews general policies relating to compensation and benefits for our employees. The compensation committee is currently comprised of Messrs. Stillwell (chair), Horton, King and Toy, each of whom is independent within the meaning of applicable NYSE rules. Messrs. Benjamin and Serota also served as members of the compensation committee during 2016, but ceased to serve on the compensation committee following their refusal, at the Company’s request, to stand for reelection to the Board of Directors at the 2016 Annual Meeting. Mr. Ross also served as a member of the compensation committee during 2016, but resigned from our Board of Directors and each of its committees upon the confirmation of his appointment as the U.S. Secretary of Commerce on February 28, 2017. In addition, Mr. Ford served as a member of the compensation committee during 2016 but resigned as a member of the compensation committee on March 30, 2017 following a determination by the Board of Directors that Mr. Ford was no longer independent.

During 2016, each director who served on the compensation committee other than Mr. Ross was a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Mr. Ross recused himself from equity compensation decisions related to any insiders during 2016. Each member of the compensation committee is also an “outside director” as defined for purposes of 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). See “—Corporate Governance—Director Independence.” We believe that the composition and functioning of our compensation committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, as well as NYSE and SEC rules and regulations. The compensation committee held 2 meetings during the fiscal year ended December 31, 2016.

The compensation committee operates under a formal charter adopted by the Board of Directors that governs its duties and conduct. Copies of the charter can be obtained free of charge from the Company’s website at www.excoresources.com or by contacting us at the address appearing on the first page of this proxy statement to the attention of Secretary or by telephone at (214) 368-2084.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee of our Board of Directors is responsible for:

•	reviewing the appropriate size, function and needs of the Board of Directors;

•	developing the Board of Directors’ policy regarding tenure and retirement of directors;

•	establishing criteria for evaluating and selecting new members of the Board of Directors, subject to the Board of Directors’ approval thereof;

•	identifying and recommending to the Board of Directors for approval individuals qualified to become members of the Board of Directors, consistent with criteria established by the committee and by the Board of Directors;

•	overseeing the evaluation of management and the Board of Directors; and

•	monitoring and making recommendations to the Board of Directors on matters relating to corporate governance.

The nominating and corporate governance committee currently consists of Messrs. Stillwell (chair), Horton and Toy, each of whom is independent within the meaning of applicable NYSE rules. During 2016, Messrs. Benjamin and Serota also served as members of our nominating and corporate governance committee, but ceased to serve on the nominating and corporate governance committee following their refusal, at the Company’s request, to stand for reelection to the Board of Directors at 2016 Annual Meeting. Mr. Ross also served as a member of the nominating and corporate governance committee during 2016, but resigned from our Board of Directors and each of its committees upon the confirmation of his appointment as the U.S. Secretary of Commerce on February 28, 2017. In addition, Mr. Ford served as a member of the nominating and corporate governance committee during 2016 but resigned as a member of the nominating and corporate governance committee on March 30, 2017 following a determination by the Board of Directors that Mr. Ford was no longer independent. We believe that the composition and functioning of our nominating and corporate governance committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, as well as NYSE and SEC rules and regulations. See “Corporate Governance—Director Independence.” The nominating and corporate governance committee held 2 meetings during the fiscal year ended December 31, 2016.

The nominating and corporate governance committee operates under a formal charter adopted by the Board of Directors that governs its duties and conduct. Copies of the charter can be obtained free of charge from the Company’s website at www.excoresources.com or by contacting us at the address appearing on the first page of this proxy statement to the attention of Secretary or by telephone at (214) 368-2084.

Special Committee. In May 2016, our Board of Directors formed a special committee of the Board of Directors (the “Special Committee”) to, among other things, assess our operating and financial situation and to evaluate, develop and recommend one or more strategic alternatives. The Special Committee originally consisted of three members of our Board of Directors, Messrs. Benjamin, Serota and Stillwell, but has consisted solely of Mr. Stillwell since the conclusion of the 2016 Annual Meeting where Messrs. Benjamin and Serota refused, at the Company’s request, to stand for reelection. On January 24, 2017, our Board of Directors reformed the Special Committee and appointed Mr. Stillwell, as the only member of the Board of Directors that was expected to be disinterested with respect to the offering of the 1.5 Lien Notes and the Second Lien Term Loan Exchange, as the sole member of the Special Committee. The Board of Directors reformed the Special Committee for the purpose of reviewing, evaluating, negotiating, recommending to the Board of Directors and ultimately approving or rejecting the offering of the 1.5 Lien Notes and Second Lien Term Loan Exchange or any alternative transactions. Following the closing of the 1.5 Lien Notes offering and the Second Lien Term Loan Exchange, on March 30, 2017, our Board of Directors determined that the Special Committee had fulfilled its purpose and dissolved the Special Committee.

Technical Committee. In March 2017, our Board of Directors formed a technical committee of the Board of Directors (the “Technical Committee”) to assist the Company in fulfilling its responsibilities with respect to the oil and natural gas reserve evaluation process and the public disclosure of reserves data. The Technical Committee consists of Mr. Wilder and Mr. King, with Mr. King serving as Chairman of the Technical Committee.

Board of Directors. The Board of Directors held 8 meetings during the fiscal year ended December 31, 2016. During 2016, each director attended 75% or more of the aggregate number of meetings held by the Board of Directors and the committees of the Board of Directors on which such director served, if any, during the period for which such person served as a director. We have a policy that encourages all directors to attend the Company’s Annual Meeting of Shareholders. The Company held the 2016 Annual Meeting on May 19, 2016 and the 2016 Annual Meeting concluded on concluded on May 23, 2016. Of the members of our Board of Directors that were standing for reelection at the time of the 2016 Annual Meeting, only one member of the Board of Directors, C. John Wilder, attended the 2016 Annual Meeting.

Report of the Audit Committee

The following is the report of the audit committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2016, which includes the consolidated balance sheets of the Company as of December 31, 2016 and December 31, 2015, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2016, and the notes thereto. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed with the SEC” or subject to the liabilities of Section 18 of the Exchange Act nor shall such information be incorporated by reference into any future filing under the Securities Act, or the Exchange Act except to the extent that the Company specifically incorporates it by reference into such filing.

Review and Discussions with Management.

The audit committee has reviewed and discussed the Company’s audited financial statements with management.

Review and Discussions with Independent Registered Public Accounting Firm.

Pursuant to the terms of the audit committee’s charter, the audit committee meets as often as it determines, but no less than once per fiscal quarter. The audit committee has discussed with KPMG LLP the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board.

The audit committee has also received written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the audit committee concerning independence and has discussed with KPMG LLP their independence from the Company. The audit committee has also reviewed and discussed the selection, application and disclosure of the critical accounting policies of the Company with KPMG LLP.

Based on the review and discussions referred to above, the audit committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

AUDIT COMMITTEE*

Robert L. Stillwell (Chairman)

B. James Ford**

Anthony R. Horton

*	Mr. Ross resigned from our Board of Directors and each of its committees on February 28, 2017 in connection with his appointment as the U.S. Secretary of Commerce. Mr. Ross did not participate in the review and discussions concerning, or the recommendation to include, the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. Mr. Toy was appointed as a member of our Board of Directors and as a member of the audit committee effective March 1, 2017. Mr. Toy participated in the audit committee meeting related to the inclusion of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, but did not participate in the review and discussions concerning, or the recommendation to include, such audited financial statements. Mr. King was appointed as a member of our Board of Directors and as a member of the audit committee effective March 29, 2017. Mr. King did not participate in the review and discussions concerning, or the recommendation to include, the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016
**	Mr. Ford resigned as a member of the audit committee on March 30, 2017. Prior to his resignation from the audit committee, Mr. Ford participated in the review and discussions concerning, and the recommendation to include, the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Director Compensation

The following table provides compensation information for the year ended December 31, 2016 for each non-employee member of our Board of Directors:

2016 FISCAL YEAR DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Share Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jeffrey D. Benjamin (2)	39,560	140,000	—	—	—	—	179,560
B. James Ford	57,720	140,000	—	—	—	—	197,720
Samuel A. Mitchell	40,000	140,000	—	—	—	—	180,000
Wilbur L. Ross, Jr.	52,720	140,000	—	—	—	—	192,720
Jeffrey S. Serota (3)	21,758	140,000	—	—	—	—	161,758
Robert L. Stillwell (4)	329,176	140,000	—	—	—	—	469,176
C. John Wilder	40,000	140,000	—	—	—	—	180,000

(1)	This column provides the aggregate grant date fair value of restricted shares issued to each non-employee director in 2016 in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718—Compensation—Stock Compensation (“ASC 718”), with the exception that the amount shown assumes no forfeitures. Assumptions used in the calculation of these amounts are included in “Note 2. Summary of significant accounting policies—Equity-based compensation” and “Note 11. Equity-based compensation” to our audited financial statements for the fiscal year ended December 31, 2016 included in our Annual Report on Form 10-K filed with the SEC on March 16, 2017. Pursuant to the policies of Oaktree, Mr. Ford must hold these restricted shares on behalf of and for the sole benefit of Oaktree and has assigned all economic, pecuniary and voting rights to Oaktree.
(2)	Includes fees earned for service on our audit committee, compensation committee and nominating and corporate governance committee. Mr. Benjamin refused, at the Company’s request, to stand for reelection at the 2016 Annual Meeting, which concluded on May 23, 2016. Does not include fees for service on the Special Committee, which were not eligible to be paid prior to June 1, 2016.
(3)	Includes fees earned for service on our audit committee, compensation committee and nominating and corporate governance committee. Mr. Serota refused, at the Company’s request, to stand for reelection at the 2016 Annual Meeting, which concluded on May 23, 2016. Does not include fees for service on the Special Committee, which were not eligible to be paid prior to June 1, 2016.
(4)	Includes fees for services on our audit committee, compensation committee, nominating and corporate governance committee and Special Committee. Mr. Stillwell became entitled to receive additional fees as a member of the Special Committee beginning on June 1, 2016.

Our compensation package for our non-employee directors consists of two components: (i) retainer fees, which, at the election of a non-employee director, may be paid in cash, our Common Shares or a combination of cash and Common Shares, and (ii) automatic annual grants of restricted shares.

Retainer Fees and Director Plan. Our non-employee directors were paid an annual retainer of $40,000 in 2016. The chairs of our compensation committee and nominating and corporate governance committee were each entitled to receive an additional $10,000 annually in 2016 and the chair of the audit committee was entitled to receive an additional $50,000 annually in 2016. Beginning on June 1, 2016, the sole member of our Special Committee became entitled to receive an additional $35,000 monthly. Each non-chair member of our compensation committee, nominating and corporate governance committee and audit committee was paid an additional $5,000 in 2016. We pay no additional remuneration to our employees serving as directors. All directors, including our employee directors (if any), are reimbursed for reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors and committee meetings. The Board of Directors has not made any changes to director compensation for fiscal 2017, except that, in connection with the formation of the Technical Committee, the Board of Directors determined that each member of the Technical Committee would be paid an additional $5,000 annually for 2017 and that the chair of the Technical Committee would be entitled to receive an additional $10,000 annually for 2017, in each case prorated for periods of partial service.

The Amended and Restated 2007 Director Plan (as amended, the “Director Plan”) permits non-employee directors who receive fees for their service on the Board of Directors and its committees to make an annual election to receive their fees (i) entirely in cash, (ii) 50% in cash and 50% in our Common Shares or (iii) entirely in our Common Shares. All of the members of our Board of Directors elected to receive cash for their service during 2016. All director fees are paid on a quarterly basis. Payments in the form of our Common Shares are issued as of the payment date, which is the first business day following the end of the fiscal quarter, at the closing price of our Common Shares on the NYSE on that date.

The Director Plan also permits a non-employee director to defer the payment of his or her director fees (employee directors do not receive fees in their capacity as directors). A director may defer the payment of director fees, whether payable in the form of cash or our Common Shares, to (i) a specified date, (ii) his or her termination of service, (iii) the occurrence of a change of control or (iv) the earlier of two or more of those events. This deferral satisfies the requirements of Section 409A of the Code.

Restricted Share Grants. On November 3, 2016, each of our non-employee directors received an automatic annual grant of a number of restricted shares having an aggregate total fair market value of $140,000, or 142,610 shares as of November 3, 2016, pursuant to the Director Plan and the EXCO Resources, Inc. Amended and Restated 2005 Long-Term Incentive Plan (the “Incentive Plan”).

Pursuant to the Director Plan, future automatic annual grants of restricted shares will be made on the second trading day after the press release containing the Company’s third quarter earnings is issued. Such restricted shares will vest on the first anniversary of the date of grant or automatically upon a change in control as defined in the Incentive Plan. However, no shares granted under the Director Plan will vest, and the shares that would otherwise have vested will be forfeited, in any fiscal year in which a director attends less than 75% of the Board of Directors meetings held for that fiscal year. In the event a director ceases to serve as a director for any reason, such director’s unvested restricted shares will be forfeited.

Corporate Governance

The Company, with the oversight of the Board of Directors and its committees, operates within a comprehensive plan of corporate governance for the purpose of defining independence, assigning responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. The Company regularly monitors developments in the area of corporate governance.

Director Independence

The standards relied upon by the Board of Directors in affirmatively determining whether a director is “independent” in compliance with the rules of the NYSE are comprised, in part, of those objective standards set forth in NYSE rules. In addition, no director will qualify as “independent” unless the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with us). The following commercial or charitable relationships, although not exclusive, will not be considered to be material relationships that would impair a director’s independence: (a) the director is an executive officer or owns beneficially or of record more than a ten percent equity interest of another company that does business with us or our subsidiaries and the annual sales to, or purchases from, us or our subsidiaries are less than five percent of the annual revenues of the company for which he or she serves as an executive officer; (b) the director is an executive officer or owns beneficially or of record more than a ten percent equity interest of another company which is indebted to us or our subsidiaries, or to which we or our subsidiaries are indebted, and the total amount of either company’s indebtedness to the other is less than five percent of the total consolidated assets of the company for which he or she serves as an executive officer; and (c) the director serves as an officer, director or trustee of a charitable organization, and our discretionary charitable contributions to the organization are less than five percent of that organization’s total annual charitable receipts. Any automatic matching by us of employee charitable contributions will not be included in the amount of our contributions for this purpose.

The Board of Directors, in applying the above-referenced standards, has affirmatively determined that our current “independent” directors are Anthony R. Horton, Randall E. King, Stephen J. Toy and Robert L. Stillwell. As part of the Board of Directors’ process in making such determination, each such director provided written assurances that (a) all of the above-cited objective criteria for independence are satisfied and (b) he has no other “material relationship” with us that could interfere with his ability to exercise independent judgment.

In determining that the directors above are “independent,” the Board of Directors considered the transactions, relationships and arrangements described in our prior proxy statements and in this proxy statement under the headings “—Transactions with Related Persons,” “—Directors and Nominees” and “Other Relationships with the Company.”

Director Meetings

The Company’s directors held two formal regular meetings independent from management during the year ended December 31, 2016. Mr. Wilder acted as chairman at the meetings of the Board of Directors.

Director Nomination Policy

The Company has a standing nominating and corporate governance committee consisting entirely of independent directors. Each Director Nominee was recommended to the Board of Directors by the nominating and corporate governance committee for selection.

Although we have no formal policy regarding shareholder nominees, the nominating and corporate governance committee will consider all proposed nominees for the Board of Directors, including those put forward by shareholders in accordance with the procedures set forth in our Third Amended and Restated Bylaws, which require the nominating shareholder to provide timely written notice, including specific information regarding the proposed director, information regarding the nominating shareholder’s ownership of our securities and certain written representations, as described more fully in the Third Amended and Restated Bylaws. In making its recommendations to the Board of Directors, the nominating and corporate governance committee considers, at a minimum, a candidate’s qualification as “independent” under the various standards applicable to the Board of Directors and each of its committees, as well as a candidate’s depth of experience, availability and potential contributions to the diversity of the Board of Directors. The Board of Directors defines diversity as differences of viewpoint, professional experience, education and skills such as a candidate’s range of experience serving on other public company boards, the balance of the business interest and experience of the candidate as compared to the incumbent or other nominated directors, and the ability to fulfill a need for any particular expertise on the Board of Directors or one of its committees. The nominating and corporate governance committee endeavors to consider candidates who represent a mix of backgrounds, diversity of race/ethnicity, gender, age, skills and experiences that enhance the quality of the deliberations and decisions of the Board of Directors, in the context of the perceived needs of the structure of the Board of Directors at that point in time. The Company’s policy against discrimination based on race, gender, ethnicity or other classification applies to the nominating and corporate governance committee’s search for and evaluation of candidates. With respect to incumbent members of the Board of Directors, the committee also considers the performance of each incumbent director. Candidates may come to the attention of the nominating and corporate governance committee from current directors, shareholders, officers or other sources, and the committee reviews all candidates in the same manner regardless of the source of the recommendation. The Board of Directors and the nominating and corporate governance committee aim to assemble a diverse group of candidates and believe that no single criterion such as gender or minority status is determinative in obtaining diversity on the Board of Directors.

Board Leadership Structure

The Board of Directors is committed to promoting effective, independent governance of the Company. The Board of Directors believes it is in the best interests of the shareholders and the Company for the Board of Directors to have the flexibility to select the best director to serve as chairman at any given time, regardless of whether that director is an independent director or the chief executive officer. Consequently, our Corporate Governance Guidelines allow the Board of Directors to determine whether to separate or combine the roles of the chairman and chief executive officer. To help ensure the independence of the Board of Directors from the chairman and chief executive officer, if the chairman is also a member of our management, our Corporate Governance Guidelines require the non-management directors to appoint a lead independent director.

Executive Chairman. On September 8, 2015, in connection with the closing of the transactions contemplated by our services and investment agreement with ESAS, we appointed Mr. Wilder as one of our directors and amended and restated our bylaws to establish the position of Executive Chairman of the Board of Directors and appoint Mr. Wilder to such role. Our amended and restated bylaws provide that the Executive Chairman of the Board of Directors may be elected annually and the individual serving in such role shall not have any additional rights, duties or obligations by virtue of such role. In addition, our amended and restated bylaws provide that we will not elect a Chairman of the Board of Directors so long as there is an Executive Chairman of the Board of Directors in office.

Pursuant to our nomination letter agreement with ESAS, ESAS has agreed to cause Mr. Wilder to serve as our Executive Chairman of the Board of Directors until September 8, 2019, subject to Mr. Wilder continuing to serve as a member of our Board of Directors during such time and certain other limitations. Mr. Wilder was selected to serve as a director and the Executive Chairman of the Board of Directors due to his substantial leadership experience with companies in the exploration and production industry and his experience as a senior executive (including Chief Executive Officer) of two electric utilities. Mr. Wilder is also currently Executive Chairman of Bluescape, Parallel Resource Partners and Bluescape Energy Partners and serves on the boards of directors of several portfolio companies.

Lead Independent Director. If in the future the Board of Directors appoints a chairman that is also a member of our management, our non-management directors will appoint a lead independent director. The primary role of the lead independent director would be to ensure independent leadership of the Board of Directors. The lead independent director would have frequent contact with the Executive Chairman of the Board of Directors or Chairman of the Board of Directors, as applicable, the chief executive officer and the other members of our senior management throughout the year. As provided in our Corporate Governance Guidelines, the responsibilities of the lead independent director would be to chair the executive sessions of the independent directors, to facilitate communication among the non-management and independent directors and to act as a liaison between the non-management and independent directors and the chief executive officer. The lead independent director may also perform such other roles and responsibilities as may be assigned by the nominating and corporate governance committee or the full Board of Directors.

The Board of Directors determined not to designate a lead independent director because Mr. Wilder’s role as Executive Chairman of the Board of Directors is independent from management and involves the same responsibilities as a lead independent director.

Risk Oversight

Our Enterprise Risk Management effort consists of oversight carried out by our audit committee, a management-led Risk Management Committee and various other initiatives carried out by our senior management, each of which is described in more detail below.

Our corporate risk assessment initiative is currently led by our Chief Accounting Officer and was formerly led by our Director of Internal Audit. The corporate risk assessment initiative aims to identify, monitor and remediate business risks. This initiative includes members of the Company’s senior management team who meet periodically with our Chief Accounting Officer to discuss risks and the progress towards remediating those risks. The Chief Accounting Officer provides a report to the audit committee on a periodic basis regarding this initiative and the specific risks being discussed.

We have also implemented an Enterprise Risk Management initiative that supplements the corporate risk assessment initiative. Senior management and the Chief Accounting Officer periodically report to the Board of Directors on this initiative.

We have also formed a Risk Management Committee, which is comprised of our senior management team, to execute oversight responsibilities across the principal areas of corporate credit and risk management. These responsibilities include reviewing and assessing risk with respect to (i) our physical commodity purchase and sale arrangements/counterparties (including end-user contract exposures), transportation and gathering contracts (including firm transportation commitments) and purchase of third party natural gas for resale by us, (ii) our derivative contracts and counterparties, (iii) material corporate purchase commitments (e.g., rig commitments, tubular goods commitments), vendor exposure/concentration and joint interest billing obligations owed by non-operators, and (iv) other risks identified from time to time by the committee. This committee meets on a regular basis.

Senior management regularly meets to monitor the Company’s cash balances and upcoming cash funding requirements on a regular basis.

The Board of Directors is responsible for the oversight of our entire Enterprise Risk Management effort, while risks related to accounting and financial matters are the primary responsibility of the audit committee and risks related to executive compensation matters are the primary responsibility of the compensation committee. The periodic risk management initiative reports provided by the Chief Accounting Officer and various officers allow the Board of Directors and its committees to stay abreast of the risks identified by management and management’s efforts to remediate and control risk, and provide the Board of Directors with opportunities to discuss risk matters with management on a regular basis. In addition, the Board of Directors leverages the multi-faceted experience and backgrounds of individual board members to probe risk areas and issues with management during Board of Directors meetings.

Codes of Business Conduct and Ethics

We have adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethics, and a Code of Ethics for the Chief Executive Officer and Senior Financial Officers. Copies of the codes can be obtained free of charge from our website, www.excoresources.com, or by contacting us at the address appearing on the first page of this proxy statement to the attention of Secretary or by telephone at (214) 368-2084. We intend to post any amendments to, or waivers from, our Code of Ethics that apply to our chief executive officer or senior financial officers on our website at www.excoresources.com.

Communication with the Board of Directors

Any shareholder or other interested party who desires to make his or her concerns known to an individual director, a committee of the Board of Directors or the entire Board of Directors may do so by mail to: Board of Directors of EXCO Resources, Inc. at 12377 Merit Dr., Suite 1700, Dallas, Texas 75251. The Company’s Secretary shall forward all communications, other than communications that are not properly directed or are frivolous, to the director, specific committee, non-management director or directors, or the entire Board of Directors, as requested in the communications.

Any communications to the Company from one of the Company’s officers or directors will not be considered “shareholder communications.” Communications to the Company from one of the Company’s employees or agents will only be considered “shareholder communications” if they are made solely in such employee’s or agent’s capacity as a shareholder. Any shareholder proposal submitted pursuant to Rule 14a-8 promulgated under the Exchange Act will not be viewed as “shareholder communications.”

Executive Officers

The following table sets forth certain information with respect to our current executive officers.

Name	Age	Position
Harold L. Hickey	61	Chief Executive Officer and President
Harold H. Jameson	49	Vice President and Chief Operating Officer
Tyler S. Farquharson	34	Vice President, Chief Financial Officer and Treasurer

Harold L. Hickey became our Chief Executive Officer in March 2015 and President in February 2013. Mr. Hickey previously served as Chief Operating Officer from October 2005 until March 2015. From October 2005 until February 2013, Mr. Hickey served as our Vice President and from January 2004 until October 2005, Mr. Hickey served as President of our wholly owned subsidiary, North Coast Energy, Inc. Mr. Hickey was our Production and Asset Manager from February 2001 to January 2004. From April 2000 until he joined us, Mr. Hickey was Chief Operating Officer of Inca Natural Resources Group, L.P., an independent oil and natural gas exploration company. Prior to that, Mr. Hickey worked at Mobil Oil Corporation from 1979 to March 2000. Mr. Hickey received a B.S. in Chemical Engineering from Louisiana State University in 1978.

Harold H. Jameson became our Chief Operating Officer on April 17, 2015. Mr. Jameson most recently served as our Vice President of Development and Production with primary responsibilities including the Company’s horizontal shale development drilling programs in the Haynesville, Eagle Ford and Marcellus assets. Mr. Jameson has served in a Vice President role since March 2011. From August 2008 until March 2011, Mr. Jameson served as General Manager of our East Texas/North Louisiana area with primary responsibility for our Haynesville/Bossier shale horizontal development. Prior to the Haynesville/Bossier shale project, Mr. Jameson served as General Manager of our Vernon Field project. Prior to joining EXCO in April 2007, Mr. Jameson was employed at Anadarko Petroleum Corporation from 1991 to 2007, and during his career he has had multiple responsibilities in technical or leadership roles including asset management, drilling and completions, production engineering, reservoir engineering, economic evaluations and field development in U.S. onshore and international projects. Mr. Jameson received a B.S. in Petroleum Engineering from Texas Tech University in 1991.

Tyler S. Farquharson became our Vice President, Chief Financial Officer and Treasurer on February 1, 2017. Mr. Farquharson previously served as our acting Chief Financial Officer and Treasurer since October 2016 and our Vice President of Strategic Planning since August 2016. Prior to this, Mr. Farquharson served in various roles with the Company and most recently as our Strategic Analysis and Financial Planning Director. Mr. Farquharson joined the Company in August 2005 as a Financial Analyst. He received his Bachelor’s degree in Finance from the University of Kansas in 2005.

Compensation Discussion and Analysis

Executive Summary

Named Executive Officers. For purposes of disclosure in this proxy statement, the “Named Executive Officers” for the year ended December 31, 2016 include the following persons:

•	Harold L. Hickey, our Chief Executive Officer and President and principal executive officer;

•	Harold H. Jameson, our Vice President and Chief Operating Officer;

•	Tyler S. Farquharson, Vice President, Chief Financial Officer and Treasurer and principal financial officer (1);

•	Christopher C. Peracchi, our former Vice President, acting Chief Financial Officer and Treasurer and principal financial officer during the year ended December 31, 2016 (1);

•	Richard A. Burnett, our former Vice President and Chief Financial Officer and principal financial officer during the year ended December 31, 2016 (1); and

•	William L. Boeing, our former Vice President, General Counsel and Secretary (2).

(1)	Mr. Burnett served as our Vice President and Chief Financial Officer and principal financial officer until August 22, 2016. Effective upon Mr. Burnett’s departure, Mr. Peracchi was appointed as our Vice President, acting Chief Financial Officer and Treasurer and assumed the duties of principal financial officer. Effective November 2, 2016, Mr. Peracchi resigned from his positions with us and Mr. Farquharson was appointed as our Vice President of Strategic Planning, acting Chief Financial Officer and Treasurer and assumed the duties of principal financial officer, and effective February 1, 2017, Mr. Farquharson was appointed as our Vice President, Chief Financial Officer and Treasurer.
(2)	Mr. Boeing served as our Vice President, General Counsel and Secretary until April 15, 2016. Following his resignation on April 15, 2016, Mr. Boeing provided consulting services to us through the end of 2016.

General Philosophy. We believe that the most effective compensation program is one that is designed to reward all of our employees, including but not limited to, our Named Executive Officers, for the achievement of our short-term and long-term strategic goals using a pay for performance system that ultimately drives toward the achievement of increased total shareholder return. Through this strategy, we seek to closely align the interests of our Named Executive Officers with the interests of our shareholders. Our Named Executive Officers’ total compensation is comprised of a mix of base salary, performance-based cash bonus, long-term incentive compensation, retirement and other benefits and perquisites and other personal benefits intended to fulfill these objectives.

Our compensation committee annually reviews our executive compensation program to determine what changes should be made to the individual components of the program in order to fulfill our objectives. Our compensation committee has taken several significant steps to align our executive compensation program with these objectives over the past several years, including the following:

•	Conducting an annual review of base salary and cash bonuses (during the first fiscal quarter) and adopting annual management incentive plans (beginning in 2013) that award annual cash bonuses and fully-vested restricted shares based on a combination of the Company’s achievement of performance-based metrics and the compensation committee’s discretion.

•	Conducting an annual review of equity compensation awards and making an annual grant of equity awards with a combination of time-based and performance-based vesting conditions (e.g., share price and total shareholder return).

2016 Business Overview. Our primary strategy focuses on the exploitation and development of our shale resource plays and the pursuit of leasing and acquisition opportunities. We plan to carry out this strategy by executing on a strategic plan that incorporates the following three core objectives: (i) restructuring the balance sheet to enhance our capital structure and extend structural liquidity; (ii) transforming ourselves into the lowest cost producer; and (iii) optimizing and repositioning our portfolio.

In 2016, as a result of the depressed commodity price environment, we significantly limited our development activities in order to preserve cash to make interest payments on our outstanding indebtedness. As a result, our results of operations were negatively impacted and our liquidity has remained severely constrained. In order to improve our liquidity, we completed a number of significant transactions in 2016, including the following:

•	On August 24, 2016, we completed a cash tender offer for our outstanding senior unsecured notes (“Tender Offer”) which resulted in the repurchase of an aggregate of $101.3 million in principal amount of our 8.5% senior unsecured notes due April 15, 2022 (“2022 Notes”) for an aggregate purchase price of $40.0 million.

•	During 2016, through the Tender Offer and a series of open market purchases, we repurchased an aggregate of $26.4 million and $152.7 million in principal amount of our 7.5% senior unsecured notes due September 15, 2018 (“2018 Notes”) and 2022 Notes, respectively, with an aggregate of $53.3 million in cash. These repurchases resulted in net gains on extinguishment of debt of $119.5 million for the year ended December 31, 2016.

•	In conjunction with the Tender Offer, we successfully completed a consent solicitation to amend the indenture governing our 2022 Notes, which amended the indenture to, among other things, amend the definition of “Credit Facilities” to include debt securities as a permitted form of additional secured indebtedness, in addition to the term loans and other credit facilities previously permitted.

•	We executed a series of certain non-core asset divestitures for an aggregate of $14.3 million in cash. The asset retirement obligations related to the divested wells was $32.6 million as of December 31, 2016.

•	We implemented several initiatives to further reduce general and administrative costs and lease operating costs, including a decrease in total employee headcount across the portfolio of approximately 40% since December 31, 2015 and approximately 70% since December 31, 2014, which have resulted in significant decreases in general and administrative expenses compared to prior years.

Our Named Executive Officers were instrumental in arranging and carrying out each of these transactions. As a result of these transactions, we significantly reduced our outstanding debt.

Key Compensation Decisions in 2016. We believe that our compensation for Named Executive Officers for fiscal year 2016 was consistent with the objectives of our compensation philosophy and with our performance, and was also consistent with the purposes of retaining and incentivizing our Named Executive Officers. The key compensation actions taken with respect to our Named Executive Officers in 2016 are summarized below:

•	On April 20, 2016, our Board of Directors adopted the 2016 Management Incentive Plan (the “2016 Management Incentive Plan”) that provides officers with performance-based bonus awards payable seventy-five percent (75%) in cash and twenty-five percent (25%) in fully-vested restricted shares. The 2016 Management Incentive Plan divides participants in two tier levels, consisting of “Tier 1” participants and “Tier 2” participants, and provides for performance-based metrics that determine the amount of an award allocated to each participant as further described below.

•	On July 1, 2016, the compensation committee (i) approved a form of performance-based share unit award agreement under the Incentive Plan and the performance criteria for grants of performance share units (“PSUs”) subject to performance-based vesting conditions and (ii) granted performance-based PSUs to our Named Executive Officers.

Consistency with Compensation Objectives. We believe that the compensation decisions in 2016 were consistent with the objectives of our compensation philosophy because:

•	We continue to model our executive compensation incentives toward achieving long-term equity growth by using significant vesting conditions, including conditions tied to our future share price, to reward and retain our Named Executive Officers for contributions to the Company’s long-term performance and value.

•	Cash and equity awards for Named Executive Officers and other officers under the 2016 Management Incentive Plan are tied to the achievement of several key performance-based metrics.

Overview of Compensation Program

The compensation committee of our Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy. The compensation committee reviews and recommends to our Board of Directors the compensation and benefits for our executive officers, administers our stock plans and assists with the establishment of general policies relating to compensation and benefits for all of our employees. The compensation committee seeks to ensure that the total compensation paid to our officers is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to our executive officers are similar to those provided to our other officers and managers.

The following discussion summarizes in more detail our executive compensation program, including our compensation objectives and philosophies, the processes and sources of input that are considered in determining compensation for our Named Executive Officers and an analysis of the compensation paid to or earned by our Named Executive Officers in 2016.

Compensation Philosophy and Objectives

We believe that the most effective compensation program is one that is designed to reward all of our employees, not just executives, for the achievement of our short-term and long-term strategic goals.

When establishing total compensation for our Named Executive Officers, our compensation committee has the following objectives:

•	to attract, retain and motivate highly qualified and experienced individuals;

•	to ensure that a significant portion of their total compensation is “at risk” in the form of equity compensation;

•	to ensure annual cash bonus payouts for Named Executive Officers and other officers are tied to the achievement of several key performance-based metrics; and

•	to offer competitive compensation packages that are consistent with our core values.

Over past year, our focus has been to carry out our business strategy by executing on a strategic plan that incorporates the following three core objectives: (i) restructuring the balance sheet to enhance our capital structure and extend structural liquidity; (ii) transforming ourselves into the lowest cost producer; and (iii) optimizing and repositioning our portfolio. As part of this strategy, we have, among other things, significantly reduced our headcount which has resulted in substantial decreases in general and administrative expenses compared to prior years. We believe our remaining workforce is highly skilled and integral to the execution of our corporate strategy, particularly during the current depressed commodity price environment.

In 2016, we implemented the use of performance-based PSUs that can be settled in cash and/or Common Shares at the sole discretion of the Company. These PSUs represent a non-equity unit with a conversion value equal to the fair market value of our Common Shares on the date of vesting. Under these PSU award agreements, we may elect to (i) convert vested PSUs into a cash payment in an aggregate amount equal to the number of vested PSUs multiplied by the fair market value of our Common Shares as of the vesting date, (ii) convert vested PSUs into the number of whole Common Shares equal to the number of vested PSUs (up to a maximum of 2,000,000 Common Shares per employee) or (iii) convert vested PSUs into some combination thereof. We also continued our philosophy of using restricted shares with significant time and performance-based vesting conditions as an incentive for our officers, including our Named Executive Officers, and our other selected employees primarily because we believe:

•	restricted share awards, performance-based restricted share units (“RSUs”) and performance-based PSUs help ensure that a significant portion of selected employees’ total compensation is “at risk”;

•	restricted share awards, performance-based RSUs and performance-based PSUs are designed to allow selected employees to acquire a direct ownership interest in us over time and therefore be fully aligned with our shareholders;

•	restricted share awards, performance-based RSUs and performance-based PSUs with vesting conditions tied to the price of our Common Shares align the interest of our officers with our shareholders;

•	restricted share awards are designed to be less vulnerable than stock options to volatility in our Common Share price, which is often impacted by volatile swings in the price of natural gas, and therefore serve as a more meaningful long-term retention vehicle even if the price of our Common Shares decreases in the short-term; and

•	based on market data provided by our outside compensation consultant, awarding restricted shares, performance-based RSUs and performance-based PSUs would allow the Company to offer similar incentives to those companies with whom we compete for skilled talent since most of the companies in our peer group issue restricted shares, RSUs or PSUs as part of their executive compensation incentives.

During 2016, our compensation committee awarded time-based restricted share awards, fully-vested restricted share awards and performance-based PSUs to our Named Executive Officers. The performance-based PSUs are structured to incentivize our Named Executive Officers to maximize the long-term value of our Common Shares, with the number of PSUs vesting being determined based on our total shareholder return during the period from the date of grant to the first and third anniversary of the date of grant. The performance-based PSUs only vest and convert into a cash payment, Common Shares or a combination thereof if our percentile rank within a peer group established by the compensation committee equals or exceeds 40% during the measurement period. For additional information concerning these awards, see “Executive Compensation Components—Long-Term Incentive Compensation—Performance Share Units.”

Role of Executive Officers in Compensation Decisions

Our Board of Directors has delegated authority to the compensation committee to make all compensation decisions for our executive officers and approve all grants of equity awards to our executive officers and certain other selected officers. The compensation committee annually reviews the performance of our Chief Executive Officer. In addition, our Chief Executive Officer has historically reviewed the performance of each other executive officer on an annual basis. The conclusions and recommendations based on these reviews, including with respect to salary adjustments and annual bonus award amounts, are determined by the compensation committee. The compensation committee may exercise its discretion in modifying any recommended adjustments or awards to our executives and has the final authority to establish the compensation packages for our executive officers. The compensation committee may delegate authority and responsibilities to subcommittees, as long as such subcommittees consist of not less than two members.

Setting Executive Compensation

Outside Consulting Firm. The compensation committee engaged Frederic Cook beginning in 2013 to conduct annual reviews of our total compensation program for our Named Executive Officers, as well as for other key executives. The compensation committee selected Frederic Cook to provide these services based on, among other things, Frederic Cook’s reputation, substantial insight and experience with executive compensation programs in our industry.

Independence of Consulting Firm. The compensation committee annually reviews the performance, independence and related fees paid to executive compensation consultants and has concluded that our current compensation consultant, Frederic Cook, is independent. During 2016, the Company paid Frederic Cook $59,425 in fees for its executive compensation consulting services.

Peer Group. In making compensation decisions, the compensation committee compares each element of total compensation against a peer group of publicly-traded oil and natural gas companies with similar operations and revenue. The peer group consists of companies against which the compensation committee believes we compete for talent and for shareholder investment. Our peer group in 2016 consisted of the following companies: Bill Barrett Corporation; Carrizo Oil & Gas, Inc.; Comstock Resources Inc.; Laredo Petroleum, Inc.; Magnum Hunter Resources Corporation; Oasis Petroleum Inc.; PDC Energy, Inc.; Penn Virginia Corporation; SandRidge Energy, Inc.; Stone Energy Corporation; Swift Energy Company; Ultra Petroleum Corporation and W&T Offshore, Inc.

In comparing the Company’s executive compensation levels to those of its peer group, the compensation committee looked at base salary, cash incentives, other compensation (which includes restricted shares, RSUs, PSUs, stock options, other types of equity compensation, pensions and perquisites), and total compensation for 2015 (the most recent year for which information regarding the peer group’s executive compensation was publicly available).

Total Direct Compensation. We compete with many larger companies for top executive-level talent. Our compensation committee took into consideration a number of factors when setting and determining the total direct compensation (base salary, cash bonus and the value of the individual’s equity awards granted during that year) for our Named Executive Officers in 2016, including exercise prices for existing stock options and the vesting periods for previously issued restricted share awards, RSUs and PSUs. Although our compensation committee does not identify specific target ranges for the total direct compensation of each Named Executive Officer, the compensation committee generally sets total direct compensation for our Named Executive Officers between the market median and the seventy-fifth percentile of compensation paid to similarly situated executives of the companies comprising the peer group. The compensation committee determined that the level of 2016 total direct compensation for our Named Executive Officers was appropriate based on an analysis of our peer group’s total direct compensation and other market data that our compensation committee deemed relevant.

A significant percentage of total compensation for our Named Executive Officers is allocated to equity awards as a result of our compensation philosophy described above. Restricted share awards, RSUs and PSUs with significant vesting and other conditions are aimed at ensuring that those executives remain with the Company and are incentivized over a long-term horizon to maximize shareholder value. In addition, the compensation committee considers the Company’s historical burn rate when determining what restricted share awards, performance-based RSUs and performance-based PSUs are appropriate. The Company’s three-year average burn rate (using Institutional Shareholder Services’ methodology and including PSUs that can be settled in cash or common shares but excluding PSUs that must be settled in cash) was approximately 3.0%.

There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation for our executive officers. Rather, the compensation committee relies on each committee member’s knowledge and experience as well as information provided by management and the outside consultant to determine the appropriate level and mix of compensation.

Executive Compensation Components

Our executive compensation program consists of various elements of compensation that are intended to work together to provide total compensation that attracts, retains and motivates highly qualified and experienced individuals, ensures that a significant portion of their total compensation is “at risk” in the form of equity compensation and that such compensation represents a competitive compensation package that is consistent with our core values. For the fiscal year ended December 31, 2016, the principal components of compensation for Named Executive Officers were:

•	base salary;

•	performance-based cash bonus and restricted share awards under the 2016 Management Incentive Plan;

•	long-term incentive compensation;

•	retirement and other benefits; and

•	perquisites and other personal benefits.

Base Salary

We provide Named Executive Officers with a base salary to compensate them for services rendered during the fiscal year. Base salary ranges for Named Executive Officers are determined for each executive based on his position and responsibility by using market and other data that our compensation committee deems relevant.

During its review of base salaries for executives, the compensation committee primarily considers:

•	market data provided by our outside consultant;

•	internal review of the executive’s compensation, both individually and relative to other officers;

•	individual performance of the executive;

•	performance of the executive’s department or functional unit;

•	our operational performance, with respect to our production, reserves, finding and operating costs, drilling results, risk management activities and asset acquisitions;

•	our financial performance, with respect to our cash flow, net income, cost of capital, general and administrative costs and Common Share price performance;

•	our overall competitive position and outlook relative to our industry;

•	level of responsibility; and

•	leadership ability, demonstrated commitment to the organization, motivational skills, attitude and work ethic.

Executive base salary levels are typically reviewed annually by our compensation committee and thereafter during the year if significant changes are made in an executive’s duties or responsibilities. In December 2012, the compensation committee reviewed the annual base salaries for our Named Executive Officers and decided not to make any changes for fiscal 2013. During 2013, the compensation committee increased the base salary of Mr. Hickey to $750,000 in connection with his increased duties and responsibilities upon being appointed our president on February 28, 2013. During 2014, the compensation committee increased Mr. Burnett’s base salary to $475,000 in connection with his appointment as chief financial officer effective September 19, 2014, but did not make any other changes to the base salaries for our other Named Executive Officers. During 2015, the compensation committee increased Mr. Jameson’s base salary to $425,000 in connection with his appointment as chief operating officer, but did not make any other changes to the base salaries for our other Named Executive Officers. On April 1, 2016, Mr. Farquharson’s base salary was increased to $215,000. On September 1, 2016, Mr. Farquharson’s base salary was further increased to $257,000 in connection with his appointment as Vice President of Strategic Planning. Mr. Farquharson’s base salary was further increased to $275,000 upon his appointment as our acting Chief Financial Officer and Treasurer. There were no other changes to the base salaries of our Named Executive Officers during 2016. On February 1, 2017, Mr. Farquharson’s base salary was further increased to $385,000 in connection with his appointment as our Chief Financial Officer. The compensation committee has determined not to make any changes to the base salary levels of our Named Executive Officers for 2017.

Management Incentive Plans

Prior to 2013, we typically paid year-end discretionary cash bonuses to each of our Named Executive Officers based on the Company’s performance during the year and an analysis by our compensation committee of our peer group’s total cash compensation and other market data. The payment of any cash bonus to Named Executive Officers was approved by our compensation committee, whose determination was historically based on the overall success of our Company and not as a result of any particular financial, operational or individual performance criteria or target. In 2013, we began adopting annual management incentive plans to replace our historical year-end discretionary cash bonuses for our officers, including our Named Executive Officers. These management incentive plans generally create an annual incentive pool for the applicable calendar year beginning on January 1 and ending on December 31, with the amounts paid to our Named Executive Officers and other officers under such plans based on the achievement of certain performance measures and the discretion of the compensation committee.

2014 Management Incentive Plan. In April 2014, the Board of Directors adopted a new performance-based cash bonus plan for our officers, including our Named Executive Officers, with an initial performance period that lasted from January 1, 2014 to December 31, 2014 (the “2014 Management Incentive Plan”). In fiscal 2014, we achieved the threshold goal for two of the three performance measures of the Company. The compensation committee’s determination with respect to the discretionary portion of the plan was based on its finding that, during 2014, our Named Executive Officers were instrumental in arranging and carrying out significant transactions to enhance the Company’s liquidity, including an equity offering, a debt offering and refinancing transaction and the sale of certain non-core assets and our interest in Compass Production Partners, L.P. The following individual cash bonus awards were paid under the 2014 Management Incentive Plan to our Named Executive Officers that were also our Named Executive Officers during 2014. These awards were paid on March 13, 2015.

Name	2014 Management Incentive Plan Bonus
Harold L. Hickey	$612,225
Richard A. Burnett	$296,891
William L. Boeing	$408,150

For additional information concerning the achievement of certain performance measures and the calculation of the incentive pool under the 2014 Management Incentive Plan, see “Compensation Discussion and Analysis—Executive Compensation Components—Cash Bonus—2014 Management Incentive Plan” in our Definitive Proxy Statement filed with the SEC on June 11, 2015.

2015 Management Incentive Plan. On March 4, 2015, the Board of Directors adopted the 2015 Management Incentive Plan, which replaced the 2014 Management Incentive Plan and had a performance period of January 1, 2015 through December 31, 2015 (the “2015 Management Incentive Plan”). For the performance period, we achieved the maximum goal for one of the five performance metrics and the threshold goal for two of the performance metrics. In determining the discretionary portion of awards under the 2015 Management Incentive Plan, the compensation committee considered that our Named Executive Officers made substantial contributions in arranging and carrying out transactions to significantly reduce our outstanding debt in 2015, including a series of debt restructuring transactions that resulted in the Company reducing its total debt by approximately $402.0 million. The following individual awards were paid under the 2015 Management Incentive Plan to our Named Executive Officers that were also our Named Executive Officers during 2015. These awards were paid on March 10, 2016.

Name	2015 Management Incentive Plan Bonus (1)
Harold L. Hickey	$674,235
Richard A. Burnett	$413,715
William L. Boeing	$449,490
Harold H. Jameson	$357,157

(1)	Pursuant to the 2015 Management Incentive Plan, seventy-five percent (75%) of each award was payable in cash and twenty-five percent (25%) of each award was payable in fully-vested restricted shares.

2016 Management Incentive Plan. On April 20, 2016, the Board of Directors adopted the 2016 Management Incentive Plan in order to attract and retain our management team and to encourage them to remain with, and devote their best efforts to, the Company and its subsidiaries, and to reward them for outstanding performance, thereby advancing the interests of the Company and aligning management’s interests with those of the Company’s shareholders. The 2016 Management Incentive Plan provides for the payment of performance-based awards to eligible employees, of which seventy-five percent (75%) of the award is payable in cash and twenty-five percent (25%) of the award is payable in fully-vested restricted shares issued pursuant to the Incentive Plan (to the extent there are sufficient “Exempt Shares” available under the Incentive Plan (if unavailable, such portion is payable in cash)).

The compensation committee is responsible for administering, interpreting and making determinations under, the 2016 Management Incentive Plan. Under the 2016 Management Incentive Plan, the compensation committee is responsible for designating each participant in the 2016 Management Incentive Plan to a tier level, consisting of either “Tier 1” or “Tier 2” participants. The compensation committee is also responsible for establishing a “Tier 2 Pool” (as discussed below) that is available for “Pool Awards” to the Tier 2 participants.

The awards under the 2016 Management Incentive Plan for Tier 1 participants, which included Messrs. Hickey and Jameson during 2016, have two components: ninety percent (90%) of an award to a Tier 1 participant is based on our achievement of the performance measures and the remaining ten percent (10%) is determined in the sole discretion of the compensation committee. In addition, each award to a Tier 1 participant is subject to an automatic five percent (5%) positive or negative adjustment based on the “safety modifier,” which is a comparison of the Company’s total recordable incident rate as compared to the incident rate of nonfatal occupational injuries and illnesses for the oil and natural gas industry in the year immediately preceding the performance period. Achievement of the performance goals under the 2016 Management Incentive Plan is calculated on the basis of straight-line interpolation between the threshold achievement, target achievement and maximum achievement levels of each performance measure. We refer to the components underlying the awards for Tier 1 participants as the “Fixed Award Components.” Any awards that are based on such Fixed Award Components (for either Tier 1 or Tier 2 participants) are referred to as “Fixed Awards.”

The awards under the 2016 Management Incentive Plan for Tier 2 participants, which included Mr. Farquharson during 2016, also consist of two components: fifty percent (50%) of an award to a Tier 2 participant is a Fixed Award based on the Fixed Award Components and the remaining fifty percent (50%) of such award is in the form of a “Pool Award,” which is an amount determined by our Chief Executive Officer, in his sole discretion, to be awarded to a Tier 2 Participant and drawn from the Tier 2 Pool. The Pool Award amounts allocated to each Tier 2 participant may vary, and may be zero. The compensation committee is responsible for establishing the aggregate total dollar amount of the Tier 2 Pool, which is based on fifty percent (50%) of the aggregate base salaries of the Tier 2 participants and the actual achievement of the Fixed Award Components.

For the 2016 performance period (from January 1, 2016 through December 31, 2016), the compensation committee established the following performance measures as the basis for awards under the 2016 Management Incentive Plan: production, general and administrative costs, finding and development costs, gathering and transportation costs and lease operating expenses. In addition, the compensation committee set the threshold achievement, target achievement and maximum achievement levels for each performance measure as described in further detail below.

For the 2016 performance period, the Fixed Award Components for each participant were based on the following performance measures and performance goals. The target goals below represented the midpoints of the Company’s guidance for 2016. The 2016 performance measures for the Company and the actual results for such performance measures, taking into account acquisitions and dispositions during 2016, are set forth below:

Performance Measures	Weight	Threshold	Target	Maximum	Actual Performance
Production (Mcfe) (1)	10%	109,000	114,000	119,000	112,742
General and administrative costs (net) (dollars in millions) (2)	25%	$33.50	$29.25	$25.00	$28.5
Finding and development costs (dollars per Mcfe) (3)	10%	Gas: $1.23 Oil: N/A	Gas: $1.05 Oil: N/A	Gas: $0.95 Oil: N/A	Gas: $0.90 Oil: N/A
Gathering and transportation costs (net) (dollars in millions) (4)	25%	$105.00	$92.50	$80.00	$103.8
Lease operating expenses (dollars per Mcfe) (5)	20%	$0.46	$0.44	$0.42	0.35
Discretion of the compensation committee	10%

(1)	Production represents the net interest volumes of oil and natural gas stated on an Mcfe basis, as disclosed in our periodic reports under the Exchange Act, adjusted upward to include volumes that have been shut-in for economic reasons and volumes that have been deferred under the Company’s drilling program.
(2)	General and administrative costs represents expenses relating to the payment of employee compensation and benefits (other than equity and equity-based compensation), rents for office space, audit, legal, consulting and other professional fees, systems and overhead costs, and such other “general and administrative costs,” as determined under our standard accounting procedures and reported in our audited financial statements (reported net of overhead amounts reimbursed to the Company by working interest owners and joint venture partners), but excluding (i) such expenses associated with the acquisition, exploration, exploitation, development, production or operation of our oil and natural gas properties, (ii) such amounts that are capitalized, (iii) such amounts that are paid or payable as incentive payments to ESAS pursuant to our Services and Investment Agreement, by and among the Company and ESAS, dated as of March 31, 2015, as amended from time to time, (iv) non-recurring legal fees incurred in connection with litigation matters or strategic initiatives, and (v) expenses associated with long-term equity-based incentive compensation (including awards granted pursuant to the Incentive Plan) that we may or are required to pay in cash.

(3)	Finding and development costs represents expenses relating to the exploration, exploitation or development of the Company’s oil and natural gas wells (excluding wells drilled for appraisal purposes), calculated based on ratio of the Company’s net share of actual costs incurred per Mcfe over the estimated ultimate recoveries, as set forth in the Company’s reserve reports that are reviewed by the Company’s independent petroleum engineers, each associated with the wells operated by the Company that have been turned-to-sales within the applicable Performance Period (excluding wells drilled for appraisal purposes), bifurcated and calculated separately for oil wells and natural gas wells, and expressed as the weighted average cost per Mcfe for such oil and natural gas wells.
(4)	Gathering and transportation costs represents expenses relating to post-production shipping and handling fees and costs incurred in connection with transporting oil, gas and other hydrocarbons to the point of sale, as determined under the Company’s standard accounting procedures and reported in its audited financial statements, but excluding any gathering and transportation related fees, costs, and expenses associated with any non-operated volumes that the Company elects to take in-kind.
(5)	Lease operating expenses represents expenses, calculated on a per Mcfe basis, relating to the costs of maintaining and operating property and equipment on a producing oil and natural gas lease, as determined under the Company’s standard accounting procedures and reported in its audited financial statements.

Once the overall performance level was determined, the Fixed Award amounts for the Named Executive Officers that were Tier 1 participants were determined using the following payout schedule:

	Performance Level Payout Schedule (Tier 1 Participant)
	Percentage of Base Salary for Below Threshold Level Performance	Percentage of Base Salary for Threshold Level Performance	Percentage of Base Salary for Target Level Performance	Percentage Base Salary for Maximum Level Performance
Harold L. Hickey	0%	35%	70%	140%
Harold H. Jameson	0%	35%	70%	140%

The Fixed Award amounts for the Named Executive Officers that were Tier 2 participants were determined using the following payout schedule:

	Performance Level Payout Schedule (Tier 2 Participant)
	Percentage of Base Salary for Below Threshold Level Performance	Percentage of Base Salary (x50%) for Threshold Level Performance	Percentage of Base Salary (x50%) for Target Level Performance	Percentage Base Salary (x50%) for Maximum Level Performance
Tyler S. Farquharson	0%	18%	35%	70%

In March 2017, the following payments were made to our Named Executive Officers under the 2016 Management Incentive Plan:

Name	2016 Management Incentive Plan Bonus (1)
Harold L. Hickey	$711,094
Harold H. Jameson	$385,103
Tyler S. Farquharson	$120,000

(1)	Pursuant to the 2016 Management Incentive Plan, seventy-five percent (75%) of each award was payable in cash and twenty-five percent (25%) of each award was payable in fully-vested restricted shares.

(2)	Based on the achievement of the Fixed Award Components, the compensation committee established a Tier 2 Pool in the amount of $222,537. Out of the Tier 2 Pool, our Chief Executive Officer awarded $65,609 to Mr. Farquharson.

We did not make any payments under the 2016 Management Incentive Plan to Messrs. Burnett, Peracchi or Boeing. Each of Messrs. Burnett, Peracchi, and Boeing incurred a termination of employment during 2016 prior to the end of the 2016 performance period, and ceased to be eligible for the 2016 Management Incentive Plan. The compensation committee, in its discretion, determined not to provide a prorated award to any of the terminated executives.

Long-Term Incentive Compensation

Incentive Plan. In many cases over the last several years, incentives granted under the Incentive Plan comprise the largest portion of our Named Executive Officers’ total compensation package. As a result, a significant portion of compensation is “at risk” and tied to the performance of the Company. Currently, the number of Common Shares authorized for issuance under the Incentive Plan is 45,500,000 and each Common Share granted that is subject to a full-value award will count as 1.74 Common Shares against the total number of remaining shares we have reserved for issuance under the Incentive Plan. The term of the Incentive Plan will expire on February 28, 2023. The stated purpose of the Incentive Plan is to provide financial incentives to selected employees and to promote our long-term growth and financial success by:

•	attracting and retaining employees of outstanding ability;

•	strengthening our capability to develop, maintain and direct a competent management team;

•	providing an effective means for selected employees to acquire an ownership interest in us;

•	motivating employees to achieve long-range performance goals and objectives; and

•	providing incentive compensation competitive with other similar companies.

Another important objective of our long-term incentive compensation is to strengthen the relationship between the long-term value of the price of our Common Shares and the potential financial gain for employees. Our compensation committee administers the Incentive Plan and the awards granted under the Incentive Plan. Awards under the Incentive Plan can consist of incentive stock options, non-qualified stock options, restricted shares, RSUs, PSUs, stock appreciation rights and other awards. We have also continued our philosophy of using awards with significant vesting periods as an incentive for our officers and other selected employees primarily because we believe:

•	restricted share awards, performance-based RSUs and performance-based PSUs help ensure that a significant portion of selected employees’ total compensation is “at risk”;

•	restricted share awards, performance-based RSUs and performance-based PSUs are designed to allow selected employees to acquire a direct ownership interest in us over time and therefore be fully aligned with our shareholders;

•	restricted share awards, performance-based RSUs and performance-based PSUs with vesting conditions tied to the price of our Common Shares align the interest of our officers with our shareholders;

•	restricted share awards are designed to be less vulnerable than stock options to volatility in our Common Share price, which is often impacted by volatile swings in the price of natural gas, and therefore serve as a more meaningful long-term retention vehicle even if the price of our Common Shares decreases in the short-term; and

•	based on market data provided by our outside compensation consultant, awarding restricted shares, performance-based RSUs and performance-based PSUs would allow the Company to offer similar incentives to those companies with whom we compete for skilled talent since most of the companies in our peer group issue restricted shares, RSUs or PSUs as part of their executive compensation incentives.

Previous awards and grants of stock options, restricted shares, RSUs or PSUs, whether vested or unvested, generally do not have a significant impact on the current year’s awards and grants unless otherwise considered by our compensation committee.

Restricted Share Grants. Restricted shares consist of Common Shares that may not be sold, transferred, pledged, hypothecated, encumbered or otherwise disposed of, and that may be forfeited in the event of certain terminations of employment or service, prior to the end of a restricted period specified by the compensation committee. Restricted share awards with significant vesting periods and other conditions help ensure that those individuals remain with the Company and are incentivized over a long-term horizon to maximize shareholder value. Pursuant to the terms of the restricted share award agreements, the restricted shares granted during 2014-2016:

•	on April 4, 2016 to Mr. Farquharson fully vest on the one year anniversary of the date of grant;

•	on March 7, 2016 to certain of our Named Executive Officers pursuant to the 2015 Management Incentive Plan were fully vested as of the date of grant;

•	on July 1, 2015 to certain of our Named Executive Officers vest over a three year period in equal portions beginning on the first anniversary of the grant date, such that 1/3 of the shares vest on the first anniversary of the grant date, 1/3 of the shares vest on the second anniversary of the grant date and 1/3 of the shares vest on the third anniversary of the grant date;

•	on May 14, 2015 to Mr. Jameson in connection with his appointment as Chief Operating Officer vest over a three year period in equal portions beginning on the first anniversary of the grant date, such that 1/3 of the shares vest on the first anniversary of the grant date, 1/3 of the shares vest on the second anniversary of the grant date and 1/3 of the shares vest on the third anniversary of the grant date;

•	on September 2, 2014 to Mr. Burnett in connection with his appointment as Chief Financial Officer vest over a three year period in equal portions beginning on the first anniversary of the grant date, such that 1/3 of the shares vest on the first anniversary of the grant date, 1/3 of the shares vest on the second anniversary of the grant date and 1/3 of the shares vest on the third anniversary of the grant date;

•	on July 1, 2014 to certain of our Named Executive Officers vest over a three year period in equal portions beginning on the first anniversary of the grant date, such that 1/3 of the shares vest on the first anniversary of the grant date, 1/3 of the shares vest on the second anniversary of the grant date and 1/3 of the shares vest on the third anniversary of the grant date; and

•	become fully vested, subject to their early termination as provided in the restricted share award agreements, immediately prior to a change of control of us or upon the death or disability of the holder as defined in the Incentive Plan.

Effective March 7, 2016, the compensation committee granted a total of 544,259 fully-vested restricted shares to a select group of employees pursuant to the 2015 Management Incentive Plan, which included certain of our Named Executive Officers. In addition, on April 4, 2016, the compensation committee granted a total of 10,000 restricted shares to Mr. Farquharson. Under the terms of the Incentive Plan at the time of the grants, each restricted share granted counted as 1.74 shares against the total number of remaining Common Shares we have reserved for issuance under the Incentive Plan, subject to future forfeitures of unvested Common Shares prior to the applicable vesting dates, such that 964,411 Common Shares were deemed to have been granted under the Incentive Plan.

The table below summarizes restricted shares issued under the Incentive Plan to each of our Named Executive Officers during 2016, 2015 and 2014:

Named Executive Officer	Restricted Shares Awarded in 2016		Restricted Shares Awarded in 2015		Restricted Shares Awarded in 2014
Harold L. Hickey	104,695		600,000		104,167
Harold H. Jameson	55,459		305,000	(1)	39,063
Tyler S. Farquharson	10,000	(2)	50,000		5,500
Christopher C. Peracchi (3)	20,292		81,250		30,382
Richard A. Burnett (4)	64,241		285,000		178,126	(5)
William L. Boeing (6)	69,797		300,000		104,167

(1)	The compensation committee issued, effective May 14, 2015, a total of 50,000 restricted shares to Mr. Jameson in connection with his appointment as our Chief Operating Officer.
(2)	The compensation committee issued, effective April 4, 2016, a total of 10,000 restricted shares to Mr. Farquharson.
(3)	Mr. Peracchi resigned from his positions as an officer and employee of the Company on November 2, 2016. Pursuant to the applicable award agreements entered into with Mr. Peracchi, all unvested restricted shares (64,293 shares) were immediately forfeited upon Mr. Peracchi’s resignation.
(4)	Mr. Burnett resigned from his positions as an officer and employee of the Company on August 22, 2016. Pursuant to the applicable award agreements entered into with Mr. Burnett, all unvested restricted shares (324,062 shares) were immediately forfeited upon Mr. Burnett’s resignation.
(5)	The compensation committee issued, effective September 2, 2014, a total of 139,063 restricted shares to Mr. Burnett in connection with his appointment as our Chief Financial Officer.
(6)	Mr. Boeing resigned from his positions as an officer and employee of the Company on April 15, 2016, but continued to provide consulting services to the Company through the end of 2016. Pursuant to the applicable award agreements entered into with Mr. Boeing, all unvested restricted shares (395,992 shares) were immediately forfeited upon Mr. Boeing’s resignation.

Restricted Share Units. RSUs consist of equity awards that convert into Common Shares upon the achievement of either time-based or performance-based vesting conditions. RSUs with significant performance-based vesting conditions help ensure that individuals remain with EXCO and are incentivized over a long-term horizon to maximize shareholder value. On July 1, 2014, the compensation committee granted 104,167 performance-based RSUs to each of Messrs. Hickey and Boeing and 39,063 performance-based RSUs to each of Messrs. Burnett and Jameson. On September 2, 2014, the compensation committee granted an additional 39,063 performance-based RSUs to Mr. Burnett in connection with his appointment as our Chief Financial Officer.

The RSU award agreement provides that a participant is eligible to vest in and receive a number of Common Shares ranging from 0% to 200% of the target number of RSUs granted based on the attainment of total shareholder return (“TSR”) goals during the measuring period, which commences on the date of grant and ends on the third anniversary of the date of grant. The RSUs will vest upon the third anniversary of the date of grant, July 1, 2017, subject to the achievement of certain performance criteria set forth below, provided that the participant is providing services to the Company or a subsidiary on that date and subject to the restrictions and conditions of the Incentive Plan.

The number of RSUs that vest and convert into Common Shares is dependent upon the Company’s TSR achieved during the measurement period relative to the TSR achieved during the measurement period by the Company’s peer group determined by the compensation committee. Each vested RSU will convert into one Common Share. If the percentile rank of the Company’s TSR within the peer group is below 35%, then no RSUs will vest. If the percentile rank of the Company’s TSR equals 35%, then 50% of the target RSUs will vest, and for every increase in the Company’s percentile rank within the peer group over 35%, a proportionate percentage of target RSUs will vest on the vesting date (i.e., if the percentile rank of the Company’s TSR is between 35%-49% of the peer group, then 50%-99% of target RSUs will vest; if the percentile rank of the Company’s TSR is between 50%-74% of the peer group, then 100%-199% of target RSUs will vest; and if the percentile rank of the Company’s TSR is 75% of the peer group or above, then 200% of target RSUs will vest) and convert into Common Shares (calculated on the basis of straight-line interpolation applied on the change in performance between threshold and target, and between target and maximum levels of percentile rank). In addition, all unvested RSUs become immediately vested and convert into Common Shares upon a change in control based on the achievement of the performance criteria determined as of the closing date of the change in control as defined in the Incentive Plan; provided that the participant is employed by or providing services to the Company as of the change in control. Unvested RSUs are forfeited upon the earliest of (i) July 1, 2017 and (ii) the participant’s termination of service, provided that if such termination of service is due to death or disability, such participant is treated as continuing to provide services during the measurement period.

Mr. Burnett resigned from his positions as an officer and employee of the Company on August 22, 2016. Mr. Boeing resigned from his positions as an officer and employee of the Company on April 15, 2016, but continued to provide consulting services to the Company through the end of 2016. Pursuant to the applicable RSU award agreements entered into with Mr. Burnett and Mr. Boeing, all unvested performance-based RSUs (39,063 with respect to Mr. Burnett and 104,167 with respect to Mr. Boeing) were immediately forfeited upon such individual’s resignation.

Performance Share Units. We issued PSUs in 2015 and 2016 under two separate form of PSU award agreements (respectively, the “2015 PSUs” and the “2016 PSUs”). Our 2015 PSUs consist of a non-equity units that convert into a cash payment in an aggregate amount equal to the number of vested PSUs multiplied by the fair market value of a Common Share upon the achievement of either time-based or performance-based vesting conditions. Our 2016 PSUs consist of notional Common Share units that convert into, at the sole election of the Company, (i) a cash payment in an aggregate amount equal to the number of vested 2016 PSUs multiplied by the fair market value of a Common Share as of the vesting date, (ii) the number of whole Common Shares equal to the number of vested 2016 PSUs (up to a maximum of 2,000,000 shares per employee) or (iii) a combination thereof, in each case upon the achievement of either time-based or performance-based vesting conditions. PSUs with significant performance-based vesting conditions help ensure that individuals remain with EXCO and are incentivized over a long-term horizon to maximize shareholder value.

2015 PSUs. On July 1, 2015, the compensation committee granted a target number of 2015 PSUs to Messrs. Hickey, Burnett, Boeing and Jameson equal to 600,000, 285,000, 300,000 and 255,000, respectively.

The 2015 PSU award agreement provides that a participant is eligible to vest in and receive a number of 2015 PSUs ranging from 0% to 200% of the target number of 2015 PSUs granted based on the attainment of TSR goals during the measuring period, which commences on the date of grant and ends on the third anniversary of the date of grant. The 2015 PSUs will vest upon the third anniversary of the date of grant, July 1, 2018, subject to the achievement of certain performance criteria set forth below and provided that the participant is providing services to the Company or a subsidiary on that date and subject to the restrictions and conditions of the Incentive Plan.

The number of 2015 PSUs that vest and convert into a cash payment is dependent upon the Company’s TSR achieved during the measurement period relative to the TSR achieved during the measurement period by the Company’s peer group determined by the compensation committee. If the percentile rank of the Company’s TSR within the peer group is below 35%, then no 2015 PSUs will vest. If the percentile rank of the Company’s TSR equals 35%, then 50% of the target units will vest, and for every increase in the

Company’s percentile rank within the peer group over 35%, a proportionate percentage of target 2015 PSUs will vest on the vesting date (i.e., if the percentile rank of the Company’s TSR is between 35%-49% of the peer group, then 50%-99% of target units will vest; if the percentile rank of the Company’s TSR is between 50%-74% of the peer group, then 100%-199% of target units will vest; and if the percentile rank of the Company’s TSR is 75% of the peer group or above, then 200% of target units will vest calculated on the basis of straight-line interpolation applied on the change in performance between threshold and target, and between target and maximum levels of percentile rank). All unvested 2015 PSUs become immediately vested upon a change in control based on the achievement of the performance criteria determined as of the closing date of the change in control as defined in the Incentive Plan; provided that the participant is employed by or providing services to the Company as of the change in control. In addition, subject to the timely execution and delivery of a release and expiration of any revocation period, for Named Executive Officers, a pro-rata portion of the 2015 PSUs (based on the number of days the Named Executive Officer was employed between the date of grant and the date of termination) will become immediately vested on the date of a Qualifying Termination, based on the achievement of the performance criteria determined as of the date of the Qualifying Termination. Unvested 2015 PSUs are forfeited upon the earliest of (i) July 1, 2018 and (ii) the participant’s termination of service, provided that if such termination of service is due to death or disability, such participant is treated as continuing to provide services during the measurement period.

Mr. Burnett resigned from his positions as an officer and employee of the Company on August 22, 2016. Mr. Boeing resigned from his positions as an officer and employee of the Company on April 15, 2016, but continued to provide consulting services to the Company through the end of 2016. Pursuant to the applicable 2015 PSU award agreements entered into with Mr. Burnett and Mr. Boeing, all unvested 2015 PSUs (285,000 with respect to Mr. Burnett and 300,000 with respect to Mr. Boeing) were immediately forfeited upon such individual’s resignation.

2016 PSUs. On July 1, 2016, the compensation committee granted a target number of 2016 PSUs to Messrs. Hickey, Burnett and Jameson equal to 2,222,222, 1,055,556 and 1,055,556, respectively.

The 2016 PSU award agreement provides that a participant is eligible to vest in and receive a number of 2016 PSUs ranging from 0% to 150% of the target number of 2016 PSUs based on the attainment of TSR goals during two measurement periods, the first on which commences on the date of grant and ends on the first anniversary of the date of grant, and the second of which commences on the date of grant and ends on the third anniversary of the date of grant. On the first anniversary of the date of grant, July 1, 2017, 25% of the target 2016 PSUs are eligible to vest, and on the third anniversary of the date of grant, July 1, 2019, 75% of the target PSUs are eligible to vest, subject, in each case, to the achievement of certain performance criteria set forth below and provided that the participant is providing services to the Company or a subsidiary on that date and subject to the restrictions and conditions of the Incentive Plan.

The number of 2016 PSUs that vest and convert is dependent upon the Company’s TSR achieved during the relevant measurement period and the Company’s TSR achieved relative to the TSR achieved by the Company’s peer group during the relevant measurement period. If (i) the percentile rank of the Company’s TSR within the peer group is below 40%, then no 2016 PSUs will vest; (ii) the percentile rank of the Company’s TSR equals 40% (threshold), then 40% of the target units that are eligible to vest for the applicable measurement period will vest; (iii) the percentile rank of the Company’s TSR equals 75% (target), then 100% of the eligible target units will vest; and (iv) the percentile rank of the Company’s TSR equals 90% (maximum) or above, then 150% of the eligible target units will vest. For every increase in the Company’s percentile rank within the peer group over the applicable percentage, a proportionate percentage of target units will vest on the applicable vesting date, calculated on the basis of straight-line interpolation applied on the change in performance between threshold and target, and between target and maximum levels of percentile rank (e.g., if the percentile rank of the Company’s TSR is between 40%-74% of the peer group, then 40%-99% of target units will vest). All unvested 2016 PSUs are eligible to vest upon a chance in control based on the achievement of the performance criteria determined as of the closing date of the change in control as defined in the Incentive Plan. If (i) a change in control occurs on or prior to July 1, 2017, then 100% of the 2016 PSUs (maximum of 150% of the target units) are eligible to vest, or (ii) a change in control occurs after July 1, 2017, then 75% of the 2016 PSUs (maximum of 112.5% of the target units; provided that the participant is employed by or providing services to the Company as of the change in control. In addition, subject to the timely execution and delivery of a release and expiration of any revocation period, for Named Executive Officers, in the event of a Qualifying Termination, a pro-rata portion of the 2016 PSUs (based on the number of days the Named Executive Officer was employed between the date of grant and the date of the Qualifying Termination) will vest on the applicable vesting date, based on the achievement of the performance criteria as described above.

Mr. Burnett resigned from his positions as an officer and employee of the Company on August 22, 2016. Pursuant to the applicable 2016 PSU award agreements entered into with Mr. Burnett, all unvested 2016 PSUs (1,055,556) were immediately forfeited upon Mr. Burnett’s resignation.

Stock Option Grants. A stock option becomes valuable only if the price of our Common Shares increases above the option exercise price and the holder of the option remains employed during the period required for the option to “vest,” thus providing an incentive for an option holder to remain our employee. In addition, stock options link a portion of an employee’s compensation to shareholders’ interests by providing an incentive to increase the market price of our Common Shares. All options are awarded with an exercise price equal to the closing price of our Common Shares on the NYSE on the date of the grant. The compensation committee has never granted options with an exercise price that is less than the closing price of our Common Shares on the grant date, nor has it granted options that have an exercise price based on a date other than the grant date.

Pursuant to the terms of our stock option agreements, the stock options granted:

•	are vested as to 25% of the Common Shares subject to the option on the date of grant and will vest an additional 25% on each of the next three anniversaries of the date of grant;

•	expire on either the tenth or the fifth anniversary of the date of grant, or sooner under some circumstances; and

•	become fully vested and exercisable, subject to their early termination as provided in the option agreements, immediately prior to a change of control of us.

We have not granted any stock options to our Named Executive Officers since August 2013.

Historical Long-Term Incentive Grants. The following table shows the number of our employees as of December 31st of each year set forth below, the number of stock options granted to new hires, the number of stock options granted as an annual incentive bonus and the number of restricted shares, performance-based RSUs and performance-based PSUs granted (excluding the effect of the applicable fungible share ratio) during each of the years set forth below.

	2016	2015	2014
Number of Employees	183	315	558
Stock Option Awards to New Hires	—	—	141,525
Annual Option Bonus Awards	—	—	—
Restricted Share Awards (1)	774,259	3,509,650	1,304,782
Share Forfeitures (2)	4,522,287	5,611,513	2,084,718
RSU Awards (1)	—	—	820,317
RSU Award Forfeitures (3)	342,884	169,272	104,167
PSU Awards (1)	6,848,934	2,496,250	—
PSU Award Forfeitures (4)	3,077,556	381,250	—

(1)	The restricted shares, performance-based RSUs and, solely with respect to 2016, the performance-based PSUs issued or granted, as applicable, in 2014, 2015 and 2016 resulted in a reduction of 5,185,924 Common Shares, 6,106,791 Common Shares and 13,264,356 Common Shares, respectively, available for issuance under the Incentive Plan due to the effect of the applicable fungible share ratios (subject to any forfeitures of unvested shares prior to the applicable vesting dates). The performance-based PSUs granted in 2015 did not reduce the number of Common Shares available for issuance under the Incentive Plan because the PSUs are not settled in Common Shares.
(2)	Represents shares underlying stock options and restricted share awards that were forfeited or lapsed.
(3)	Represents shares underlying performance-based RSUs that were forfeited or lapsed.
(4)	Represents shares underlying PSUs that were forfeited or lapsed.

Share Ownership Guidelines. We do not have formal share ownership guidelines. However, our executive officers are encouraged to maintain or establish a significant level of direct share ownership.

Hedging Policies. Pursuant to our insider trading policy, we discourage our directors, officers, employees and consultants (collectively, “insiders”) from engaging in transactions pursuant to which such persons would hedge the economic ownership of our securities. Under the insider trading policy, insiders are prohibited from engaging in short sales of our securities and in transactions in publicly traded options, are subject to limitations on standing orders and are discouraged from placing our securities in a margin account or being pledged as collateral.

Retirement and Other Benefit Plans

401(k) Plan. All of our employees are eligible to participate in the EXCO Resources, Inc. 401(k) Plan. While the amount of the matching contribution under the 401(k) plan is discretionary, in recent years we have matched 100% of employee contributions to the 401(k) plan up to the Internal Revenue Service limit with vesting of Company matching contributions based on years of service with us. In light of the depressed commodity price environment, we suspended our matching contributions under the 401(k) plan during 2016. Effective January 1, 2017, we resumed matching 100% of employee contributions to the 401(k) plan up to a 3% limit.

Severance Plan. The Fourth Amended and Restated Severance Plan (the “Severance Plan”) is applicable to all of our employees in the event of a change of control. The Severance Plan provides for the payment of severance equal to 1.25 times an employee’s annual base salary in the event the employee’s employment is terminated or there is an adverse change in the employee’s job or compensation within twelve months following a change of control, as defined in the Severance Plan. For more information about the Severance Plan, see “—Compensation of Executive Officers—Potential Payments Upon Termination or Change-in-Control.”

Other Benefits Plans. We offer a variety of health and benefit programs to all employees, including medical, dental, vision, life insurance and disability insurance. Our Named Executive Officers are generally eligible to participate in these employee benefit plans on the same basis as the rest of our employees. During 2014, we also provided physical exams for our Named Executive Officers.

Compensation Business Risk Review

While a significant portion of our annual cash bonus structure is based on the Company’s achievement of specified operational and financial performance metrics, we have historically compensated our executive officers and other employees under a structure that is focused on overall company performance and is not based on the achievement of specified targets or milestones by any one individual, department or function. We believe this compensation structure protected the Company and its shareholders against excessive risk taking by individuals, departments or functions who may have otherwise been motivated to achieve a particular target or milestone even if the achievement of that objective would not necessarily have contributed to the overall success of the Company.

For 2016, our Board of Directors adopted the 2016 Management Incentive Plan, which provides officers with performance-based bonus awards payable seventy-five percent (75%) in cash and twenty-five percent (25%) in fully-vested restricted shares. In addition, we use restricted share, RSU and PSU awards with significant vesting periods or conditions because we believe those types of awards incentivize our executive officers and other employees to achieve our long-term goal of maximizing shareholder value. Restricted share, RSU and PSU awards with significant vesting periods or conditions help ensure that our executives remain with the Company and are incentivized over a long-term horizon to maximize shareholder value. The other elements of our compensation are comprised of typical benefit plans, such as a 401(k) plan and health, life and disability insurance. Accordingly, our compensation committee believes that our compensation policies and practices do not create unreasonable or inappropriate risks that are reasonably likely to have a material adverse effect on the Company.

Say-on-Pay Vote

In May 2016, we held a shareholder advisory vote to approve the compensation of our Named Executive Officers, commonly referred to as a say-on-pay vote. Our shareholders approved the compensation of our Named Executive Officers, with over 91% of shareholder votes cast (e.g., excluding broker non-votes) in favor of our say-on-pay resolution. The compensation committee was mindful of this supportive say-on-pay vote when making its decisions regarding executive compensation for 2016. The compensation committee intends to take the say-on-pay votes into consideration in setting future compensation for our Named Executive Officers. We are mindful of the support our shareholders expressed for our compensation philosophy and the compensation committee remains committed to a focus on long-term incentive compensation as a strong incentive to reward our employees, including the Named Executive Officers, for achievement of strategic goals, and we will continue to consider shareholder concerns and feedback in the future. We intend to conducting an advisory vote to approve executive compensation on an annual basis, subject to the results of the Say on Frequency Proposal at the Annual Meeting.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the compensation committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides generally that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals. We believe that compensation paid under our incentive plans is generally fully deductible for federal income tax purposes. However, in the future, the compensation committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for our executive officers.

Nonqualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. We believe that we are operating in compliance with the final regulations that became effective January 1, 2009.

Accounting for Share-Based Compensation

Our predecessor adopted the provisions of ASC Topic 718 upon its formation in August 2005. Upon the closing of a series of mergers in connection with our initial public offering in February 2006, we adopted ASC Topic 718.

Compensation Committee Report

Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The foregoing report is provided by the following directors, who constitute the compensation committee.

COMPENSATION COMMITTEE*

Robert L. Stillwell (Chairman)

Anthony R. Horton

Randall E. King

Stephen J. Toy

*	Mr. Ross resigned from our Board of Directors and each of its committees on February 28, 2017 in connection with his appointment as the U.S. Secretary of Commerce. Mr. Ross did not participate in the review and discussions concerning, or the recommendation to include, the Compensation Discussion and Analysis in this proxy statement. Mr. Ford resigned as a member of the compensation committee on March 30, 2017. Mr. Ford did not participate in the review and discussions concerning, or the recommendation to include, the Compensation Discussion and Analysis in this proxy statement.

Compensation of Executive Officers

The total compensation paid to our Named Executive Officers is set forth in the following Summary Compensation Table.

2016, 2015 AND 2014 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Share Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Harold L. Hickey (5) Chief Executive Officer and President	2016	750,000	533,321	3,779,670	—	—	—	—	5,062,991
	2015	750,000	505,676	1,488,000	—	—	—	24,000	2,767,676
	2014	750,000	987,225	1,365,629	—	—	—	23,000	3,125,854
Harold H. Jameson (6) Chief Operating Officer	2016	425,000	288,827	1,804,567	—	—	—	—	2,518,394
	2015	410,064	267,868	716,900	—	—	—	18,000	1,412,832
Tyler S. Farquharson (7) Vice President, Chief Financial Officer and Treasurer	2016	228,333	90,000	131,676	—	—	—	—	450,009
Christopher C. Peracchi (8) Former Vice President, acting Chief Financial Officer and Treasurer	2016	252,307	—	520,170	—	—	—	—	772,477
Richard A. Burnett(9) Former Vice President, Chief Financial Officer and Chief Accounting Officer	2016	306,009	—	1,818,707	—	—	—	—	2,124,716
	2015	475,000	310,286	706,800	—	—	—	18,000	1,510,086
	2014	409,167	296,891	1,449,263	—	—	—	17,500	2,172,821
William L. Boeing (10) Former Vice President, General Counsel and Secretary	2016	157,612	—	112,373	—	—	—	—	269,985
	2015	500,000	337,118	744,000	—	—	—	24,000	1,605,118
	2014	500,000	658,150	1,365,629	—	—	—	23,000	2,546,779

(1)	Bonus column for 2014 includes a cash retention bonus paid on June 30, 2014 equal to fifty percent (50%) of base salary for each of Messrs. Hickey and Boeing, or $375,000 and $250,000, respectively, and the cash bonus amount paid in March 2015 pursuant to the 2014 Management Incentive Plan. Bonus column for 2015 includes the cash amount paid in March 2016 pursuant to the 2015 Management Incentive Plan and excludes the amount paid in EXCO stock in March 2016 pursuant to the 2015 Management Incentive Plan to each of Messrs. Hickey (104,695 fully vested shares of EXCO stock), Burnett (64,241 fully vested shares of EXCO stock), Boeing (69,797 fully vested shares of EXCO stock) and Jameson (55,459 fully vested shares of EXCO stock). Bonus column for 2016 includes the cash amount paid in March 2017 pursuant to the 2016 Management Incentive Plan and excludes the amount paid in EXCO stock in March 2017 pursuant to the 2016 Management Incentive Plan to each of Messrs. Hickey (272,574 fully vested shares of EXCO stock), Jameson (147,617 fully vested shares of EXCO stock) and Farquharson (45,998 fully vested shares of EXCO stock).
(2)	This column represents the aggregate grant date fair value of restricted shares, RSUs and PSUs issued to each Named Executive Officer in 2016, 2015 and 2014 in accordance with ASC Topic 718, with the exception that the amount shown assumes no forfeitures. Assumptions used in the calculation of these amounts are included in “Note 2. Summary of significant accounting policies—Equity-based compensation” and “Note 11. Equity-based compensation” to our audited financial statements for the fiscal year ended December 31, 2016 included in our Annual Report on Form 10-K filed with the SEC on March 16, 2017.
(3)	This column represents the aggregate grant date fair value of stock options granted to each Named Executive Officer in 2016, 2015 and 2014 in accordance with ASC Topic 718, with the exception that the amount shown assumes no forfeitures. Assumptions used in the calculation of these amounts are included in “Note 2. Summary of significant accounting policies—Equity-based compensation” and “Note 11. Equity-based compensation” to our audited financial statements for the fiscal year ended December 31, 2016 included in our Annual Report on Form 10-K filed with the SEC on March 16, 2017.
(4)	The amounts shown in this column reflect, for each Named Executive Officer, matching contributions allocated by us to each of the Named Executive Officers pursuant to the EXCO Resources, Inc. 401(k) Plan as follows: Mr. Hickey—$24,000; Mr. Jameson—$18,000; Mr. Burnett—$18,000; and Mr. Boeing—$24,000 for 2015; Mr. Hickey—$23,000; Mr. Burnett—$17,500; and Mr. Boeing—$23,000 for 2014. In light of the depressed commodity price environment, we suspended our matching contributions under the 401(k) plan during 2016. We maintained a suite at the Rangers Ballpark in Arlington, Texas during 2014 for sporting events and other entertainment purposes. We have not included any amounts related to the suites as a perquisite because tickets to the suites were available to all of our employees on a non-discriminatory basis, with business entertainment purposes having priority as to use. We no longer maintain either of those suites.
(5)	Mr. Hickey became our Chief Executive Officer effective March 30, 2015 and our President effective February 28, 2013. Mr. Hickey served as our Chief Operating Officer from October 2005 until March 2015.
(6)	Mr. Jameson became our Chief Operating Officer effective April 17, 2015. In connection with the appointment as Chief Operating Officer, Mr. Jameson received 50,000 restricted shares and his base salary was increased to $425,000.
(7)	Mr. Farquharson became our Vice President, Chief Financial Officer and Treasurer on February 1, 2017. On April 1, 2016, we increased Mr. Farquharson’s base salary to $215,000. Effective September 1, 2016, Mr. Farquharson’s base salary increased to $257,000 in connection with his appointment as our Vice President of Strategic Planning. On November 1, 2016, Mr. Farquharson’s base salary was increased to $275,000 in connection with his appointment as our acting Chief Financial Officer and Treasurer.

(8)	Mr. Peracchi became our Vice President, acting Chief Financial Officer and Treasurer on August 22, 2016. On November 2, 2016, Mr. Peracchi resigned from his positions as an officer and employee of the Company. Pursuant to the applicable award agreements entered into with Mr. Peracchi, upon Mr. Peracchi’s resignation, he forfeited (i) 64,293 unvested restricted shares, (ii) 30,382 performance-based RSUs, (iii) 81,250 2015 PSUs and (iv) 309,000 2016 PSUs. In addition, 30 days following Mr. Peracchi’s resignation, he forfeited unexercised stock options representing the right to purchase an aggregate of 87,600 Common Shares.
(9)	Mr. Burnett became our Chief Financial Officer effective September 19, 2014. In connection with the appointment as Chief Financial Officer, Mr. Burnett received 139,063 restricted shares. On August 22, 2016, Mr. Burnett resigned from his positions as an officer and employee of the Company. Pursuant to the applicable award agreements entered into with Mr. Burnett, upon Mr. Burnett’s resignation, he forfeited (i) 324,062 unvested restricted shares, (ii) 78,126 performance-based RSUs, (iii) 285,000 2015 PSUs and (iv) 1,055,556 2016 PSUs. In addition, 30 days following Mr. Burnett’s resignation, he forfeited unexercised stock options representing the right to purchase an aggregate of 125,000 Common Shares.
(10)	On April 15, 2016, Mr. Boeing resigned from his positions as an officer and employee of the Company. Following his resignation, Mr. Boeing continued to provide consulting services to the Company through the end of 2016. In exchange for Mr. Boeing’s consulting services, we paid him monthly consulting fees of $10,000. Pursuant to the applicable award agreements entered into with Mr. Boeing, upon Mr. Boeing’s resignation, he forfeited (i) 395,992 unvested restricted shares, (ii) 104,167 performance-based RSUs and (iii) 300,000 2015 PSUs. In addition, 30 days following Mr. Boeing’s resignation, he forfeited unexercised stock options representing the right to purchase an aggregate of 297,400 Common Shares.

See “—Compensation Discussion and Analysis—Executive Compensation Components—Base Salary” for a discussion of the 2017 base salaries of our Named Executive Officers.

2016, 2015 AND 2014 REALIZED COMPENSATION TABLE

The following table supplements the Summary Compensation Table set forth under “—Compensation of Executive Officers” above. This table shows the compensation actually realized in the fiscal years ended December 31, 2016, 2015 and 2014 by our Named Executive Officers. We have included the Realized Compensation Table to better show how our equity compensation drives actual or “realized” compensation. The primary difference between this supplemental table and the Summary Compensation Table is the method used to value equity awards. SEC rules require companies to report the grant date fair value of all equity awards in the Summary Compensation Table for the year for which they were granted. As a result, a significant portion of the total compensation amounts reported in the Summary Compensation Table related to equity grants that have not yet vested and for which the value is consequently uncertain. In contrast, the supplemental table below includes only (i) the value of restricted share awards that vested during the applicable fiscal year as of the applicable vesting date, (ii) the value of shares of performance-based restricted shares actually vested based on a performance threshold being met for the performance period ending in the applicable fiscal year, (iii) the value of performance-based RSUs actually vested based on a performance threshold being met for the performance period ending in the applicable fiscal year and (iv) the value of performance-based PSUs actually vested based on a performance threshold being met for the performance period ending in the applicable fiscal year. The supplemental table below also includes only stock options that were exercised during the applicable fiscal year and shows the value of those awards as of the applicable exercise date. It should be noted that there is no assurance that the Named Executive Officers will actually realize the value attributed to the restricted share, RSU and PSU awards even in this supplemental table, since the value of the restricted share, RSU and PSU awards will depend on when the Common Shares underlying such awards is sold.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)	Share Awards Value Realized ($)(2)	Option Value Realized ($)(3)	All Other Compensation ($)(1)	Total Realized Compensation ($)
Harold L. Hickey (4) Chief Executive Officer and President	2016	750,000	533,321	505,079	—	—	1,788,400
	2015	750,000	505,676	67,495	—	24,000	1,347,171
	2014	750,000	987,225	311,122	—	23,000	2,071,347
Harold H. Jameson (5) Chief Operating Officer	2016	425,000	288,827	249,377	—	—	963,204
	2015	410,064	267,868	35,950	—	18,000	731,882

Tyler S. Farquharson (6) Vice President, Chief Financial Officer and Treasurer	2016	228,333	90,000	24,438	—	—	342,771
Christopher C. Peracchi (7) Former Vice President, acting Chief Financial Officer and Treasurer	2016	252,307	—	81,789	—	—	334,096
Richard A. Burnett (8) Former Vice President, Chief Financial Officer and Chief Accounting Officer	2016	306,009	—	246,016	—	—	552,025
	2015	475,000	310,286	98,014	—	18,000	901,300
	2014	409,167	296,891	74,516	—	17,500	798,074
William L. Boeing (9) Former Vice President, General Counsel and Secretary	2016	157,612	—	112,373	—	—	269,985
	2015	500,000	337,118	70,842	—	24,000	931,960
	2014	500,000	658,150	343,760	—	23,000	1,524,910

(1)	The amount shown in this column for each Named Executive Officer, if any, is identical to the amount set forth in the corresponding column in the “Summary Compensation Table” above.
(2)	This column represents the value, as of the applicable vesting date, of the restricted shares that vested during the applicable fiscal year, calculated by multiplying the number of restricted shares vested by the closing price on the vesting date. This column does not include the value of performance-based RSUs and PSUs because the performance period did not end during the applicable fiscal year.
(3)	This column represents the aggregate value of all stock options that were exercised during the applicable fiscal year. The value of exercised stock options is calculated by multiplying the number of options exercised by the difference between the exercise price and the closing price of our Common Shares on the exercise date.
(4)	Mr. Hickey became our Chief Executive Officer effective March 30, 2015. Mr. Hickey served as our Chief Operating Officer from October 2005 until March 2015 and our President effective February 28, 2013.
(5)	Mr. Jameson became our Chief Operating Officer effective April 17, 2015. In connection with the appointment as Chief Operating Officer, Mr. Jameson received 50,000 restricted shares and his base salary was increased to $425,000.
(6)	Mr. Farquharson became our Vice President, Chief Financial Officer and Treasurer on February 1, 2017. On April 1, 2016, we increased Mr. Farquharson’s base salary to $215,000. Effective September 1, 2016, Mr. Farquharson’s base salary increased to $257,000 in connection with his appointment as our Vice President of Strategic Planning. On November 1, 2016, Mr. Farquharson’s base salary was increased to $275,000 in connection with his appointment as our acting Chief Financial Officer and Treasurer.
(7)	Mr. Peracchi became our Vice President, acting Chief Financial Officer and Treasurer on August 22, 2016. On November 2, 2016, Mr. Peracchi resigned from his positions as an officer and employee of the Company. Pursuant to the applicable award agreements entered into with Mr. Peracchi, upon Mr. Peracchi’s resignation, he forfeited (i) 64,293 unvested restricted shares, (ii) 30,382 performance-based RSUs, (iii) 81,250 2015 PSUs and (iv) 309,000 2016 PSUs. In addition, 30 days following Mr. Peracchi’s resignation, he forfeited unexercised stock options representing the right to purchase an aggregate of 87,600 Common Shares.
(8)	Mr. Burnett became our Chief Financial Officer effective September 19, 2014. In connection with the appointment as Chief Financial Officer, Mr. Burnett received 139,063 restricted shares. On August 22, 2016, Mr. Burnett resigned from his positions as an officer and employee of the Company. Pursuant to the applicable award agreements entered into with Mr. Burnett, upon Mr. Burnett’s resignation, he forfeited (i) 324,062 unvested restricted shares, (ii) 78,126 performance-based RSUs, (iii) 285,000 2015 PSUs and (iv) 1,055,556 2016 PSUs. In addition, 30 days following Mr. Burnett’s resignation, he forfeited unexercised stock options representing the right to purchase an aggregate of 125,000 Common Shares.
(9)	On April 15, 2016, Mr. Boeing resigned from his positions as an officer and employee of the Company. Following his resignation, Mr. Boeing continued to provide consulting services to the Company through the end of 2016. In exchange for Mr. Boeing’s consulting services, we paid him monthly consulting fees of $10,000. Pursuant to the applicable award agreements entered into with Mr. Boeing, upon Mr. Boeing’s resignation, he forfeited (i) 395,992 unvested restricted shares, (ii) 104,167 performance-based RSUs and (iii) 300,000 2015 PSUs. In addition, 30 days following Mr. Boeing’s resignation, he forfeited unexercised stock options representing the right to purchase an aggregate of 297,400 Common Shares.

Equity Incentive Awards

The following table sets forth information regarding the plan-based awards under the Incentive Plan granted to each Named Executive Officer during the fiscal year ended December 31, 2016:

2016 FISCAL YEAR GRANTS OF PLAN-BASED AWARDS

Name			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Share Awards: Number of Shares		All Other Option Awards: Number of Securities Underlying	Exercise of Base Price of Option Awards	Grant Date Fair Value of Share and Option
	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)		Options (#)	($ / Share)	Awards ($)(2)
Harold L. Hickey	7/1/2016		—	—	—	888,889	2,222,222	3,333,333	—		—	—	3,611,111
	3/27/2016		—	—	—	—	—	—	104,695	(3)	—	—	168,559
Harold H. Jameson	7/1/2016		—	—	—	422,222	1,055,556	1,583,334	—		—	—	1,715,279
	3/27/2016		—	—	—	—	—	—	55,459	(3)	—	—	89,289
Tyler S. Farquharson	7/1/2016		—	—	—	30,000	75,000	112,500	—		—	—	121,875
	4/4/2016		—	—	—	—	—	—	10,000	(4)	—	—	9,801
Christopher C. Peracchi	7/1/2016	(5)	—	—	—	120,000	300,000	450,000	—		—	—	487,500
	3/7/2016		—	—	—	—	—	—	20,292	(3)	—	—	32,670
Richard A. Burnett	7/1/2016	(5)	—	—	—	422,222	1,055,556	1,583,334	—		—	—	1,715,279
	3/27/2016		—	—	—	—	—	—	64,241	(3)	—	—	103,428
William L. Boeing	3/27/2016		—	—	—	—	—	—	69,797	(3)	—	—	112,373

(1)	Represents performance-based PSUs, 25% of which will vest between 0% and 150% of the target number of PSUs on July 1, 2018 and 75% of which will vest between 0% and 150% of the target number of PSUs on July 1, 2019, in each case based on the Company’s achievement of TSR relative to the TSR achieved by a peer group established by the compensation committee. The PSUs may be settled, at our discretion, in cash, Common Shares or a combination thereof (subject to a maximum of 2,000,000 Common Shares per PSU award). These PSUs were issued pursuant to the Incentive Plan and a PSU award agreement dated as of July 1, 2016 and are subject to forfeiture, accelerated vesting and other restrictions as more fully set forth in the Incentive Plan and the PSU award agreement. For additional information, see “—Compensation Discussion and Analysis—Executive Compensation Components—Long-Term Incentive Compensation—Performance Share Units.”
(2)	Represents the grant date fair value of the awards computed in accordance with ASC 718, with the exception that the amount shown assumes no forfeitures. Assumptions used in the calculation of these amounts are included in “Note 2. Summary of significant accounting policies—Equity-based compensation” and “Note 11. Equity-based compensation” to our audited financial statements for the fiscal year ended December 31, 2016 included in our Annual Report on Form 10-K filed with the SEC on March 16, 2017.
(3)	Represents fully-vested restricted shares issued pursuant to the 2015 Management Incentive Plan. These restricted shares were fully-vested as of the date of grant.
(4)	Represents restricted shares issued to Mr. Farquharson on April 4, 2016. Pursuant to the terms of the restricted share award agreement that we entered into with Mr. Farquharson on April 4, 2016, the restricted shares vest over a one year period on the first anniversary of the grant date, such that 100% of the shares vest on the first anniversary of the grant date, provided that Mr. Farquharson remains employed with us on that date. These restricted shares are subject to forfeiture and other restrictions as more fully set forth in the Incentive Plan and the restricted share award agreement and are subject to accelerated vesting upon a change in control, death or permanent disability.
(5)	Mr. Peracchi resigned from his positions as an officer and employee of the Company on November 2, 2016. Mr. Burnett resigned from his positions as an officer and employee of the Company on August 22, 2016. In connection with their respective resignations, Messrs. Peracchi and Burnett forfeited their PSU awards granted on July 1, 2016.

See “—Compensation Discussion and Analysis—Executive Compensation Components—Long-Term Incentive Compensation—Incentive Plan” for a discussion of grants of plan-based awards made to our Named Executive Officers in 2016.

The following table sets forth information regarding the outstanding equity awards held by our Named Executive Officers as of December 31, 2016.

2016 FISCAL YEAR OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards(1)						Share Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Shares That Have Not Vested (#)		Market Value of Shares or Units of Shares That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Harold L. Hickey	12/4/2007	35,000	—	—	13.72	12/3/2017	—		—	—		—
	12/11/2008	35,000	—	—	7.88	12/10/2018	—		—	—		—
	12/1/2009	35,000	—	—	17.60	11/30/2019	—		—	—		—
	12/7/2010	43,800	—	—	18.50	12/6/2020	—		—	—		—
	8/13/2013	204,900	—	—	7.68	8/12/2023	—		—	—		—
	8/13/2013	—	—	—	—	—	—		—	97,600	(3)	84,912
	7/1/2014	—	—	—	—	—	34,722	(4)	30,208	—		—
	7/1/2014	—	—	—	—	—	—		—	52,084	(5)	45,313
	7/1/2015	—	—	—	—	—	400,000	(6)	348,000	—		—
	7/1/2015	—	—	—	—	—	—		—	300,000	(7)	261,000
	7/1/2016	—	—	—	—	—	—		—	888,889	(8)	773,333
Harold H. Jameson	5/1/2007	18,500	—	—	17.07	4/30/2017	—		—	—		—
	12/4/2007	13,900	—	—	13.72	12/3/2017	—		—	—		—
	12/11/2008	23,500	—	—	7.88	12/10/2018	—		—	—		—
	12/1/2009	40,000	—	—	17.60	11/30/2019	—		—	—		—
	12/7/2010	30,700	—	—	18.50	12/6/2020	—		—	—		—
	8/13/2013	74,800	—	—	7.68	8/12/2023	—		—	—		—
	8/13/2013	—	—	—	—	—	—		—	35,600	(3)	30,972
	7/1/2014	—	—	—	—	—	13,021	(4)	11,328	—		—
	7/1/2014	—	—	—	—	—	—		—	19,532	(5)	16,993
	5/14/2015	—	—	—	—	—	33,333	(9)	29,000	—		—
	7/1/2015	—	—	—	—	—	170,000	(6)	147,900	—		—
	7/1/2015	—	—	—	—	—	—		—	127,500	(7)	110,925
	7/1/2016	—	—	—	—	—	—		—	422,222	(8)	367,333
Tyler S. Farquharson	12/4/2007	7,200	—	—	13.72	12/3/2017	—		—	—		—
	12/11/2008	8,500	—	—	7.88	12/10/2018	—		—	—		—
	12/1/2009	8,681	—	—	17.60	11/30/2019	—		—	—		—
	12/1/2009	119	—	—	17.60	11/30/2019	—		—	—		—
	12/7/2010	2,800	—	—	18.50	12/6/2020	—		—	—		—
	11/21/2011	5,100	—	—	10.63	11/20/2021	—		—	—		—
	8/13/2013	10,400	—	—	7.68	8/12/2023	—		—	—		—
	8/15/2014	—	—	—	—	—	1,833	(10)	1,595	—		—
	7/1/2015	—	—	—	—	—	33,333	(6)	29,000	—		—
	4/4/2016	—	—	—	—	—	10,000	(11)	8,700	—		—
	7/1/2016	—	—	—	—	—	—		—	30,000	(8)	26,100
Christopher C. Peracchi (12)	—	—	—	—	—	—	—		—	—		—
Richard A. Burnett (12)	—	—	—	—	—	—	—		—	—		—
William L. Boeing (12)	—	—	—	—	—	—	—		—	—		—

(1)	Pursuant to the terms of the stock option agreements that we entered into with the Named Executive Officer, these options are vested as to 25% of the shares subject to the option on the date of grant and vest an additional 25% on each of the next three anniversaries of the date of grant provided that the holder of the option remains employed with us on that date. These options become fully vested and exercisable, subject to their early termination as provided in the option agreements, immediately prior to a change of control of us.
(2)	Market value is based on $0.87 per share closing price of our Common Shares as reported on the NYSE as of December 30, 2016.

(3)	Represents restricted shares issued to the Named Executive Officer in two separate restricted share award agreements, each of which is dated as of August 13, 2013 and is subject to a performance vesting schedule based upon the Attainment Date. The “Attainment Date” means the first trading day immediately following the date that the fair market value of our Common Shares equals or exceeds $10.00 for one award and $15.00 for the other award during any thirty (30) consecutive trading day period. The restricted shares vest as follows: (i) if the Attainment Date occurs on or before the first anniversary of the grant date, 50% of the shares vest on the first anniversary of the grant date and the remaining 50% vest on the second anniversary of the grant date; (ii) if the Attainment Date occurs after the first anniversary of the grant date but before the second anniversary of the grant date, 50% of the shares vest on the Attainment Date and the remaining 50% vest on the second anniversary of the grant date; (iii) if the Attainment Date occurs after the second anniversary of the grant date but before the fifth anniversary of the grant date, 100% of the shares vest on the Attainment Date, in each case, provided the Named Executive Officer is employed by or providing services to the Company or a subsidiary on such date. These restricted shares are subject to forfeiture and other restrictions as more fully set forth in the Incentive Plan and the applicable restricted share award agreement and are subject to accelerated vesting upon a change in control, death or permanent disability.
(4)	Pursuant to the terms of the restricted share award agreement that we entered into with the Named Executive Officer on July 1, 2014, the restricted shares vest over a three year period in equal portions beginning on the first anniversary of the grant date, such that 1/3 of the shares vest on the first anniversary of the grant date, 1/3 of the shares vest on the second anniversary of the grant date and 1/3 of the shares vest on the third anniversary of the grant date, provided that the holder of the restricted shares remains employed with us on that date. These restricted shares are subject to forfeiture and other restrictions as more fully set forth in the Incentive Plan and the restricted share award agreement and are subject to accelerated vesting upon a change in control, death or permanent disability.
(5)	Share amounts represent the threshold level achievement for performance-based RSUs, which equals 50% of the target number of RSUs granted on July 1, 2014 and is the most probable level of payout other than no award. The actual number of shares that will vest is between 0% and 200% of the target number of RSUs on July 1, 2017 based on the Company’s achievement of TSR relative to the TSR achieved by a peer group established by the compensation committee. These RSUs were issued to the Named Executive Officer pursuant to the Incentive Plan and an RSU award agreement dated as of July 1, 2014 and are subject to forfeiture, accelerated vesting and other restrictions as more fully set forth in the Incentive Plan and the RSU award agreement.
(6)	Pursuant to the terms of the restricted share award agreement that we entered into with the Named Executive Officer on July 1, 2015, the restricted shares vest over a three year period in equal portions beginning on the first anniversary of the grant date, such that 1/3 of the shares vest on the first anniversary of the grant date, 1/3 of the shares vest on the second anniversary of the grant date and 1/3 of the shares vest on the third anniversary of the grant date, provided that the holder of the restricted shares remains employed with us on that date. These restricted shares are subject to forfeiture and other restrictions as more fully set forth in the Incentive Plan and the restricted share award agreement and are subject to accelerated vesting upon a change in control, death or permanent disability.
(7)	Unit amounts represent the threshold level achievement for performance-based PSUs, which equals 50% of the target number of PSUs granted on July 1, 2015 and is the most probable level of payout other than no award. Upon vesting, each unit will automatically convert into a cash payment in an aggregate amount equal to the number of vested PSUs multiplied by the fair market value of a Common Share on the date of vesting. The actual number of units that will vest is between 0% and 200% of the target number of PSUs on July 1, 2018 based on the Company’s achievement of TSR relative to the TSR achieved by a peer group established by the compensation committee. These PSUs were issued to the Named Executive Officer pursuant to the Incentive Plan and a PSU award agreement dated as of July 1, 2015 and are subject to forfeiture, accelerated vesting and other restrictions as more fully set forth in the Incentive Plan and the PSU award agreement.
(8)	Unit amounts represent the threshold level achievement for performance-based PSUs, which equals 40% of the target number of PSUs granted on July 1, 2016 and is the most probable level of payout other than no award. Upon vesting, each unit will convert, at the sole election of the Company, into (i) a cash payment in an aggregate amount equal to the number of vested PSUs multiplied by the fair market value of a Common Share as of the vesting date, (ii) the number of whole Common Shares equal to the number of vested PSUs (up to a maximum of 2,000,000 shares), or (iii) a combination thereof. The actual number of units that will vest is between 0% and 150% of the target number of PSUs, with 25% of the PSUs vesting on July 1, 2017 and 75% of the PSUs vesting on July 1, 2019, in each case based on the Company’s achievement of TSR relative to the TSR achieved by a peer group established by the compensation committee. These PSUs were issued to the Named Executive Officer pursuant to the Incentive Plan and a PSU award agreement dated as of July 1, 2016 and are subject to forfeiture, accelerated vesting and other restrictions as more fully set forth in the Incentive Plan and the PSU award agreement.
(9)	Represents restricted shares issued to Mr. Jameson pursuant to a restricted share award agreement dated May 14, 2015. The restricted shares vest over a three year period in equal portions beginning on the first anniversary of the grant date, such that 1/3 of the shares vest on the first anniversary of the grant date, 1/3 of the shares vest on the second anniversary of the grant date and 1/3 of the shares vest on the third anniversary of the grant date, provided that Mr. Jameson remains employed with us on that date. These restricted shares are subject to forfeiture and other restrictions as more fully set forth in the Incentive Plan and the restricted share award agreement and are subject to accelerated vesting upon a change in control, death or permanent disability.
(10)	Represents restricted shares issued to Mr. Farquharson pursuant to a restricted share award agreement dated August14, 2014. The restricted shares vest over a three year period in equal portions beginning on the first anniversary of the grant date, such that 1/3 of the shares vest on the first anniversary of the grant date, 1/3 of the shares vest on the second anniversary of the grant date and 1/3 of the shares vest on the third anniversary of the grant date, provided that Mr. Farquharson remains employed with us on that date. These restricted shares are subject to forfeiture and other restrictions as more fully set forth in the Incentive Plan and the restricted share award agreement and are subject to accelerated vesting upon a change in control, death or permanent disability.
(11)	Represents restricted shares issued to Mr. Farquharson on April 4, 2016. Pursuant to the terms of the restricted share award agreement that we entered into with Mr. Farquharson on April 4, 2016, the restricted shares vest over a one year period on the first anniversary of the grant date, such that 100% of the shares vest on the first anniversary of the grant date, provided that Mr. Farquharson remains employed with us on that date. These restricted shares are subject to forfeiture and other restrictions as more fully set forth in the Incentive Plan and the restricted share award agreement and are subject to accelerated vesting upon a change in control, death or permanent disability.
(12)	Mr. Peracchi resigned from his positions as an officer and employee of the Company on November 2, 2016. Mr. Burnett resigned from his positions as an officer and employee of the Company on August 22, 2016. Mr. Boeing resigned from his positions as an officer and employee of the Company on April 15, 2016, but continued to provide consulting services to the Company through the end of 2016. Pursuant to the applicable award agreements entered into with such individuals, (i) all vested and unexercised stock options held by such individuals expired 30 days following such individual’s resignation if such stock option remained unexercised at the end of such 30 day period and (ii) all unvested restricted shares, RSUs and PSUs were immediately forfeited upon such individual’s resignation. None of Messrs. Peracchi, Burnett or Boeing exercised any vested but unexercised stock options within the applicable 30 day period following their respective resignations.

Option Exercises and Shares Vested During 2016

None of our Named Executive Officers exercised any stock options during 2016. The following table summarizes the vesting of restricted share awards for each of our Named Executive Officers during the fiscal year ended December 31, 2016.

Name and Principal Position	Option Awards		Share Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Harold L. Hickey Chief Executive Officer and President	—	—	24,044	(1)	26,448	(7)
	—	—	34,722	(2)	45,833	(8)
	—	—	200,000	(3)	264,000	(8)
	—	—	104,695	(4)	168,559	(9)
Harold H. Jameson Chief Operating Officer	—	—	16,697	(1)	18,367	(7)
	—	—	5,333	(2)	7,040	(8)
	—	—	85,000	(3)	112,200	(8)
	—	—	55,459	(4)	89,289	(9)
	—	—	16,667	(5)	12,167	(10)
Tyler S. Farquharson	—	—	1,020	(1)	1,122	(7)
Vice President, Chief Financial Officer and Treasurer	—	—	1,833	(6)	2,438	(11)
	—	—	16,667	(3)	22,000	(8)
Chris Peracchi	—	—	10,127	(2)	13,368	(8)
Former Vice President, acting Chief Financial Officer and Treasurer	—	—	27,084	(3)	35,751	(8)
	—	—	20,292	(4)	32,670	(9)
Richard A. Burnett Former Vice President, Chief Financial Officer and Chief Accounting Officer	—	—	13,021	(2)	17,188	(8)
	—	—	95,000	(3)	125,400	(8)
	—	—	64,241	(4)	103,428	(9)
William L. Boeing Former Vice President, General Counsel and Secretary	—	—	69,797	(4)	112,373	(9)

(1)	Pursuant to the terms of the restricted share award agreement that we entered into with the Named Executive Officer on November 21, 2011, the award vests over a five year period with 60% of the shares vesting on the third anniversary of the grant date, 20% of the shares vesting on the fourth anniversary of the grant date and 20% of the shares vesting on the fifth anniversary of the grant date, provided that the holder of the restricted share award remains employed with us on that date. These shares become fully vested and exercisable, subject to their early termination as provided in the restricted share award agreement, immediately prior to a change of control of us.
(2)	Pursuant to the terms of the restricted share award agreement that we entered into with the Named Executive Officer on July 1, 2014, the award vests in equal proportions over three years with one-third vesting on July 1, 2015, one-third vesting on July 1, 2016 and one-third vesting on July 1, 2017, provided that the holder of the restricted share award remains employed with us on that date.
(3)	Pursuant to the terms of a restricted share award agreement that we entered into with the Named Executive Officer on July 1, 2015, the award vests in equal proportions over three years with one-third vesting July 1, 2016, one-third vesting July 1, 2017 and one-third vesting July 1, 2018, provided that the holder of the restricted share award remains employed with us on that date.
(4)	Pursuant to the terms of the 2015 Management Incentive Plan, these restricted shares were fully-vested as of March 7, 2016, the date of grant.
(5)	Pursuant to the terms of a restricted share award agreement that we entered into with the Named Executive Officer on May 14, 2015, the award vests in equal proportions over three years with one-third vesting May 14, 2016, one-third vesting May 14, 2017 and one-third vesting May 14, 2018, provided that the holder of the restricted share award remains employed with us on that date.
(6)	Pursuant to the terms of a restricted share award agreement that we entered into with the Named Executive Officer on August 15, 2014, the award vests in equal proportions over three years with one-third vesting August 15, 2015, one-third vesting August 15, 2016 and one-third vesting August 15, 2017, provided that the holder of the restricted share award remains employed with us on that date.
(7)	Market value is based on $1.10 per share closing price of our Common Shares as reported on the NYSE as of November 18, 2016.
(8)	Market value is based on $1.32 per share closing price of our Common Shares as reported on the NYSE as of July 1, 2016.
(9)	Market value is based on $1.61 per share closing price of our Common Shares as reported on the NYSE as of March 7, 2016.
(10)	Market value is based on $0.73 per share closing price of our Common Shares as reported on the NYSE as of May 13, 2016.
(11)	Market value is based on $1.33 per share closing price of our Common Shares as reported on the NYSE as of August 15, 2016.

Pension Benefits

We do not provide any pension benefits for our Named Executive Officers.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

We do not provide any nonqualified defined contribution or other deferred compensation plans for our Named Executive Officers.

Potential Payments Upon Termination or Change of Control

Fourth Amended and Restated EXCO Resources, Inc. Severance Plan

We have adopted the Fourth Amended and Restated EXCO Resources, Inc. Severance Plan (the “Severance Plan”), which provides that, among other things, (i) employees are eligible for severance pay equal to 1.25 times their base pay, (ii) there is a 12-month protection period following a change of control for eligible employees and (iii) eligible employees can terminate for “good reason” due to a material reduction in base pay or a forced relocation. The Severance Plan provides for the payment of severance in the event the employee’s employment was terminated or there was an adverse change in the employee’s job or compensation, as more specifically described in the Severance Plan, within twelve months following a change of control of EXCO. The Severance Plan is administered by our compensation committee, which has the sole discretion to determine whether an employee’s termination of employment is eligible for payment of severance. All of our regular, full-time employees are eligible to participate in and receive benefits under the Severance Plan.

A change of control is defined under the Severance Plan as the occurrence of any of the following: (i) we are merged or consolidated into or with another entity, and as a result less than a majority of the combined voting power of the surviving entity is held by the holders of our voting shares prior to the merger; (ii) we sell or otherwise transfer all or substantially all of our assets to any person or entity if less than a majority of the combined voting power of such person or entity immediately after such sale or transfer is held by the holders of our voting shares prior to such sale or transfer; (iii) any person is or becomes the beneficial owner, directly or indirectly, of more than 50% of our total voting power; (iv) individuals who on the effective date of the Severance Plan constituted our Board of Directors and their successors or other nominees that are appointed or otherwise approved by the Board of Directors then still in office, cease for any reason to constitute a majority of the Board of Directors; or (v) the adoption of a plan relating to the liquidation or dissolution of us. The definition of “change of control” specifically excludes an event in which any subsidiary of EXCO is spun off by means of a rights offering to EXCO’s shareholders or an underwritten public offering, or any combination thereof, even where less than a majority of the voting equity ownership is retained by EXCO.

A severance payment will be made only if the employee fully executes a release form with the plan administrator, to release and forever discharge us from any and all liability which the employee may have against us as a result of employment with or subsequent termination from us. Severance payment is equal to 1.25 times an employee’s base salary to be paid in cash in a lump sum 60 days following termination of employment, provided that we have timely received an executed release form.

Potential Payments

The following table shows potential payments to our Named Executive Officers that are currently employed by us for various scenarios involving a change of control, death or disability, using, where applicable, the closing price of our Common Shares of $0.87 as reported on the NYSE as of December 30, 2016 and assuming that the applicable triggering event occurred on December 30, 2016.

Executive Benefits and Payments Upon Termination	Termination for Cause or Misconduct Within 12 Months After a Change of Control	Termination Not for Cause or Misconduct or by the Executive for Good Reason Within 12 Months After a Change of Control		Change of Control (No Termination)	Death	Disability
Harold L. Hickey
Severance	$—	$937,500	(1)	$—	$—	$—
Long-term Equity Incentives
—Unvested Stock Options(2)	—	—		—	—	—
—Unvested Restricted Stock Awards(3)	378,208	378,208		378,208	378,208	378,208
—Unvested RSUs(4)	90,625	90,625		90,625	90,625	90,625
—Unvested PSUs(5)	2,455,333	2,455,333		2,455,333	2,455,333	2,455,333

Total	$2,924,167	$3,861,666		$2,924,167	$2,924,167	$2,924,167

Harold H. Jameson
Severance	$—	$531,250	(1)	$—	$—	$—
Long-term Equity Incentives
—Unvested Stock Options(2)	—	—		—	—	—
—Unvested Restricted Stock Awards(3)	188,228	188,228		188,228	188,228	188,228
—Unvested RSUs(4)	33,985	33,985		33,985	33,985	33,985
—Unvested PSUs(5)	1,140,184	1,140,184		1,140,184	1,140,184	1,140,184

Total	$1,362,397	$1,893,647		$1,362,397	$1,362,397	$1,362,397
Tyler S. Farquharson
Severance	$—	$343,750	(1)	$—	$—	$—
Long-term Equity Incentives
—Unvested Stock Options(2)	—	—		—	—	—
—Unvested Restricted Stock Awards(3)	39,294	39,294		39,294	39,294	39,294
—Unvested RSUs(4)	—	—		—	—	—
—Unvested PSUs(5)	62,250	62,250		62,250	62,250	62,250

Total	$104,544	$445,294		$104,544	$104,544	$104,544
Christopher C. Peracchi (6)
Severance	$—	$—		$—	$—	$—
Long-term Equity Incentives
—Unvested Stock Options(2)	—	—		—	—	—
—Unvested Restricted Stock Awards(3)	—	—		—	—	—
—Unvested RSUs(4)	—	—		—	—	—
—Unvested PSUs(5)	—	—		—	—	—

Total	$—	$—		$—	$—	$—

Richard A. Burnett (7)
Severance	$—	$—		$—	$—	$—
Long-term Equity Incentives
—Unvested Stock Options(2)	—	—		—	—	—
—Unvested Restricted Stock Awards(3)	—	—		—	—	—
—Unvested RSUs(4)	—	—		—	—	—
—Unvested PSUs(5)	—	—		—	—	—
Total	$—	$—		$—	$—	$—
William L. Boeing (8)
Severance	$—	$—		$—	$—	$—
Long-term Equity Incentives
—Unvested Stock Options(2)	—	—		—	—	—
—Unvested Restricted Stock Awards(3)	—	—		—	—	—
—Unvested RSUs(4)	—	—		—	—	—
—Unvested PSUs(5)	—	—		—	—	—
Total	$—	$—		$—	$—	$—

(1)	Represents a payment equal to 1.25 times officer’s annual base salary pursuant to our Severance Plan. The applicable Named Executive Officer shall not be eligible to receive a severance payment if either (a) he receives a comparable offer of employment from any other operation of EXCO or any of its affiliate organizations, regardless of whether he accepts such offer or (b) he receives and accepts a transfer of employment to any other operation of EXCO or any of its affiliate organizations.
(2)	Excludes stock options that are currently exercisable. The exercise price of all unvested stock option awards exceeded the $0.87 closing price of our Common Shares as reported on the NYSE on December 30, 2016. Pursuant to the terms of each stock option award, all options become fully vested automatically upon a change of control or upon the death or the total and permanent disability of the officer.
(3)	Pursuant to the terms of each restricted share award agreement, all restricted shares become fully vested automatically upon a change of control or upon the death or the total and permanent disability of the officer.
(4)	Pursuant to the terms of each RSU award agreement, upon a change of control or upon the death or the total and permanent disability of the officer, unvested RSUs become fully vested based on the achievement of the performance criteria as of the date of such triggering event. For purposes of this table, we assumed that 100% of target RSUs will vest as further described under “—Compensation Discussion and Analysis—Executive Compensation Components—Long-Term Incentive Compensation—Restricted Share Units.”

(5)	Pursuant to the terms of each PSU award agreement, upon a change of control or upon the death or the total and permanent disability of the officer, unvested PSUs become fully vested based on the achievement of the performance criteria as of the date of such triggering event. For purposes of this table, we assumed that 100% of target PSUs will vest as further described under “—Compensation Discussion and Analysis—Executive Compensation Components—Long-Term Incentive Compensation—Performance Share Units.”
(6)	Mr. Peracchi resigned effective as of November 2, 2016 and was not entitled to any payments in connection with such resignation.
(7)	Mr. Burnett resigned effective as of August 22, 2016 and was not entitled to any payments in connection with such resignation.
(8)	Mr. Boeing resigned effective as of April 15, 2016 and was not entitled to any payments in connection with such resignation.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2016, the compensation committee was comprised of Messrs. Stillwell (chair), Benjamin, Ford, Ross and Serota. Messrs. Benjamin and Serota refused, at the Company’s request, to stand for reelection at our annual meeting of shareholders in 2016 and therefore ceased to serve as members of our compensation committee effective as of the conclusion of the 2016 Annual Meeting. Mr. Ross also resigned from our Board of Directors and each of its committees upon the confirmation of his appointment as the U.S. Secretary of Commerce on February 28, 2017. In addition, Mr. Ford resigned as a member of the compensation committee on March 30, 2017 following a determination by the Board of Directors that Mr. Ford was no longer independent.

During the fiscal year ended December 31, 2016, no member of our compensation committee was or had been an officer or employee of us or any of our subsidiaries or had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K. None of our executive officers served as a director or member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served on our compensation committee or as one of our directors.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2016 with respect to our equity compensation plans under which our equity securities are authorized for issuance:

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	82,380,926	$6.57	14,293,850
Equity compensation plans not approved by security holders	Not applicable	Not applicable	Not applicable

Total	82,380,926	$6.57	14,293,850

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes of ownership with the SEC. Our officers, directors and 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms so filed. Based solely on review of copies of such forms received, we believe that, during the last fiscal year, all filing requirements under Section 16(a) applicable to our officers, directors and 10% shareholders were timely met.

Transactions with Related Persons

In accordance with our audit committee charter, our audit committee is responsible for reviewing and pre-approving the terms and conditions of all related party transactions that are required to be disclosed under Item 404 of Regulation S-K, unless the audit committee deems it appropriate to diverge from this responsibility. Our audit committee determined that it was appropriate for the Special Committee to pre-approve the following transaction that occurred during 2017, and the Special Committee pre-approved the following transaction that occurred during 2017:

1.5 Lien Note Offering and Second Lien Term Loan Exchange

On March 15, 2017, we closed the offering of the 1.5 Lien Notes, pursuant to which we issued an aggregate of $300.0 million 1.5 Lien Notes due 2022 in a private offering exempt from the registration requirements of the Securities Act. The 1.5 Lien Notes bear interest at a cash interest rate of 8% per annum, or, if we elect to make PIK interest payments on the 1.5 Lien Notes with our Common Shares or, in certain circumstances, by issuing additional 1.5 Lien Notes, at a PIK interest rate of 11% per annum. The proceeds from the issuance of the 1.5 Lien Notes were primarily utilized to repay all of the outstanding indebtedness under the EXCO Resources Credit Agreement, transaction fees and expenses and for general corporate purposes.

On March 15, 2017, in connection with the offering of the 1.5 Lien Notes, we closed the Second Lien Term Loan Exchange, pursuant to which we exchanged an aggregate of $682.8 million of outstanding Second Lien Term Loans for an aggregate of $682.8 million new 1.75 Lien Term Loans due 2020.

In connection with the 1.5 Lien Note Offering and Second Lien Term Loan Exchange, we issued the Warrants representing the right to purchase an aggregate of up to 348,935,155 Common Shares (assuming a cash exercise) at exercise prices ranging from $0.01 per share to $0.93 per share in a private offering exempt from the registration requirements of the Securities Act.

Certain related parties of our directors, directly or indirectly, participated in the offering of the 1.5 Lien Notes and the Second Lien Term Loan Exchange, and certain of our directors may have direct or indirect interests in holdings of the 1.5 Lien Notes, 1.75 Lien Term Loans and/or the Warrants, including:

•	Samuel Mitchell, a member of our Board of Directors, serves as a Managing Director of Hamblin Watsa, wholly owned subsidiary of Fairfax Financial, and certain affiliates of Fairfax Financial hold, directly or indirectly, $151.0 million in aggregate principal amount of 1.5 Lien Notes and approximately $412.1 million in aggregate principal amount of 1.75 Lien Term Loans, as well as 1.5 Lien Notes Warrants representing the right to purchase an aggregate of up to 162,365,599 Common Shares (assuming a cash exercise) at an exercise price equal to $0.93 per share, Commitment Fee Warrants representing the right to purchase an aggregate of up to 6,471,433 Common Shares (assuming a cash exercise) at an exercise price equal to $0.01 per share and Amendment Fee Warrants representing the right to purchase an aggregate of up to 19,412,035 Common Shares (assuming a cash exercise) at an exercise price equal to $0.01. These affiliates were also granted the Preemptive Rights in connection with the issuance of the 1.5 Lien Notes. Certain affiliates of Fairfax Financial are also the beneficial owners of approximately 9.7% of our Common Shares based on public filings with the SEC.

•	John Wilder, a member of our Board of Directors, serves as the sole manager and has the power to direct the affairs of Bluescape, which serves as the general partner of and directs Bluescape Fund, the owner of ESAS. ESAS holds $70.0 million in aggregate principal amount of 1.5 Lien Notes and approximately $47.9 million in aggregate principal amount of 1.75 Lien Term Loans, as well as 1.5 Lien Notes Warrants representing the right to purchase an aggregate of up to 75,268,818 Common Shares (assuming a cash exercise) at an exercise price equal to $0.93 per share. ESAS was also granted the Preemptive Rights in connection with the issuance of the 1.5 Lien Notes and ESAS is the beneficial owner of approximately 6.5% of our Common Shares based on public filings with the SEC.

•	B. James Ford, a member of our Board of Directors, serves as a Senior Advisor of Oaktree. Certain affiliates of Oaktree hold, directly or indirectly, $39.5 million in aggregate principal amount of 1.5 Lien Notes and 1.5 Lien Notes Warrants representing the right to purchase an aggregate of up to 42,473,119 Common Shares (assuming a cash exercise) at an exercise price equal to $0.93 per share. These affiliates were also granted the Preemptive Rights in connection with the issuance of the 1.5 Lien Notes. Certain affiliates of Oaktree are also the beneficial owners of approximately 10.9% of our Common Shares based on public filings with the SEC.

In addition, in connection with the offering of the 1.5 Lien Notes, ESAS and Oaktree elected to receive a cash commitment fee of approximately $2.1 million and $1.2 million, respectively, in lieu of receiving any Commitment Fee Warrants. In connection with the Second Lien Term Loan Exchange, ESAS elected to receive cash amendment fees of approximately $1.6 million in lieu of receiving any Amendment Fee Warrants.

For additional information concerning the 1.5 Lien Notes offering and the Second Lien Term Loan Exchange, please see “Proposal 2— Description of the 1.5 Lien Notes Offering and the Second Lien Term Loan Exchange.”

Other Relationships with the Company

Fairfax Second Lien Term Loan

On October 19, 2015, as part of a series of transactions by which we restructured a portion of our indebtedness, we entered into the Fairfax Term Loan, pursuant to which, on October 26, 2015, the lenders party thereto issued us $300.0 million in aggregate principal amount of senior secured second lien term loans, the proceeds of which were used to repay outstanding indebtedness under our credit agreement. In addition, affiliates of Fairfax Financial were the record holders of approximately $112.1 million in principal amount of the Exchange Term Loan as of December 31, 2016. As an administrative agent of the Fairfax Term Loan, Fairfax Financial received a one-time fee of $6.0 million from us upon closing. For the year ended December 31, 2016, Fairfax Financial received $49.9 million of interest payments under the Fairfax Term Loan and Exchange Term Loan. As described above, the Fairfax Term Loan was deemed repaid in full in connection with the Second Lien Term Loan Exchange, and the portion of the Exchange Term Loan held by affiliates of Fairfax Financial was exchanged for 1.75 Lien Term Loans in connection with the Second Lien Term Loan Exchange.

Mr. Mitchell, a member of our Board of Directors, is a Managing Director of Hamblin Watsa and a member of Hamblin Watsa’s investment committee, which consists of seven members that manage the investment portfolio of Fairfax Financial. Based on filings with the SEC, Fairfax Financial is the beneficial owner of approximately 9.7% of our outstanding Common Shares.

Exchange Second Lien Term Loan

On October 19, 2015, in connection with the Fairfax Term Loan and our restructuring transactions, we also entered into the Exchange Term Loan, pursuant to which on October 26, 2015 and November 4, 2015, the lenders party thereto issued us $291.3 million and $108.7 million, respectively, in aggregate principal amount of senior secured second lien term loans, the proceeds of which were used to repurchase a portion of our outstanding unsecured notes.

In the first quarter of 2016, ESAS entered into an agreement with an unaffiliated lender under the Exchange Term Loan, pursuant to which the lender made periodic payments to ESAS or received periodic payments from ESAS based on changes in the market value of the Exchange Term Loan, and the lender made periodic payments to ESAS based on the interest rate of the Exchange Term Loan. As of December 31, 2016, the agreement effectively provided ESAS with the economic consequences of ownership of approximately $47.9 million in principal amount of the Exchange Term Loan without direct ownership of, or consent rights with respect to, the Exchange Term Loan. In January 2017, ESAS irrevocably purchased and assumed all the rights and obligations from this unaffiliated lender and became a direct lender under a portion of the Exchange Term Loan. As described above, the portion of the Exchange Term Loan held by ESAS was exchanged for 1.75 Lien Term Loans in connection with the Second Lien Term Loan Exchange.

Mr. Wilder, the Executive Chairman of our Board of Directors, serves as the sole manager and has the power to direct the affairs of Bluescape, which serves as the general partner of and directs Bluescape Fund, the owner of ESAS, and may be deemed to share ESAS’ interest in the Exchange Term Loan or our Common Shares. Based on public filings with the SEC, ESAS is the beneficial owner of approximately 6.5% of our outstanding Common Shares.

APPROVAL PURSUANT TO SECTION 312.03 OF THE NYSE LISTED COMPANY MANUAL OF THE ISSUANCE OF OUR COMMON SHARES AS PAYMENT FOR THE INTEREST DUE UNDER THE 1.5 LIEN NOTES AND 1.75 LIEN TERM LOANS AND UPON THE EXERCISE OF THE WARRANTS OR PREEMPTIVE RIGHTS

(Proposal 2)

Introduction

We are an independent oil and natural gas company engaged in the exploration, exploitation, acquisition, development and production of onshore U.S. oil and natural gas properties with a focus on shale resource plays. Our principal operations are conducted in certain key U.S. oil and natural gas areas including Texas, Louisiana and the Appalachia region.

Our operating results are strongly influenced by the market prices for the oil and natural gas that we sell. Oil and natural gas prices declined sharply during the latter half of 2014 and continued to decline throughout 2015 and into 2016. Although oil and natural gas prices rose throughout the majority of 2016, prices of oil and natural gas have historically been extremely volatile and we expect this volatility to continue. Compared to earlier years, the lower average prices realized for oil and natural gas in 2015 and 2016, coupled with the slow recovery in financial markets that has continued to significantly limit and increase the cost of capital, have compelled most oil and natural gas producers, including us, to reduce levels of exploration, exploitation, acquisition, drilling and production activity. This has had a significant effect on our capital resources, liquidity and operating results.

This Proposal 2 is being submitted to our shareholders in connection with the offering of the 1.5 Lien Notes, the Second Lien Term Loan Exchange and the issuance of the Warrants that we completed on March 15, 2017. These transactions were intended to (i) improve our liquidity, (ii) allow us to preserve cash by making certain interest payments on the 1.5 Lien Notes and the 1.75 Lien Term Loans in our Common Shares and (iii) extend the weighted average maturity of our indebtedness from 3.0 years to 3.9 years. The offering of the 1.5 Lien Notes, the Second Lien Term Loan Exchange and the issuance of the Warrants principally consisted of:

•	the issuance by us of $300.0 million in aggregate principal amount of 8.0% / 11.0% 1.5 Lien Senior Secured PIK Toggle Notes due 2022;

•	the exchange by participating lenders of $300.0 million aggregate principal amount of loans under the Fairfax Term Loan and approximately $382.8 million aggregate principal amount of loans under the Exchange Term Loan for an aggregate of approximately $682.8 million principal amount of new 1.75 Lien Term Loans due October 26, 2020;

•	the issuance of (i) 1.5 Lien Notes Warrants representing the right to purchase an aggregate of up to 322,580,655 of our Common Shares (assuming a cash exercise) at an exercise price of $0.93 per share to the purchasers of the 1.5 Lien Notes, (ii) Commitment Fee Warrants representing the right to purchase an aggregate of up to 6,471,433 of our Common Shares (assuming a cash exercise) at an exercise price of $0.01 per share to certain parties that committed to backstop the issuance of the 1.5 Lien Notes and (c) Amendment Fee Warrants representing the right to purchase an aggregate of up to 19,883,077 of our Common Shares (assuming a cash exercise) at an exercise price of $0.01 per share to the lenders that participated in the Second Lien Term Loan Exchange; and

•	the grant of the Preemptive Rights.

As a result of the Second Lien Term Loan Exchange, the Fairfax Term Loan was deemed repaid in full and the Exchange Term Loan was amended to eliminate substantially all of the covenants and events of default included therein. In connection with these transactions, we also amended the EXCO Resources Credit Agreement to reduce the borrowing base thereunder to $150.0 million, permit the issuance of the 1.5 Lien Notes and 1.75 Lien Term Loans and modify certain financial covenants.

Our ability to pay interest on the 1.5 Lien Notes and 1.75 Lien Term Loans in our Common Shares and the ability of the Warrant holders to exercise the Warrants is conditioned on the approval of such issuances by our shareholders under the rules of the NYSE. As a result, we are asking our shareholders to approve the Share Issuance Proposal. As further described herein, the approval of the Share Issuance Proposal by our shareholders is required for us to realize the full potential of the transactions described above.

Background of the 1.5 Lien Notes Offering and the Second Lien Term Loan Exchange

As a result of the depressed commodity price environment, we began engaging in strategic restructuring transactions in late 2015. Since that time, we completed a number of transactions to improve our balance sheet and provide structural liquidity, including the following:

•	we closed a services and investment agreement with ESAS on September 8, 2015 which resulted in, among other things, ESAS purchasing 5,882,353 Common Shares from us for gross proceeds of $10.0 million and agreeing to provide us with certain strategic advisory services.

•	on October 26, 2015, we closed the funding of the Second Lien Term Loans in the aggregate principal amount of $591.0 million and used the proceeds to repay approximately $300.0 million principal amount of outstanding indebtedness under the EXCO Resources Credit Agreement, and repurchased an aggregate of approximately $577.0 million principal amount of our 7.5% senior unsecured notes due September 15, 2018 (“2018 Notes”) and 8.5% senior unsecured notes due April 15, 2022 (“2022 Notes”).

•	on November 4, 2015, we used the remaining capacity under the Exchange Term Loan to incur an additional $109.0 million of aggregate principal amount of Exchange Term Loans and used the proceeds to repurchase an aggregate of approximately $251.0 million principal amount of our 2018 Notes and 2022 Notes.

•	beginning in late 2015 and through the end of 2016, we repurchased an aggregate of $26.4 million and $51.4 million in principal amount of our 2018 Notes and 2022 Notes, respectively, with an aggregate of $13.3 million in cash.

•	throughout 2016, we executed a series of certain non-core asset divestitures for an aggregate of $14.6 million in cash and other consideration.

Despite the completion of these strategic transactions, our liquidity has remained severely constrained due, in part, to our significant indebtedness and interest payment obligations. Our cash interest payments on our debt totaled $118.8 million for 2016, and the borrowing base under the EXCO Resources Credit agreement has been reduced substantially since 2015 which has substantially limited our liquidity. During this time, oil and natural gas prices have continued to be volatile, and, as a result, we have had to limit our development activities to preserve our capital, which in turn has negatively impacted our results of operations.

As a result of the ongoing volatility in in oil and natural gas prices and our constrained liquidity, in May 2016, our Board of Directors formed the Special Committee to, among other things, assess the Company’s operating and financial situation and to evaluate, develop and recommend one or more strategic alternatives. The Special Committee originally consisted of three members of our Board of Directors, Messrs. Benjamin, Serota and Stillwell, but has consisted solely of Mr. Stillwell since the conclusion of our 2016 annual meeting of shareholders where Messrs. Benjamin and Serota refused, at the Company’s request, to stand for reelection. Following the departures of Messrs. Benjamin and Serota, the Board of Directors, as a whole, and the senior management of the Company continued to review and evaluate strategic refinancing alternatives, including assessments of the Company’s operating and financial structure and financing alternatives.

In July 2016, our Board of Directors engaged Credit Suisse (“CS”) to assist in the review of restructuring and refinancing alternatives and, at the direction of the Board, to contact third parties regarding their potential interest in one or more restructuring or refinancing alternatives. In August 2016, we completed a cash tender offer that resulted in the repurchase of an aggregate of $101.3 million in principal amount of our 2022 Notes for an aggregate purchase price of $40.0 million. However, throughout the latter half of 2016 our liquidity remained severely constrained and we continued to evaluate strategic restructuring transactions.

In connection with the strategic review process, the Company, with the assistance of CS, reviewed various potential transactions during 2016 and submitted the terms of a proposed financing transaction with an independent third party (the “Potential Investor”) to the Board for consideration in November 2016, pursuant to which the Company would offer and sell to the Potential Investor up to $375 million in aggregate principal amount of Senior Secured 1.5 Lien Notes due 2021 and amend the EXCO Resources Credit Agreement to permit a borrowing base no greater than $125 million (the “Third Party Financing”).

After a review and evaluation of the Third Party Financing, on November 28, 2016, our Board of Directors authorized and approved the authorized officers of the Company to enter into a negotiation of documentation for the Third Party Financing.

In December 2016, as part of obtaining the requisite consents of the Company’s lenders for the Third Party Financing, the management of the Company submitted the terms of the Third Party Financing to representatives of Fairfax, as affiliates of Fairfax were the holders of a substantial portion of the Company’s Second Lien Term Loans. Following the delivery of the terms of the Third Party Financing to such representatives, an affiliate of Fairfax Financial delivered to representatives of the Company an unsolicited alternative financing proposal, and the management of the Company began evaluating the terms of their proposal.

On January 24, 2017, our Board of Directors reformed the Special Committee and appointed Mr. Stillwell, as the only member of the Board of Directors at the time that was expected to be disinterested with respect to such transactions, as the sole member of the Special Committee. The Board of Directors reformed the Special Committee for the purpose of reviewing, evaluating, negotiating, recommending to the Board of Directors and ultimately approving or rejecting the 1.5 Lien Notes offering and Second Lien Term Loan Exchange, the Third Party Financing or any alternative transaction.

Following the reformation of the Special Committee, the Special Committee convened several other times during 2017 to meet with members of the Company’s management, as well as the Company’s legal and financial advisors, including CS, in order to review and assess the offering of the 1.5 Lien Notes and Second Lien Term Loan Exchange, the Third Party Financing and any alternative transactions.

Following these meetings, on March 6, 2017, the Special Committee authorized and approved the offering of the 1.5 Lien Notes and the Second Lien Term Loan Exchange, as well as recommended that the whole Board of Directors authorize and approve the offering of the 1.5 Lien Notes and the Second Lien Term Loan Exchange.

Key factors leading to the decision of the Special Committee to pursue the offering of the 1.5 Lien Notes and the Second Lien Term Loan Exchange were, among other things:

•	the fact that the Company’s cash flow was severely constrained and the 1.5 Lien Notes and 1.75 Lien Term Loans would allow, subject to certain limitations, the Company to make PIK interest payments in its Common Shares, which was not a feature of the notes to be offered in the Third Party Financing;

•	the fact that the Company anticipated being able to save up to $163.9 million of cash by making PIK interest payments on the 1.5 Lien Notes and 1.75 Lien Term Loans in its Common Shares through the end of 2018;

•	the fact that the offering of the 1.5 Lien Notes would provide the Company with up to $300 million of cash which would be used to pay down the outstanding indebtedness under the EXCO Resources Credit Agreement;

•	the fact that, in connection with the offering of the 1.5 Lien Notes and the 1.75 Lien Term Loans, the Company would amend the EXCO Resources Credit Agreement to permit the offering of the 1.5 Lien Notes and 1.75 Lien Term Loans and such amendment would provide certain covenant relief with respect to the affirmative financial covenants therein;

•	the fact that the covenants and events of default in the credit agreement governing the 1.75 Lien Term Loans were similar to those in the Second Lien Term Loans;

•	the fact that substantially all of the restrictive covenants in the Second Lien Term Loans would be eliminated through the Second Lien Amendment;

•	the fact that, in order to comply with the requirements in the indentures governing the 2018 Notes and 2022 Notes, on March 3, 2017, an independent investment bank made an oral presentation to the Special Committee regarding its preparation of a fairness opinion stating that the 1.5 Lien Notes offering and the Second Lien Term Loan Exchange was fair, from a financial standpoint, to the Company and its Restricted Subsidiaries (as defined in the indentures governing the 2018 Notes and 2022 Notes), taken as a whole, or that the 1.5 Lien Notes offering and the Second Lien Term Loan Exchange was not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time of the 1.5 Lien Notes offering and the Second Lien Term Loan Exchange in an arm’s-length transaction with a person who is not an Affiliate (as defined in the indentures governing the 2018 Notes and 2022 Notes); and

•	the fact that the average weighted maturity of the Company’s debt would be extended from 3.0 years to 3.9 years.

The Special Committee also carefully considered and discussed a number of risks associated with the offering of the 1.5 Lien Notes and the Second Lien Term Loan Exchange, including:

•	the fact that certain related parties of the Board of Directors would participate, directly or indirectly, in the offering of the 1.5 Lien Notes and the Second Lien Term Loan Exchange, and that the substantial holdings that these related parties would have in the 1.5 Lien Notes, 1.75 Lien Term Loans and Warrants could create actual or potential conflicts of interest between the Company’s directors and the interests of the Company’s shareholders generally;

•	the fact that the Company’s shareholders would experience substantial dilution upon the Company’s election to make PIK interest payments on the 1.5 Lien Notes and the 1.75 Lien Term Loans in its Common Shares or upon the exercise of the Warrants;

•	the fact that the parties who agreed to backstop the offering of the 1.5 Lien Notes would be granted the Preemptive Rights; and

•	the fact that, in connection with the offering of the 1.5 Lien Notes and the Second Lien Term Loan Exchange, the borrowing base under the EXCO Resources Credit Agreement would be reduced to $150.0 million.

After weighing these factors, our Board of Directors, acting on the recommendation of the Special Committee, approved the offering of the 1.5 Lien Notes and the Second Lien Term Loan Exchange, and on March 15, 2017, we closed the offering of the 1.5 Lien Notes and the Second Lien Term Loan Exchange.

Description of the 1.5 Lien Notes Offering and the Second Lien Term Loan Exchange

1.5 Lien Notes and the 1.5 Lien Notes Offering

On March 15, 2017, we entered into a Purchase Agreement, dated as of March 15, 2017 (the “Note Purchase Agreement”), by and among the Company, the subsidiary guarantors named therein and certain purchasers (“Purchasers”) named therein, including certain affiliates of Hamblin Watsa and Fairfax Financial, ESAS, certain affiliates of Oaktree and Gen IV Investment Opportunities, LLC and certain of its affiliates (“Gen IV,” and collectively with Hamblin Watsa, Fairfax Financial, ESAS and Oaktree, the “Commitment Parties”), pursuant to which we issued for cash to the Purchasers $300.0 million in aggregate principal amount of the 1.5 Lien Notes in a private placement exempt from the registration requirements of the Securities Act. The Note Purchase Agreement contains customary representation and warranties by the Company and the Purchasers and customary indemnification obligations of the Company and the subsidiary guarantors named therein to the Purchasers.

In connection with the issuance of the 1.5 Lien Notes, on March 15, 2017, we also issued to the Purchasers 1.5 Lien Notes Warrants representing the right to purchase an aggregate of up to 322,580,655 Common Shares (assuming a cash exercise) at an exercise price of $0.93 per share (representing a 33.3% premium to the trailing 30-day volume weighted average price of the Common Shares ending on February 28, 2017). In addition, we issued the Commitment Parties, as parties who agreed to backstop the offering of the 1.5 Lien Notes, a backstop commitment fee of 3% of the aggregate principal amount of the 1.5 Lien Notes in the form of either (i) warrants representing the right to purchase an aggregate of up to 6,471,433 Common Shares (assuming a cash exercise) at an exercise price of $0.01 per share (with the per share value of the Common Shares based on $0.70, which was the 30 day volume weighted average price of the Common Shares ending on February 28, 2017) or (ii) an aggregate of approximately $4.5 million in cash. The backstop commitment fee was paid in connection with a Backstop Commitment Fee Election Letter and Preemptive Right (each, a “Backstop Fee Letter”) with each of the Commitment Parties, pursuant to which the Commitment Parties each made an election to receive the backstop fee in the form of Commitment Fee Warrants or cash.

Under the terms of the Backstop Fee Letters, each Commitment Party was also granted a Preemptive Right that provides each Commitment Party with the right, so long as such Commitment Party is the holder of any 1.5 Lien Notes Warrants, to purchase all or any portion of Common Shares that the Company proposes to issue in an offering for cash in the future (other than shares to be issued to directors, officers, employees and consultants in connection with their service as such), pro rata in proportion to their ownership stake in the Company based on the amount of Common Shares they would own as if their respective 1.5 Lien Notes Warrants had been exercised immediately prior to such offering. The Commitment Parties may not exercise their respective Preemptive Rights to the extent that it would result in the offering of Common Shares requiring the Company to seek any regulatory approvals prior to such offering (excluding approvals required by the SEC but including approvals required by the NYSE); provided, however, that if the Preemptive Rights cannot be fully exercised as a result of such limitation, the Company must use reasonable best efforts to obtain such regulatory approvals.

The Company received gross proceeds of approximately $300.0 million from the issuance of the 1.5 Lien Notes. The Company used the proceeds to repay all of the outstanding indebtedness under the EXCO Resources Credit Agreement, which was approximately $253.6 million, as well as to pay for transaction fees and expenses and for other general corporate purposes.

1.5 Lien Indenture

The 1.5 Lien Notes are governed by an Indenture, dated as of March 15, 2017, by and among the Company, certain of its subsidiaries, as guarantors, and Wilmington Trust, National Association, as trustee and collateral trustee (the “1.5 Lien Indenture”). The 1.5 Lien Indenture provides that the 1.5 Lien Notes will mature on March 20, 2022. Pursuant to the 1.5 Lien Indenture, interest accrues at a cash interest rate of 8% per annum and interest will be payable on March 20 and September 20 of each year, commencing on September 20, 2017. Under the terms of the 1.5 Lien Indenture, the Company may, at its discretion prior to December 31, 2018 and subject to certain limitations thereafter, make PIK interest payments on the 1.5 Lien Notes in its Common Shares or in issuances of additional 1.5 Lien Notes at a PIK interest rate of 11% per annum, as further described below under “PIK Payments.” The cash interest rate of the 1.5 Lien Notes will increase from 8% per annum to 15% per annum, and the PIK interest rate will increase from 11% per annum to 20% per annum, if, by September 30, 2017 (or by November 30, 2017, in the event that this proxy statement is reviewed by the SEC), the Company does not obtain shareholder approval of (i) the issuance of its Common Shares as PIK interest payments and the issuance of the Common Shares underlying the Warrants for purposes of Section 312.03 of the NYSE Listed Company Manual, to the extent that the Common Shares remain listed on the NYSE and such approval is required for such issuances, and (ii) an amendment to the Company’s Charter to (a) increase the total number of Common Shares that the Company is authorized to issue or (b) effect a reverse stock split without a proportionate reduction in the authorized Common Shares; provided, however, that the Company may waive, in its sole discretion, the requirement to obtain approval of the amendment to its Charter (such approvals, the “Requisite Shareholder Approval”).

The 1.5 Lien Notes are jointly and severally guaranteed by all of the Company’s subsidiaries that guarantee the Company’s indebtedness under the EXCO Resources Credit Agreement and the indebtedness under the Second Lien Term Loans, and are secured by second priority liens on substantially all of the assets of the Company and such guarantors. The 1.5 Lien Notes rank pari passu in right of payment with one another and all of the Company’s other existing and future senior indebtedness, including the Company’s debt under the EXCO Resources Credit Agreement, the 1.75 Lien Term Loans, the remaining outstanding portion of the Exchange Term Loan and the Company’s 2018 Notes and 2022 Notes. However, because the debt under the EXCO Resources Credit Agreement has a priority claim to the collateral securing the 1.5 Lien Notes pursuant to the Intercreditor Agreement (as defined below), the 1.5 Lien Notes rank (i) contractually junior to the Company’s debt under the EXCO Resources Credit Agreement and any other first lien obligations (subject to the terms of the Intercreditor Agreement described below), (ii) pari passu with one another, (iii) contractually senior to the 1.75 Lien Term Loans, the remaining outstanding portion of the Exchange Term Loan and any future third lien obligations and (iv) structurally senior to all of the Company’s existing and future unsecured senior indebtedness, including the Company’s 2018 Notes and 2022 Notes, in each case to the extent of the value of the collateral securing the 1.5 Lien Notes.

1.75 Lien Term Loans and Second Lien Term Loan Exchange

In connection with the offering of the 1.5 Lien Notes, on March 15, 2017, the Company completed the Second Lien Term Loan Exchange whereby approximately $682.8 million in aggregate principal amount of its outstanding Second Lien Term Loans, consisting of all of the outstanding indebtedness under the Fairfax Term Loan and approximately $382.8 million in aggregate principal amount of the Exchange Term Loan, were exchanged for approximately $682.8 million in aggregate principal amount of new 1.75 Lien Term Loans, pursuant to a Purchase Agreement, dated March 15, 2017, by and among the Company, Hamblin Watsa, as administrative agent under the Fairfax Term Loan, Wilmington Trust, National Association, as administrative agent under the Exchange Term Loan, and each of the exchanging lenders party thereto (the “Exchange Agreement”). The 1.75 Lien Term Loans were issued pursuant to a 1.75 Lien Term Loan Credit Agreement, dated as of March 15, 2017, by and among the Company, certain of its subsidiaries, as guarantors, and Wilmington Trust, National Association, as administrative agent and collateral trustee (the “1.75 Lien Term Loan Credit Agreement”). Certain affiliates of Hamblin Watsa and Fairfax, ESAS and Gen IV and certain of its affiliates, as lenders of the Second Lien Term Loans, participated in the Second Lien Term Loan Exchange.

Under the terms of the Second Lien Term Loan Exchange, each exchanging Second Lien Term Loan lender received $1,000 in aggregate principal amount of 1.75 Lien Term Loans for every $1,000 in aggregate principal amount of Second Lien Term Loans tendered by such exchanging lender. In addition, the Company issued the exchanging Second Lien Term Loan lenders, at their election, either (i) Amendment Fee Warrants representing the right to purchase an aggregate of up to 19,883,077 Common Shares (assuming a cash exercise) at an exercise price of $0.01 per share (with the number of Common Shares underlying such Amendment Fee Warrants based on 10% of the Company’s fully-diluted outstanding Common Shares on March 15, 2017 after giving effect to the issuance of Common Shares underlying the Amendment Fee Warrants and the Commitment Fee Warrants, but prior to giving effect to the issuance of the 1.5 Lien Notes Warrants and any PIK interest payments in Common Shares and subject to pro rata reduction for any lender who elects to receive cash instead of Amendment Fee Warrants) or (ii) approximately $8.6 million in cash, in each case as a consent fee for agreeing to certain amendments to the agreements governing the Exchange Term Loan (as further described below).

As a result of the Second Lien Term Loan Exchange, the Fairfax Term Loan was deemed satisfied and paid in full and was terminated. In addition, pursuant to the terms of the Second Lien Term Loan Exchange, each exchanging lender of the Exchange Term Loan consented to the entry into an amendment to the agreement governing the Exchange Term Loan to eliminate substantially all of the covenants and events of default included therein (the “Exchange Term Loan Amendment”). The Exchange Term Loan Amendment became effective on March 15, 2017 in connection with the closing of the Second Lien Term Loan Exchange. Following the Second Lien Term Loan Exchange, the Company has approximately $17.2 million in aggregate principal amount of Second Lien Term Loans outstanding, consisting entirely of the remaining portion of the Exchange Term Loan.

The terms of the 1.75 Lien Term Loans are governed by the 1.75 Lien Term Loan Credit Agreement, which provides that the 1.75 Lien Term Loans will mature on October 26, 2020. Pursuant to the 1.75 Lien Term Loan Credit Agreement, interest accrues at a cash interest rate of 12.5% per annum and interest will be payable March 20, June 20, September 20 and December 20 of each year, commencing on June 20, 2017. Under the terms of the 1.75 Lien Term Loan Credit Agreement, the Company may, at its discretion prior to December 31, 2018 and subject to certain limitations thereafter, make PIK interest payments on the 1.75 Lien Term Loans in its Common Shares or in issuances of additional 1.75 Lien Term Loans at a PIK interest rate of 15% per annum, as further described below under “PIK Payments.”

The 1.75 Lien Term Loans are jointly and severally guaranteed by all of the Company’s subsidiaries that guarantee the Company’s indebtedness under the EXCO Resources Credit Agreement and the Second Lien Term Loans, and are secured by third priority liens on substantially all of the assets of the Company and such guarantors. The 1.75 Lien Term Loans rank pari passu in right of payment with one another and all of the Company’s other existing and future senior indebtedness, including the Company’s debt under the EXCO Resources Credit Agreement, the 1.5 Lien Notes, the remaining outstanding portion of the Exchange Term Loan and the 2018 Notes and 2022 Notes. However, because the debt under the EXCO Resources Credit Agreement and the 1.5 Lien Notes have a priority claim to the collateral securing the 1.75 Lien Term Loans pursuant to the Intercreditor Agreement (as defined below), the 1.75 Lien Term Loans rank (i) contractually junior to the Company’s debt under the EXCO Resources Credit Agreement, the 1.5 Lien Notes and any other priority lien or second lien obligations (subject to the terms of the Intercreditor Agreement described below), (ii) pari passu with one another, (iii) contractually senior to the remaining outstanding portion of the Exchange Term Loan and any future third lien obligations and (iv) structurally senior to all of the Company’s existing and future unsecured senior indebtedness, including the Company’s 2018 Notes and 2022 Notes, in each case to the extent of the value of the collateral securing the 1.75 Lien Term Loans.

PIK Payments

Each of the 1.5 Lien Indenture and the 1.75 Lien Term Loan Credit Agreement allow the Company, on the terms and conditions described below, to make PIK interest payments on the 1.5 Lien Notes and the 1.75 Lien Term Loans, as applicable, in Common Shares, or, in certain circumstances, additional 1.5 Lien Notes or 1.75 Lien Term Loans, as applicable.

Under the 1.5 Lien Indenture and the 1.75 Lien Term Loan Credit Agreement, the price of the Company’s Common Shares for determining PIK payments is based on the trailing 20-day volume weighted average price on the Determination Date (as defined in the 1.5 Lien Indenture or the 1.75 Lien Term Loan Credit Agreement, as applicable).

The Company’s ability to make PIK payments in Common Shares under the 1.5 Lien Notes and 1.75 Lien Term Loans is subject to the following conditions: (i) the Company shall have received the Requisite Shareholder Approval, (ii) the issuance of Common Shares as a PIK payment shall not result in a beneficial owner of the 1.5 Lien Notes or 1.75 Lien Term Loans, as applicable, such beneficial owner’s affiliates and any person subject to aggregation with such beneficial owner or its affiliates under Sections 13(d) and 14(d) of the Exchange Act beneficially owning (as defined in Rules 13d-3 or 13d-5 under the Exchange Act, except that for purposes of this clause (ii) such holder shall be deemed to have “beneficial ownership” of all shares that any such holder has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the voting capital stock of the Company or any of its direct or indirect parent entities (or their successors by merger, consolidation or purchase of all or substantially all of their assets) (such limitation on beneficial ownership, the “Beneficial Ownership Limitation”), (iii) the number of Common Shares issued as a PIK payment shall not exceed the amount of Common Shares that the Company is authorized to issue under its Charter, (iv) the Common Shares issued as a PIK payment shall be (a) listed on the NYSE or any other exchange on which the Common Shares are then listed or the over the counter market and (b) duly authorized, validly issued and non-assessable, and the issuance of such PIK Common Shares shall not be subject to any preemptive or similar rights and (v) the Company’s Resale Registration Statement (as defined in the 1.5 Lien Indenture or 1.75 Lien Term Loan Credit Agreement, as applicable) shall have been declared effective by the SEC subject to the requirements of the Registration Rights Agreement (as defined below). If the foregoing conditions are not met and the Company otherwise has the ability to elect to make PIK interest payments, the Company may make PIK interest payments in additional 1.5 Lien Notes or 1.75 Lien Term Loans, as applicable.

Prior to December 31, 2018, the Company may make PIK payments on the 1.5 Lien Notes and the 1.75 Lien Term Loans in its sole discretion, subject to the receipt of the Requisite Shareholder Approval. After December 31, 2018, the Company is permitted to make PIK payments only in the following percentages of interest due based on its liquidity, which is defined as (i) the sum of (a) the Company’s unrestricted cash and cash equivalents and (b) any amounts available to be borrowed under the EXCO Resources Credit Agreement (to the extent then available) less (ii) the face amount of any letters of credit outstanding under the EXCO Resources Credit Agreement (“Liquidity”):

Liquidity Level	PIK Payment Percentage
Less than $150 million	100%
$150 million or greater but less than $175 million	75%
$175 million or greater but less than $200 million	50%
$200 million or greater but less than $225 million	25%
$225 million or greater	0%

Covenants, Events of Default and Other Material Provisions of the Indenture and 1.75 Lien Term Loan Credit Agreement

Subject to certain exceptions, the covenants under the 1.5 Lien Indenture and the 1.75 Lien Term Loans limit the ability of the Company and the ability of its subsidiary guarantors to, among other things:

•	pay dividends or make other distributions or redeem or repurchase the Company’s capital stock;

•	prepay, redeem or repurchase certain debt;

•	enter into agreements restricting the subsidiary guarantors’ ability to pay dividends to the Company or another subsidiary guarantor, make loans or advances to the Company or transfer assets to the Company;

•	engage in asset sales or substantially alter the business that the Company conducts, subject to certain exceptions;

•	enter into transactions with affiliates;

•	consolidate, merge or dispose of assets;

•	incur indebtedness and liens; and

•	enter into sale/leaseback transactions.

In addition, under the 1.5 Lien Indenture, the Company may only incur secured indebtedness senior to the 1.5 Lien Notes in excess of $150.0 million if the Company obtains consent from the holders of a majority in aggregate principal amount of the 1.5 Lien Notes. Certain affiliates of Hamblin Watsa and Fairfax Financial currently hold a majority in aggregate principal amount of the 1.5 Lien Notes.

The 1.5 Lien Indenture provides that, prior to March 20, 2018 the Company may redeem the 1.5 Lien Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the 1.5 Lien Notes redeemed plus an applicable make-whole premium. After March 20, 2018, the Company may redeem the 1.5 Lien Notes, in whole or in part, at the redemption rates set forth in the 1.5 Lien Indenture plus accrued and unpaid interest. Under the 1.75 Lien Credit Agreement, the portion of the 1.75 Lien Term Loans that were originally derived from the exchange of the Fairfax Term Loan (the “Fairfax Tranche”) may not be voluntarily prepaid in whole or in part. However, the 1.75 Lien Credit Agreement allows the portion of the 1.75 Lien Term Loans that were originally derived from the exchange of the Exchange Term Loan (the “Exchange Tranche”) to be voluntarily prepaid, in whole or in part, at a price equal to 100% of the principal amount of amount of such repaid portion of 1.75 Lien Term Loans plus an applicable make-whole amount or premium, depending on whether such prepayment occurs prior to or after October 26, 2018.

Under the 1.5 Lien Indenture, an “Event of Default” shall give the holders of at least 25% of the aggregate principal amount of 1.5 Lien Notes then outstanding the right to declare the principal, premium, if any, interest and any other monetary obligations on all of the 1.5 Lien Notes to be due and payable immediately. In addition, an “Event of Default” under the 1.5 Lien Indenture would cause both the cash interest rate and PIK payment interest rate of the 1.5 Lien Notes to increase by 2% per annum. An “Event of Default” under the 1.5 Lien Indenture includes, among other things, a failure to make payments when they are due and the failure of the Company or the subsidiary guarantors, under certain circumstances, to comply with the obligations, covenants or agreements under the 1.5 Lien Indenture.

Under the 1.75 Lien Term Loan Credit Agreement, an “Event of Default” shall give the administrative agent, at the request of the majority of the lenders thereunder, the ability to (i) terminate the lenders’ commitments under the 1.75 Lien Term Loans and (ii) declare the outstanding indebtedness under the 1.75 Lien Term Loans due and payable in whole, including accrued and unpaid interest thereon. An “Event of Default” under the 1.75 Lien Term Loans includes, among other things, the failure to make payments when they are due, the material incorrectness of a representation or warranty made by the Company or its subsidiary guarantors at the time such representation or warranty was made and the failure to comply with restrictive covenants.

Pursuant to the 1.5 Lien Indenture, a “Change of Control” gives the holders of the 1.5 Lien Notes the right to require the Company to repurchase the 1.5 Lien Notes at 101% of the aggregate principal amount thereof outstanding, plus accrued and unpaid interest thereon to the date of the repurchase. In addition, under the 1.75 Lien Term Loan Credit Agreement, a “Change of Control” constitutes an “Event of Default,” which, subject to certain limitations, may allow the 1.75 Lien Term Loan lenders to declare the 1.75 Lien Term Loans to be due and payable, in whole or in part, including accrued but unpaid interest thereon, plus a make-whole payment with respect to the Fairfax Tranche.

Each of the 1.5 Lien Indenture and the 1.75 Lien Term Loan Credit Agreement also contain certain restrictions on the Company’s ability to engage in certain asset sales. In the event of such sales, the Company must generally either invest the net cash proceeds from such sales in its business within 360 days or make an offer to repay a portion of the 1.5 Lien Notes or 1.75 Lien Term Loans, as applicable, plus, in the case of the 1.75 Lien Term Loans, a make-whole payment (with respect to the Fairfax Tranche) or a premium (with respect to the Exchange Tranche).

Under the terms of the 1.5 Lien Indenture, the holders of the 1.5 Lien Notes agree not to sell, assign, transfer or dispose of 1.5 Lien Notes without the consent of Eligible Holders (as defined in the 1.5 Lien Indenture) holding a majority of the principal amount of 1.5 Lien Notes held by such Eligible Holders (which consent may be withheld in the sole and absolute discretion of the Eligible Holders) at any time prior to March 20, 2019. The 1.5 Lien Indenture also provides that a proposed transfer at any time on or after March 20, 2019 would be subject to a customary right of first refusal and tag-along right held by the Eligible Holders. Under the terms of the 1.75 Lien Term Loan Credit Agreement, any proposed transfer of 1.75 Lien Term Loans would be subject to a right of first refusal held by the Commitment Parties.

The 1.5 Lien Indenture also provides that the Company must meet certain Liquidity thresholds at the time that certain of its other outstanding indebtedness matures or it will incur an “Event of Default” under the 1.5 Lien Indenture. On September 15, 2018, unless all of the 2018 Notes have been redeemed, repurchased or refinanced, then prior to any payment at maturity of the 2018 Notes, the Company must have Liquidity of at least $200.0 million. On October 26, 2020, unless all of the indebtedness under the remaining outstanding portion of the Exchange Term Loan and/or the 1.75 Lien Term Loan Credit Agreement shall have been redeemed, repurchased or refinanced, then prior to any payment at maturity of such indebtedness, the Company must have Liquidity of at least $200.0 million.

Warrants

In connection with the offering of the 1.5 Lien Notes and the Second Lien Term Loan Exchange, the Company issued the 1.5 Lien Notes Warrants, the Commitment Fee Warrants and the Amendment Fee Warrants, with the aggregate number of Common Shares underlying such Warrants and the exercise price of such Warrants as follows:

Warrant Series	Aggregate Number of Common Shares Underlying Warrants (Assuming Cash Exercise)	Per Share Exercise Price of Warrants
1.5 Lien Notes Warrants	322,580,655	$0.93
Commitment Fee Warrants	6,471,433	$0.01
Amendment Fee Warrants	19,883,077	$0.01

Of the total number of Warrants issued:

•	certain affiliates of Fairfax Financial and Hamblin Watsa were issued 1.5 Lien Notes Warrants representing the right to purchase an aggregate of up to 162,365,599 Common Shares (assuming a cash exercise), Commitment Fee Warrants representing the right to purchase an aggregate of up to 6,471,433 Common Shares (assuming a cash exercise) and Amendment Fee Warrants representing the right to purchase an aggregate of up to 19,412,035 Common Shares (assuming a cash exercise);

•	ESAS was issued 1.5 Lien Notes Warrants representing the right to purchase an aggregate of up to 75,268,818 Common Shares (assuming a cash exercise), a cash commitment fee of $2.1 million and a cash amendment fee of approximately $1.6 million; and

•	certain affiliates of Oaktree were issued 1.5 Lien Notes Warrants representing the right to purchase an aggregate of up to 42,473,119 Common Shares (assuming a cash exercise) and a cash commitment fee of approximately $1.2 million.

Each series of Warrants was issued under a different form of warrant agreement, but other than the per share exercise price of the Warrants and the persons to whom the Warrants were issued, the terms and conditions of the Warrants are substantially the same among all three series.

Subject to certain exceptions, no Warrants may be exercised unless and until the Company receives the Requisite Shareholder Approval. In addition, subject to certain exceptions and limitations, the Warrants may not be exercised if, as a result of such exercise, the beneficial ownership of such holder of such Warrant or its affiliates and any other person subject to aggregation with such holder or its affiliates under Section 13(d) and Section 14(d) of the Exchange Act would exceed the Beneficial Ownership Limitation.

Each of the Warrants has an exercise term of 5 years from the date that the Requisite Shareholder Approval is obtained and may be exercised by cash or cashless exercise, provided that the Company may require cashless exercise if the cash exercise of any Warrant would negatively impact the Company’s ability to utilize net operating losses for U.S. federal income tax purposes.

The 1.5 Lien Notes Warrants are subject to an anti-dilution adjustment in the event that the Company issues Common Share equivalents at an effective price per share less than the applicable exercise price of the 1.5 Lien Notes Warrants. The Commitment Fee Warrants and the Amendment Fee Warrants are subject to an anti-dilution adjustment in the event that the Company issues Common Share equivalents at an effective price per share less than $0.70 per share. In addition, all of the Warrants are subject to customary anti-dilution adjustments in the event of stock splits, dividends, subdivisions, combinations, reclassifications and other similar events.

Intercreditor Agreement

In connection with the offering of the 1.5 Lien Notes and the Second Lien Term Loan Exchange, the Company entered into an amended and restated Intercreditor Agreement among JPMorgan Chase Bank, N.A., as original priority lien agent, and Wilmington Trust, National Association, as second lien collateral trustee and original third lien collateral agent, dated as of March 15, 2017 (the “Intercreditor Agreement”). The Intercreditor Agreement governs the relationship amongst the lenders under the EXCO Resources Credit Agreement, the 1.5 Lien Notes, the 1.75 Lien Term Loans and the remaining outstanding portion of the Exchange Term Loan with respect to the collateral securing such obligations and certain other matters. Pursuant to the Intercreditor Agreement, the lenders of the remaining outstanding portion of the Exchange Term Loan agreed to subordinate their security interest in the collateral to the interests of the holders of the 1.5 Lien Notes, the 1.75 Lien Term Loans and the lenders under EXCO Resources Credit Agreement. In addition, the lenders of the 1.75 Lien Term Loans agreed to subordinate their security interest in the collateral to the interests of the holders of the 1.5 Lien Notes and the lenders under the EXCO Resources Credit Agreement, and the holders of the 1.5 Lien Notes agreed to subordinate their security interest in the collateral to the lenders under the EXCO Resources Credit Agreement.

Collateral Trust Agreements

On March 15, 2017, in satisfaction of the Company’s obligations under the 1.5 Lien Indenture, the Company entered into a Collateral Trust Agreement, by and among the Company, the grantors and guarantors from time to time party thereto, Wilmington Trust, National Association, as trustee under the 1.5 Lien Indenture and as collateral trustee and the other parity lien debt representatives from time to time party thereto (the “1.5 Lien Notes Collateral Trust Agreement”). In addition, in satisfaction of the Company’s obligations under the 1.75 Lien Term Loan Credit Agreement, the Company entered into Amended and Restated Collateral Trust Agreement, dated as of March 15, 2017, by and among the Company, the grantors and guarantors from time to time party thereto, Wilmington Trust, National Association, as administrative agent under the 1.75 Lien Term Loan Credit Agreement and collateral trustee, and the other parity lien debt representatives from time to time party thereto (the “Amended and Restated Collateral Trust Agreement”), which amended and restated the Company’s prior Collateral Trust Agreement, dated October 26, 2015, in its entirety.

The 1.5 Lien Notes Collateral Trust Agreement and the Amended and Restated Collateral Trust Agreement each set forth the terms on which the holders of the 1.5 Lien Notes or 1.75 Lien Term Loans, as applicable, appointed the collateral trustee to receive, hold, maintain, administer and distribute the Collateral (as defined in the 1.5 Lien Notes Collateral Trust Agreement or Amended and Restated Collateral Trust Agreement, as applicable) and to enforce the terms of the 1.5 Lien Notes or the 1.75 Lien Term Loans, as applicable, for the benefit of the current and future holders of the Company’s secured obligations.

Registration Rights Agreement

Simultaneously with the closing of the offering of the 1.5 Lien Notes and the Second Lien Term Loan Exchange, the Company entered into a registration rights agreement with the holders of the 1.5 Lien Notes, 1.75 Lien Term Loans and Warrants, dated as of March 15, 2017 (the “Registration Rights Agreement”), pursuant to which the Company agreed, upon certain terms and conditions, to register the resale of the Common Shares that the Company may issue pursuant to the PIK payment provisions in the 1.5 Lien Notes and 1.75 Lien Term Loans and the Common Shares underlying the Warrants by September 11, 2017 (or, if the Company has not obtained the Requisite Shareholder Approval by that date, within 30 days of obtaining the Requisite Shareholder Approval). In addition, the Registration Rights Agreement provides certain incidental “piggy-back” registration rights, which generally allow the holders of the 1.5 Lien Notes, 1.75 Lien Term Loans and Warrants to participate in registered offerings of the Company’s Common Shares that are initiated by the Company or on behalf of other holders of the Company’s securities.

Amendment to EXCO Resources Credit Agreement

On March 15, 2017, in connection with the offering of the 1.5 Lien Notes and the Second Lien Term Loan Exchange, the Company entered into the Seventh Amendment to the EXCO Resources Credit Agreement (the “Seventh Amendment”), effective as of March 15, 2017. The Seventh Amendment amended the EXCO Resources Credit Agreement to, among other things, permit the 1.5 Lien Notes offering and the Second Lien Term Loan Exchange and the transactions related thereto, as well as amend certain restrictive covenants to provide the Company with additional financial flexibility. In addition, the Seventh Amendment decreased the amount of the borrowing base under the EXCO Resources Credit Agreement from $285.0 million to $150.0 million. The Seventh Amendment also provides that, upon certain asset sales, the borrowing base under the EXCO Resources Credit Agreement shall be automatically reduced by an amount equal to (i) at any time prior to the Asset Sale Termination Date (as defined in the EXCO Resources Credit Agreement), the net cash proceeds received by any credit party with respect to the asset sale, and (ii) at all other times, the Engineered Value of the Oil and Gas Interests (as defined in the EXCO Resources Credit Agreement) disposed of; provided, that with respect to an asset sale involving the disposition of the South Texas Properties (as defined in the EXCO Resources Credit Agreement), the borrowing base shall be reduced to $100.0 million.

The Seventh Amendment also included modifications to the Company’s financial covenants. Under the Seventh Amendment, the Company’s financial covenants include:

•	the Company’s Cash (as defined in the EXCO Resources Credit Agreement) plus unused commitments under the EXCO Resources Credit Agreement cannot be less than (i) $50.0 million as of the end of a fiscal month and (ii) $70.0 million as of the end of a fiscal quarter;

•	the Company’s Interest Coverage Ratio (as defined in the EXCO Resources Credit Agreement) must exceed a minimum of 1.75 to 1.0 for the fiscal quarter ending September 30, 2017 and 2.0 to 1.0 for fiscal quarters thereafter. The Consolidated EBITDAX (as defined in the EXCO Resources Credit Agreement) and Consolidated Interest Expense (as defined in the EXCO Resources Credit Agreement) utilized in this ratio are based on the most recent fiscal quarter ended multiplied by 4.0 as of September 30, 2017, the most recent two fiscal quarters ended multiplied by 2.0 as of December 31, 2017, the most recent three fiscal quarters ended multiplied by 4/3 as of March 31, 2018 and the trailing twelve month period for fiscal quarters ending thereafter. Under the Seventh Amendment, the definition of Consolidated Interest Expense was modified to include cash interest payments that are accounted for as reductions in the principal amount of indebtedness in accordance with Financial Accounting Standards Board Accounting Standards Codification 470-60. Consolidated Interest Expense is limited to payments in cash, and excludes payments in equity or additional indebtedness on the 1.5 Lien Notes and 1.75 Lien Term Loans; and

•	the Company’s ratio of Aggregate Revolving Credit Exposure (as defined in the EXCO Resources Credit Agreement) to Consolidated EBITDAX cannot exceed 1.2 to 1.0 as of the end of any fiscal quarter. Aggregate revolving credit exposure utilized in the Aggregate Revolving Credit Exposure Ratio includes borrowings and letters of credit under the EXCO Resources Credit Agreement.

In addition, the Seventh Amendment waived the requirement under the EXCO Resources Credit Agreement that the Company furnish its audited financial statements for the 2016 fiscal year within 90 days after the fiscal year end without a going concern or like qualification.

Under the terms of the Seventh Amendment, the borrowing base under the EXCO Resources Credit Agreement will remain subject to semi-annual review and redetermination by the lenders pursuant to the terms of the EXCO Resources Credit Agreement and the next redetermination of the borrowing base is scheduled to occur on or about November 1, 2017.

Additional Information Concerning the 1.5 Lien Notes Offering and the Second Lien Term Loan Exchange

The foregoing description of the material agreements related to the offering of the 1.5 Lien Notes, the Second Lien Term Loan Exchange and the issuance of the Warrants does not purport to be complete, and is qualified in its entirety by reference to the disclosure contained in, and exhibits attached to, the Company’s Current Report on Form 8-K, dated March 15, 2017 and filed with the SEC on March 15, 2017.

Effects of the 1.5 Lien Notes Offering and Second Lien Term Loan Exchange on our Liquidity

The following table presents information relating to our liquidity and outstanding debt as of December 31, 2016 and on a pro forma basis as if the 1.5 Lien Notes offering and Second Lien Term Loan exchange had occurred on December 31, 2016. The pro forma information is not considered to be complete and excludes impact of all other transactions subsequent to December 31, 2016:

(in thousands)	December 31, 2016	Pro forma
EXCO Resources Credit Agreement	$228,592	$—
1.5 Lien Notes	—	300,000
1.75 Lien Term Loans	—	682,754
Exchange Term Loan (1)	400,000	17,246
Fairfax Term Loan	300,000	—
2018 Notes (2)	131,576	131,576
2022 Notes	70,169	70,169

Total debt (3)	$1,130,337	$1,201,745

Net debt	$1,110,119	$1,160,183

Borrowing base (4)	$285,000	$150,000
Unused borrowing base (5)	$46,222	$139,814
Cash (6)	$20,218	$41,562
Unused borrowing base plus cash	$66,440	$181,376

(1)	Amount presented is the outstanding principal balance and excludes $190.5 million of deferred reductions to carrying value at December 31, 2016. See “Note 5. Debt” our audited financial statements for the fiscal year ended December 31, 2016 included in our Annual Report on Form 10-K.
(2)	Excludes unamortized discount of $0.5 million at December 31, 2016.
(3)	Excludes unamortized deferred financing costs of $11.8 million at December 31, 2016.
(4)	The borrowing base under the EXCO Resources Credit Agreement was $325.0 million as of December 31, 2016. We could not request borrowings from the lenders under the EXCO Resources Credit Agreement that would result in their aggregate exposure to exceed $285.0 million, including letters of credit, until the effective date of the next redetermination. Therefore, we incorporated the limitation on the aggregate exposure of the lenders to the borrowing base in the table above as it was more representative of our available borrowing capacity under the EXCO Resources Credit Agreement. On March 15, 2017, the EXCO Resources Credit Agreement was amended and the borrowing base was redetermined to $150.0 million in connection with the issuance of the 1.5 Lien Notes and the Second Lien Term Loan Exchange.
(5)	Net of $10.2 million in letters of credit as of December 31, 2016.
(6)	Includes restricted cash of $11.2 million at December 31, 2016. Pro forma cash was reduced by $13.1 million of cash paid to holders of the 1.5 Lien Notes and lenders of the 1.75 Lien Term Loans electing to receive cash in lieu of warrants, $12.0 million of estimated transaction fees and expenses associated with the financing transactions and repayments of additional borrowings of $25.0 million under the EXCO Resources Credit Agreement subsequent to December 31, 2016.

NYSE Shareholder Approval Rules

Under applicable Texas law and our Charter, we are not required to obtain shareholder approval for the issuance of Common Shares or securities convertible into or exercisable for Common Shares. However, our Common Shares are listed on the NYSE and the shareholder approval policy of the NYSE requires us to obtain shareholder approval of the issuance of Common Shares or securities convertible into Common Shares under certain circumstances.

The rules of the NYSE generally require the approval of shares representing a majority of the votes cast for the issuance of Common Shares or securities convertible into or exercisable for Common Shares under certain circumstances, including the following: shareholder approval is required prior to the issuance of Common Shares, or of securities convertible into or exercisable for Common Shares, in any transaction or series of related transactions if the issuance of such Common Shares would: (i) exceed 20% of the Common Shares outstanding or 20% of the voting power outstanding immediately prior to such issuance (we refer to this as the “20% Test”); (ii) be issued to a director, officer or substantial shareholder of the Company or certain other related parties and would exceed 1% of the Common Shares outstanding or 1% of the voting power outstanding immediately prior to such issuance (we refer to this as the “1% Related Party Test”); or (iii) result in a change of control of the Company (we refer to this as the “Change of Control Test”).

The disclosure set forth below, in certain circumstances, assumes the full exercise of the Warrants. However, subject to certain exceptions and limitations, the Warrants may not be exercised if, as a result of such exercise, the beneficial ownership of such holder of such Warrant or its affiliates and any other person subject to aggregation with such holder or its affiliates under Section 13(d) and Section 14(d) of the Exchange Act would exceed the Beneficial Ownership Limitation.

20% Test

Assuming that the price per share of our Common Shares remains at $0.57 per share (the closing price of our Common Shares as of April 5, 2017) through the end of 2018 and that we made PIK interest payments in our Common Shares for each interest payment due under the 1.5 Lien Notes and the 1.75 Lien Term Loans through the end of 2018, we would issue approximately 362,594,328 Common Shares, which represents             % of the outstanding Common Shares as of the Record Date. Alternatively, if we make PIK payments in our Common Shares on the 1.5 Lien Notes and 1.75 Lien Term Loans through the life of the 1.5 Lien Notes and 1.75 Lien Term Loans, we would issue 905,343,978 Common Shares, or approximately             % of the outstanding Common Shares as of the Record Date, assuming that every interest payment is paid in Common Shares and that the Common Shares maintain a price per share equal to $0.57 (the closing price of our Common Shares as of April 5, 2017). In either of these examples, the issuance of such Common Shares would require shareholder approval under the 20% Test.

The full cash exercise of the Warrants, which is subject to the Beneficial Ownership Limitation, would result in the issuance of up to 348,935,155 Common Shares, which represents             % of the outstanding Common Shares as of the Record Date. As a result, the exercise of the Warrants requires shareholder approval under the 20% Test.

To provide for the issuances described above, we are asking for shareholder approval of the Share Issuance Proposal for purposes of the 20% Test, which would allow us to issue our Common Shares as PIK interest payments on the 1.5 Lien Notes and 1.75 Lien Notes and issue the maximum number of Common Shares underlying the Warrants.

1% Related Party Test

Certain of our directors have direct or indirect interests in holdings of the 1.5 Lien Notes, 1.75 Lien Term Loans and/or the Warrants, including:

•	Samuel Mitchell, a member of our Board of Directors, serves as a Managing Director of Hamblin Watsa, wholly owned subsidiary of Fairfax Financial, and certain affiliates of Fairfax Financial hold, directly or indirectly, $151.0 million in aggregate principal amount of 1.5 Lien Notes and approximately $412.1 million in aggregate principal amount of 1.75 Lien Term Loans, as well as 1.5 Lien Notes Warrants representing the right to purchase an aggregate of up to162,365,599 Common Shares (assuming a cash exercise) at an exercise price equal to $0.93 per share, Commitment Fee Warrants representing the right to purchase an aggregate of up to 6,471,433 Common Shares (assuming a cash exercise) at an exercise price equal to $0.01 per share and Amendment Fee Warrants representing the right to purchase an aggregate of up to 19,412,035 Common Shares (assuming a cash exercise) at an exercise price equal to $0.01. These affiliates were also granted the Preemptive Rights in connection with the issuance of the 1.5 Lien Notes. Certain affiliates of Fairfax Financial are also the beneficial owners of approximately 9.7% of our Common Shares based on public filings with the SEC.

•	John Wilder, a member of our Board of Directors, serves as the sole manager and has the power to direct the affairs of Bluescape, which serves as the general partner of and directs Bluescape Fund, the owner of ESAS. ESAS holds $70.0 million in aggregate principal amount of 1.5 Lien Notes and approximately $47.9 million in aggregate principal amount of 1.75 Lien Term Loans, as well as 1.5 Lien Notes Warrants representing the right to purchase an aggregate of up to 75,268,818 Common Shares (assuming a cash exercise) at an exercise price equal to $0.93 per share. ESAS was also granted the Preemptive Rights in connection with the issuance of the 1.5 Lien Notes and ESAS is the beneficial owner of approximately 6.5% of our Common Shares based on public filings with the SEC.

•	B. James Ford, a member of our Board of Directors, serves as a Senior Advisor of Oaktree. Certain affiliates of Oaktree hold, directly or indirectly, $39.5 million in aggregate principal amount of 1.5 Lien Notes and 1.5 Lien Notes Warrants representing the right to purchase an aggregate of up to 42,473,119 Common Shares (assuming a cash exercise) at an exercise price equal to $0.93 per share. These affiliates were also granted the Preemptive Rights in connection with the issuance of the 1.5 Lien Notes. Certain affiliates of Oaktree are also the beneficial owners of approximately 10.9% of our Common Shares based on public filings with the SEC.

Assuming that the price per share of our Common Shares remains at $0.57 per share (the closing price of our Common Shares as of April 5, 2017) through the end of 2018 and that we made PIK interest payments in our Common Shares for each interest payment due under the 1.5 Lien Notes and the 1.75 Lien Term Loans through the end of 2018, we would issue approximately 261,632,872 Common Shares to the affiliates of Fairfax Financial, ESAS and the affiliates of Oaktree, which represents             % of the outstanding Common Shares as of the Record Date. Alternatively, if we make PIK payments in our Common Shares on the 1.5 Lien Notes and 1.75 Lien Term Loans through the life of the 1.5 Lien Notes and 1.75 Lien Term Loans, we would issue approximately 667,269,697 Common Shares to the affiliates of Fairfax Financial, ESAS and the affiliates of Oaktree, which represents             % of the outstanding Common Shares as of the Record Date, assuming that every interest payment is paid in Common Shares and that the Common Shares maintain a price per share equal to $0.57 (the closing price of our Common Shares as of April 5, 2017). In either of these examples, because of the relationship of these parties with our directors, the issuance of such Common Shares requires shareholder approval under the 1% Related Party Test.

The full cash exercise of the Warrants held by the affiliates of Fairfax Financial, ESAS and the affiliates of Oaktree, which is subject to the Beneficial Ownership Limitation, would result in the issuance of 305,991,004 Common Shares, which represents             % of the outstanding Common Shares as of the Record Date. As a result, because of the affiliation of these parties with our directors, the issuance of such Common Shares requires shareholder approval under the 1% Related Party Test.

To provide for the issuances described above, we are asking for shareholder approval of the Share Issuance Proposal for purposes of the 1% Related Party Test, which would allow us to issue our Common Shares as PIK interest payments on the 1.5 Lien Notes and 1.75 Lien Notes and issue the maximum number of Common Shares underlying the Warrants.

Change of Control

Shareholder approval is required under the NYSE Listed Company Manual prior to an issuance that will result in a change of control of the Company. The NYSE Listed Company Manual does not define “change of control.”

Because the NYSE Listed Company Manual does not define “change of control,” the NYSE could take the position that issuances of our Common Shares, even though they result in a holder owning less than a majority of our outstanding Common Shares, are so significant that they constitute a “change of control” for purposes of the Change of Control Test. Accordingly, we have included this disclosure for your consideration in the event that any of the issuances of Common Shares as PIK payments under the 1.5 Lien Notes or the 1.75 Lien Term Loans or upon the exercise of the Warrants are deemed to be a “change of control” under NYSE rules.

Shareholders should note that a “change of control” as described under Section 312.03 of the NYSE Listed Company Manual applies only with respect to the application of such rule, and does not constitute a “change of control” for purposes of Texas law, our organizational documents, the agreements governing our outstanding indebtedness or any other purpose.

Effects of the Share Issuance Proposal

As described above, if the Share Issuance Proposal is approved, we will be authorized to issue a substantial number of Common Shares as PIK interest payments on the 1.5 Lien Notes and 1.75 Lien Term Loans. If the Share Issuance Proposal is approved, the actual amount of Common Shares that we issue as PIK payments under the 1.5 Lien Notes and the 1.75 Lien Term Loans will be dependent on several factors, including, among other things:

•	the per share price of our Common Shares immediately prior to the applicable interest payment dates;

•	our expected cash flows, available cash and amounts available for borrowing under the EXCO Resources Credit Agreement;

•	market prices for oil and natural gas;

•	our anticipated future capital expenditures;

•	the expected stability of the per share price of our Common Shares following such PIK payments;

•	prevailing market conditions; and

•	general economic conditions in our industry.

We will not have control over whether any of the Warrants are exercised, but we expect that the primary factor influencing whether the holders of the Warrants choose to exercise all or a portion of their Warrants will be whether the exercise price of such Warrants is less than the per share price of our Common Shares at the time of exercise and whether such exercise will be in compliance with the Beneficial Ownership Limitation.

Reasons for the Share Issuance Proposal

As described above under “—Background of the 1.5 Lien Notes Offering and the Second Lien Term Loan Exchange,” our results of operations have suffered from the volatility in the prices for oil and natural gas in recent years and our liquidity has become significantly constrained as a result of, among other things, the interest payments under our outstanding indebtedness. Although we have completed a number of strategic transactions to reduce our overall indebtedness and promote structural liquidity, the interest payment burden on our indebtedness, prior to giving effect to the 1.5 Lien Notes offering and the Second Lien Term Loan Exchange (but giving effect to the other strategic transactions undertaken in 2016), remained significant at approximately $118.8 million for 2016.

We effected the 1.5 Lien Notes offering and the Second Lien Term Loan Exchange principally because our cash flow is severely constrained and the 1.5 Lien Notes and 1.75 Lien Term Loans would allow, subject to the approval of the Share Issuance Proposal and the increase in the amount of authorized Common Shares contemplated to be provided by the Reverse Share Split Proposal, the Company to make PIK interest payments in its Common Shares at its discretion through 2018. As a result, we anticipate being able to save up to $163.9 million in cash interest expense through 2018 and additional cash interest expense thereafter to the extent we can continue to make PIK interest payments in our Common Shares in compliance with the Liquidity covenant in the 1.5 Lien Indenture and 1.75 Lien Term Loan Credit Agreement. We expect to be able to use this cash for, among other things, capital expenditures, including drilling and completion expenses, and other strategic refinancing transactions intended to improve our liquidity, including open market repurchases of our 2018 Notes and 2022 Notes.

Risks Related to the Approval of the Share Issuance Proposal

Shareholders will likely experience substantial dilution if the Share Issuance Proposal is approved. The issuance of our Common Shares as PIK payments under the 1.5 Lien Notes and 1.75 Lien Term Loans or upon the exercise of the Warrants will dilute the ownership interest of our existing shareholders and could negatively impact the market price of our Common Shares. Even if we do not make PIK payments and the Warrants are not exercised, the existence of the PIK payment feature and the Warrants may depress the price of our Common Shares. Furthermore, when we elect to make PIK payments in our Common Shares, the number of Common Shares issued will be dependent on the market price of our Common Shares. If our Common Share price decreases, we will have to issue a greater number of Common Shares to make PIK payments on the 1.5 Lien Notes and 1.75 Lien Term Loans, which in turn could further depress the price of our Common Shares.

We cannot predict with certainty the dilutive impact of the Warrants as their exercise is subject to the discretion of the holders thereof. However, the following table shows the maximum dilutive effect of the issuance of Common Shares underlying the Warrants based on the number of Common Shares outstanding as of December 31, 2016 and assuming a cash exercise of the Warrants:

	Warrants (1)		Common shares (2)
Description	Exercise price	Outstanding amount (in thousands)	Par value	Outstanding amount (in thousands)
Amendment Fee Warrants	$0.01	19,883
Commitment Fee Warrants	$0.01	6,471
Financing Warrants	$0.93	322,581
Common shares, net of treasury shares			$0.001	282,974

(1)	The exercisability of the Warrants within this table is subject to conditions, including the approval of the Share Issuance Proposal and compliance with the Beneficial Ownership Limitation. The amount of actual Common Shares issued upon the exercise of the 1.5 Lien Notes Warrants could be significantly lower than the amount depicted in this table if the holder elects a cashless exercise.
(2)	The Common Shares within this table exclude the potential dilution attributable to the Common Shares that could be issued to pay interest on the 1.5 Lien Notes and 1.75 Lien Term Loans. If we elect to pay interest on the 1.5 Lien Notes and 1.75 Lien Term Loans solely in Common Shares, we would issue approximately 362,594,328 million Common Shares through 2018 assuming a constant share price equal to $0.57 (the closing price of our Common Shares as of April 5, 2017). Alternatively, if the Company makes PIK payments in its Common Shares on the 1.5 Lien Notes and 1.75 Lien Term Loans through the life of the 1.5 Lien Notes and 1.75 Lien Term Loans, the Company would issue 905,343,978 Common Shares, assuming that every interest payment is paid in Common Shares and that the Common Shares maintain a price per share equal to $0.57 (the closing price of our Common Shares as of April 5, 2017). The amount of Common Shares issued to pay interest on the 1.5 Lien Notes and 1.75 Lien Term Loans may significantly differ from this amount due to factors such as fluctuations in the price of our Common Shares and our decisions on the method of interest payments.

In addition, based on our available cash, our anticipated cash flows and our borrowings under the EXCO Resources Credit Agreement, we expect that we will elect to make PIK payments in our Common Shares on the 1.5 Lien Notes and 1.75 Lien Term Loans throughout the remainder of 2017 and 2018 if the Share Issuance Proposal is approved. Accordingly, our shareholders will likely experience substantial dilution if the Share Issuance Proposal is approved.

The table above is based on assumptions that may not accurately reflect future conditions and is intended to show the maximum dilutive impact of the issuance of our Common Shares upon the exercise of the Warrants. The ultimate impact of dilution will be substantially dependent on whether and to what extent we elect to make PIK interest payments on the 1.5 Lien Notes and 1.75 Lien Term Loans in our Common Shares and whether the holders of the Warrants elect to exercise such Warrants and the timing of any such exercises, which will depend on a number of factors, including prevailing market conditions, available liquidity and the price per share of our Common Shares.

The Warrants will become exercisable, and a significant number of the Warrants have a penny exercise price. If the Share Issuance Proposal is approved, the Warrants would become exercisable, including Commitment Fee Warrants representing the right to purchase an aggregate of up to 6,471,433 of our Common Shares (assuming a cash exercise) and Amendment Fee Warrants representing the right to purchase an aggregate of up to 19,883,077 of our Common Shares (assuming a cash exercise), in each case at an exercise price equal to $0.01 per Common Share. Although we cannot predict whether the holders of the Warrants will choose to exercise their Warrants, we expect that the primary factor influencing whether the holders of the Warrants choose to exercise all or a portion of their Warrants will be whether the exercise price of such Warrants is less than the per share price of our Common Shares at the time of exercise and whether such exercise will be in compliance with the Beneficial Ownership Limitation. As of April 5, 2017, the closing price of our Common Shares was $0.57 per Common Share. Accordingly, if the price of our Common Shares remains at this level, the holders of the Commitment Fee Warrants and Amendment Fee Warrants may choose to exercise all or a portion of the Commitment Fee Warrants and Amendment Fee Warrants, which could substantially dilute the ownership interest of our existing shareholders.

The ownership of our Common Shares will likely become significantly concentrated. As described above, certain affiliates of Fairfax Financial hold, directly or indirectly, a substantial portion of the 1.5 Lien Notes, 1.75 Lien Term Loans and Warrants. If the Share Issuance Proposal is approved, we may issue up to 705,188,635 Common Shares to the affiliates of Fairfax Financial, which includes the maximum number of Common Shares we may issue as PIK payments under the 1.5 Lien Notes and the 1.75 Lien Term Loans to Fairfax Financial based on the assumptions described above under “—NYSE Shareholder Approval Rules—Change of Control” and all of the Common Shares underlying the Warrants held by the affiliates of Fairfax Financial. After giving effect to such transactions, such affiliates of Fairfax Financial would hold approximately 71% of our outstanding Common Shares, making the affiliates of Fairfax Financial the largest holder of our Common Shares. In addition, other parties that hold a significant portion of the 1.5 Lien Notes, 1.75 Lien Term Loans and Warrants, such as ESAS and the affiliates of Oaktree, may acquire a significant amount of our Common Shares if we make PIK interest in our Common Shares or such parties exercise their Warrants. Certain affiliates of Fairfax Financial, ESAS and certain affiliates of Oaktree currently beneficially own approximately 9.7%, 6.5% and 10.9% of our Common Shares, respectively.

As a result, these shareholders could have significant influence over our affairs for the foreseeable future. The acquisition of Common Shares by these parties may limit the ability of other shareholders to influence corporate matters and, as a result, we may take actions that our public shareholders disagree with or do not view as beneficial. The high concentration of stock ownership in a limited number of shareholders may also directly or indirectly deter hostile takeovers and delay or prevent changes in control or changes in management.

Our ability to use net operating loss carryovers to reduce future tax payments may be limited. The issuance of our Common Shares as PIK payments and/or the exercise of the Warrants could cause us to undergo an ownership change for purposes of Section 382 of the Internal Revenue Code, which would limit our ability to use our net operating loss and other tax attribute carryovers (“NOLs”). Generally, an ownership change occurs if certain persons or groups increase their aggregate ownership in us by more than 50 percentage points looking back over a rolling three-year period. If an ownership change occurs, our ability to use our NOLs to reduce income taxes is limited to an annual amount, or the Section 382 limitation, equal to the fair market value of our Common Shares immediately prior to the ownership change multiplied by the long term tax-exempt interest rate, which is published monthly by the Internal Revenue Service (“IRS”).

In the event of an ownership change, NOLs can be used to offset taxable income for years within a carryforward period subject to the Section 382 limitation. Any excess NOLs that exceed the Section 382 limitation in any year will continue to be allowed as carryforwards for the remainder of the carryforward period. Whether or not an ownership change occurs, the carryforward period for NOLs is 20 years from the year in which the losses giving rise to the NOLs were incurred. If the carryforward period for any NOL were to expire before that NOL had been fully utilized, the unused portion of that NOL would be lost. Our use of new NOLs arising after the date of an ownership change would not be affected by the Section 382 limitation (unless there is another ownership change after the new NOLs arise). NOLs available for utilization as of December 31, 2016 were approximately $2.2 billion.

As of December 31, 2016, the cumulative ownership change utilized in the calculation of the Section 382 limitation was approximately 21%. The issuance of our Common Shares as PIK payments and/or the exercise of the Warrants have the potential to significantly impact the ownership change in future periods. As described above, the timing and extent of issuances as PIK payments or upon the exercise of the Warrants is unclear. However, if the Share Issuance Proposal is approved, we expect that we would make PIK payments on the 1.5 Lien Notes and 1.75 Lien Term Loans in our Common Shares through the end of 2018, and we may make additional PIK payments in our Common Shares thereafter subject to compliance with the Liquidity covenant in the 1.5 Lien Indenture and 1.75 Lien Term Loan Credit Agreement. The Warrants may not be exercised if, as a result of such exercise, the beneficial ownership of such holder of such Warrant or its affiliates and any other person subject to aggregation with such holder or its affiliates under Section 13(d) and Section 14(d) of the Exchange Act would exceed the Beneficial Ownership Limitation.

Despite the limitations contained in these agreements, the issuance of a significant amount of Common Shares to certain parties as a result of these transactions may result in an ownership change by more than 50 percentage points over a rolling three-year period. If an ownership change occurs and our NOLs are subject to the Section 382 limitation, this could adversely impact our future cash flows if we have taxable income and are not able to offset it through the utilization of our NOLs.

Risks Related to the Failure to Approve the Share Issuance Proposal

The interest rate on the 1.5 Lien Notes will increase substantially if the Requisite Shareholder Approval is not obtained. Under the 1.5 Lien Indenture, if the Requisite Shareholder Approval is not obtained on or prior to September 30, 2017 (or, if the SEC reviews this proxy statement, by November 30, 2017), then the cash interest rate on the 1.5 Lien Notes will increase from 8% per annum to 15% per annum and the PIK interest rate on the 1.5 Lien Notes will increase from 11% per annum to 20% per annum. As a result of the increased interest rate, we expect that our annual cash interest expense under the 1.5 Lien Notes would increase by approximately $21.0 million, which would cause the annual cash interest expense under the 1.5 Lien Notes and 1.75 Lien Term Loans to increase from $109.0 million to approximately $130.0 million.

We may not have sufficient liquidity to make interest payments on the 1.5 Lien Notes, 1.75 Lien Term Loans or our other indebtedness and we may be required to seek bankruptcy protection. As described above, our liquidity is currently significantly constrained and a principal purpose of offering the 1.5 Lien Notes and exchanging the Second Lien Term Loans for 1.75 Lien Term Loans was to alleviate the substantial cash interest payment burden related to the Second Lien Term Loans by restructuring a portion of our indebtedness to allow interest payments in our Common Shares. If we are not able to make interest payments in our Common Shares on the 1.5 Lien Notes and the 1.75 Lien Term Loans, we will be forced to continue to make cash interest payments on our 2018 Notes, 2022 Notes and the Exchange Term Loan, as well as to make cash interest payments or interest payments in additional indebtedness on our 1.5 Lien Notes and 1.75 Lien Term Loans. In addition, if we fail to obtain the Requisite Shareholder Approval by September 30, 2017 (or, if the SEC reviews this proxy statement, by November 30, 2017), the cash interest rate on the 1.5 Lien Notes will increase from 8% per annum to 15% per annum and the payment-in-kind interest rate on the 1.5 Lien Notes will increase from 11% per annum to 20% per annum. Based on our estimates, if we are not able to make interest payments on the 1.5 Lien Notes and 1.75 Lien Term Loans in our Common Shares, we are not expected to comply with certain debt covenants under the EXCO Resources Credit Agreement as early as the end of the third quarter of 2017 and our liquidity is not expected to be sufficient to support the interest payments due under our outstanding indebtedness and for us to continue to conduct our business operations on an ongoing basis.

If we cannot make scheduled payments on our debt, we will be in default and holders of our indebtedness, including holders of the 2018 Notes, 2022 Notes, 1.5 Lien Notes, 1.75 Lien Term Loans and remaining holders of the Exchange Term Loan, could declare all outstanding principal and interest to be due and payable, the lenders under the EXCO Resources Credit Agreement could terminate their commitments to loan money, our secured lenders could foreclose against the assets securing their borrowings and we could be forced into bankruptcy or liquidation, any of which would have a material adverse effect on our financial condition.

We may adjourn the Annual Meeting to solicit additional votes in favor of the Share Issuance Proposal and we may hold subsequent special or annual meetings seeking approval of the Share Issuance Proposal. As described herein, the primary purpose of the Share Issuance Proposal is to allow us to make PIK interest payments on the 1.5 Lien Notes and the 1.75 Lien Term Loans in our Common Shares, which we believe is critical for improving our future cash flows and establishing structural liquidity. In addition, the interest rate penalty that would occur under the 1.5 Lien Notes if the Requisite Shareholder Approval is not obtained would be expected to substantially increase our annual interest expense, which would materially impact our financial results. Accordingly, if we do not obtain sufficient votes to approve the Share Issuance Proposal at the Annual Meeting, we expect that we would adjourn the Annual Meeting, if the Adjournment Proposal has been approved, in order to adjourn the Annual Meeting to another time or place, if necessary or appropriate, for the purpose of soliciting additional proxies in favor of the Share Issuance Proposal. We may also call successive special meetings of our shareholders (or, if applicable, annual meetings) for the purpose of seeking approval of the Share Issuance Proposal or a similar proposal.

Vote Required

Pursuant to Section 312.07 of the NYSE Listed Company Manual, the affirmative vote by a majority of the votes cast by the holders of our outstanding Common Shares is required to approve the Share Issuance Proposal. All outstanding Common Shares as of the Record Date are entitled to vote on this proposal.

THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND A VOTE “FOR” THE SHARE ISSUANCE PROPOSAL.

APPROVAL OF THE AMENDMENT TO THE COMPANY’S CHARTER

TO EFFECT THE REVERSE SHARE SPLIT

(Proposal 3)

Background and Proposed Amendments

Our Charter currently authorizes the Company to issue a total of 790.0 million shares of capital stock, consisting of 780.0 million Common Shares, par value $0.001 per share, and 10.0 million shares of preferred stock, par value $0.001 per share.

On March 30, 2017, subject to shareholder approval, the Board of Directors approved an amendment to our Charter to, at the discretion of the Board of Directors, effect the Reverse Share Split of the Common Shares at a ratio of between 1-for-10 and 1-for-20, including shares held by the Company as treasury shares, with the exact ratio within such Range to be determined by the Board of Directors of the Company at its discretion, with the Authorized Common Share Reduction. The purpose of the Reverse Share Split is to (i) increase the per share market price of our Common Shares in order to maintain its listing on the NYSE and (ii) effectively increase the total number of Common Shares we are authorized to issue in order to provide us with an adequate number of Common Shares to effect the transactions contemplated by the Share Issuance Proposal. The Reverse Share Split is not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 promulgated under the Exchange Act. This amendment is not intended to modify the rights of existing shareholders in any material respect.

If the Reverse Share Split Proposal is approved by our shareholders and the Reverse Share Split is effected, between every 10 to 20 outstanding Common Shares would be combined and reclassified into one Common Share. In addition, the Authorized Common Share Reduction that would occur automatically in connection with the Reverse Share Split would reduce the total number of Common Shares we are authorized to issue by one-fifth of the Reverse Share Split Ratio.

The actual timing for implementation of the Reverse Share Split would be determined by the Board of Directors based upon its evaluation as to when such action would be most advantageous to the Company and its shareholders. Notwithstanding approval of the Reverse Share Split Proposal by our shareholders, the Board of Directors will have the sole authority to elect whether or not and when to amend our Charter to effect the Reverse Share Split. If the Reverse Share Split Proposal is approved by our shareholders, the Board of Directors will make a determination as to whether effecting the Reverse Share Split is in the best interests of the Company and our shareholders in light of, among other things:

•	our ability to maintain the listing of the Common Shares on the NYSE without effecting the Reverse Share Split;

•	whether effecting the Reverse Share Split is necessary to increase the total number of authorized Common Shares to allow us to make PIK interest payments under the 1.5 Lien Notes and the 1.75 Lien Term Loans in Common Shares or to allow the exercise of the Warrants;

•	the per share price of the Common Shares immediately prior to the Reverse Share Split; and

•	the expected stability of the per share price of the Common Shares following the Reverse Share Split.

If the Board of Directors determines that it is in the best interests of the Company and its shareholders to effect the Reverse Share Split, it will hold a meeting to determine the ratio of the Reverse Share Split. For additional information concerning the factors the Board of Directors will consider in deciding whether to effect the Reverse Share Split, see “—Determination of the Reverse Share Split Ratio” and “—Board Discretion to Effect the Reverse Share Split.”

The text of the proposed amendments to the Company’s Charter to effect the Reverse Share Split is included as Annex A to this proxy statement (the “Reverse Share Split Charter Amendment”). If the Reverse Share Split Proposal is approved by the Company’s shareholders, the Company will have the authority to file the Reverse Share Split Charter Amendment with the Secretary of State of the State of Texas, which will become effective upon its filing; provided, however, that the Reverse Share Split Charter Amendment is subject to revision to include such changes as may be required by the office of the Secretary of State of the State of Texas and as the Board of Directors deems necessary and advisable. We are also required to provide the NYSE with at least ten days’ notice prior to the effective date of the Reverse Share Split. The Board of Directors has determined that these amendments are advisable and in the best interests of the Company and its shareholders and has submitted the amendments for consideration by our shareholders at the Annual Meeting.

Reasons for the Reverse Share Split

Our Common Shares are currently listed on the NYSE under the symbol “XCO.” The NYSE imposes certain minimum requirements on us for the continued listing of our Common Shares. Under NYSE rules, a listed company is below compliance standards if the average closing price of one of its listed securities falls below $1.00 per share over a consecutive 30 trading day period.

On January 16, 2017, we received a notice from the NYSE that the average closing price of our Common Shares over the prior 30 consecutive trading days was below $1.00 per share, and, as a result, the price per share of the Common Shares was below the minimum average closing price required to maintain listing on the NYSE under Section 802.01C of the NYSE Listed Company Manual. The notice stated that we had six months to regain compliance with the NYSE continued listing standards, or until July 16, 2017, or the NYSE would initiate procedures to suspend and delist the Common Shares. In order to regain compliance with the NYSE continued listing standards, on the last trading day in any calendar month, the Common Shares must have (i) a closing price of at least $1.00 per share and (ii) an average closing price of at least $1.00 per share over the 30 consecutive trading day period ending on the last trading day of such month. If the Company effects the Reverse Share Split, the Common Shares will be deemed to be in compliance if, promptly after the Reverse Share Split, the price per Common Share exceeds $1.00 per share and remains above that level for at least the following 30 trading days.

If the Company does not regain compliance by July 16, 2017, the NYSE will provide notice to the Company that its Common Shares are subject to delisting. If our Common Shares are delisted and we cannot obtain listing on another major market or exchange, the liquidity of our Common Shares would suffer, and we would likely experience reduced investor interest. Such factors may result in a decrease in the trading price of our Common Shares.

We believe that delisting from the NYSE could adversely affect the liquidity, marketability and price of our Common Shares, as well as affect our ability to raise capital or pursue strategic restructuring, refinancing or other transactions on acceptable terms, or at all. Delisting from the NYSE could also have other negative results, including the potential loss of confidence by institutional investors. We believe that the NYSE provides a broader market for our Common Shares than would the alternatives, such as the OTC Bulletin Board or the “pink sheets.” We believe that the Reverse Share Split will increase the trading price of our Common Shares to a level high enough to satisfy the NYSE average minimum closing price requirement for continued listing, and that the Reverse Share Split would be the most effective means available to avoid the delisting of our Common Shares. During the period from January 1, 2016 through December 31, 2016, the closing price per share of our Common Shares ranged from a high of $1.81 to a low of $0.56, and the closing price per Common Share on the Record Date was $            .

In addition, we believe that the Reverse Share Split and the resulting increase in the per share price of our Common Shares could encourage increased investor interest in our Common Shares and promote greater liquidity for our shareholders. A greater price per share of our Common Shares could allow a broader range of institutions to invest in our Common Shares (namely, funds that are prohibited or discouraged from buying stocks with a price below a certain threshold), potentially increasing marketability, trading volume and liquidity of our Common Shares. Many institutional investors view stocks trading at low prices as unduly speculative in nature and, as a result, avoid investing in such stocks. We believe that the Reverse Share Split will provide the Board of Directors flexibility to make our Common Shares a more attractive investment for these institutional investors, which we believe will enhance the liquidity for the holders of our Common Shares and may facilitate future sales of our Common Shares. The Reverse Share Split could also increase interest in our Common Shares for analysts and brokers who may otherwise have policies that discourage or prohibit them in following or recommending companies with low stock prices. Additionally, because brokers’ commissions on transactions in low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our Common Shares can result in individual shareholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.

Although any increase in the market price of our Common Shares resulting from the Reverse Share Split may be proportionately less than the decrease in the number of outstanding shares, we anticipate that the Reverse Share Split will result in an increase in the average closing price of our Common Shares that will be large enough and continue for a sufficient period to avoid delisting from the NYSE.

Reasons for the Authorized Common Share Reduction

As described above under “Proposal 2—Background of the 1.5 Lien Notes Offering and the Second Lien Term Loan Exchange” and “Proposal 2—Reasons for the Share Issuance Proposal” our results of operations have suffered from the volatility in the prices for oil and natural gas in recent years and our liquidity has become significantly constrained as a result of, among other things, the interest payments under our outstanding indebtedness. Although we have completed a number of strategic transactions to reduce our overall indebtedness and promote structural liquidity, the interest payment burden on our indebtedness, prior to giving effect to the 1.5 Lien Notes offering and the Second Lien Term Loan Exchange, remained significant at approximately $118.8 million for 2016.

We effected the 1.5 Lien Notes offering and the Second Lien Term Loan Exchange principally because our cash flow is severely constrained and the 1.5 Lien Notes and 1.75 Lien Term Loans would allow, subject to the approval of the Share Issuance Proposal and the increase in the amount of authorized Common Shares contemplated to be provided by the Reverse Share Split Proposal, the Company to make PIK interest payments in its Common Shares at its discretion through 2018.

In order to provide us with a sufficient capacity of authorized Common Shares to make PIK interest payments in our Common Shares, allow the Warrants and our other outstanding derivative securities to be exercised and provide for our future needs, including issuances under the Incentive Plan and future equity transactions, such as debt-for-equity exchanges, we would need to increase the total number of Common Shares we are authorized to issue. Accordingly, in connection with the Reverse Share Split, we are seeking approval of the Authorized Common Share Reduction to reduce our authorized Common Shares by an amount equal to one-fifth of the Reverse Share Split ratio. Because the Authorized Common Share Reduction will not decrease our authorized Common Shares in proportion to the Reverse Share Split ratio, it will have the effect of increasing our total authorized Common Shares. For example, if the Reverse Share Split Proposal is approved and our Board of Directors effects the Reverse Share Split at a ratio of 1-for-15, pursuant to the Authorized Share Reduction, the total number of Common Shares that we are authorized to issue would be reduced at a ratio of 1-for-3, which would reduce our authorized Common Shares from 780.0 million to 260.0 million. If, instead, the total number of authorized Common Shares was reduced in proportion to the Reverse Share Split ratio, our authorized Common Shares would be reduced from 780.0 million to 52.0 million (assuming a 1-for-15 Reverse Share Split ratio as described above).

We determined that the disproportionate reduction in our authorized Common Shares provided by the Authorized Share Reduction would have the effect of increasing our authorized Common Shares to a level that would satisfy the purposes described above, including allowing us to make PIK payments on the 1.5 Lien Notes and 1.75 Lien Term Loans in our Common Shares and allowing the exercise of the Warrants, while still limiting the total number of Common Shares that we are authorized to issue to a number that we believe is consistent with our anticipated future needs.

As a result of being able to make PIK interest payments, we anticipate being able to save up to $163.9 million in cash interest expense through 2018 and additional cash interest expense thereafter to the extent we can continue to make PIK interest payments in our Common Shares in compliance with the Liquidity covenant in the 1.5 Lien Indenture and 1.75 Lien Term Loan Credit Agreement. We expect to be able to use this cash for , among other things, capital expenditures, including drilling and completion expenses, and other strategic refinancing transactions intended to improve our liquidity, including open market repurchases of our 2018 Notes and 2022 Notes.

Risks Related to the Approval of the Reverse Share Split Proposal

The Reverse Share Split May Not Increase the Price of our Common Shares over the Long-Term. As noted above, one of the principal purposes of the Reverse Share Split is to increase the per share market price of our Common Shares above the $1.00 per share minimum average closing price requirement under the NYSE rules. However, the effect of the Reverse Share Split upon the market price of our Common Shares cannot be predicted with any certainty and we cannot assure you that the Reverse Share Split will accomplish this objective for any meaningful period of time, or at all. While we expect that the reduction in the number of outstanding Common Shares will proportionally increase the market price of our Common Shares, we cannot assure you that the Reverse Share Split will increase the market price of our Common Shares by a multiple of the Reverse Share Split ratio, or result in any permanent or sustained increase in the market price of our Common Shares. The market price of our Common Shares may be affected by other factors which may be unrelated to the number of shares outstanding, including the Company’s business and financial performance, general market conditions, and prospects for future success.

The Effective Increase in the Total Number of Authorized Common Shares Resulting from the Reverse Share Split May Allow Substantial Future Dilution and Have Anti-Takeover Effects. If the Reverse Share Split, the total number of Common Shares that we are authorized to issue would only be reduced by a ratio equal to one-fifth of the Reverse Share Split Ratio. As a result, we would have a substantial amount of authorized but unissued Common Shares that could be used for future equity issuances, including Common Shares issued pursuant to the PIK feature of the 1.5 Lien Notes and the 1.75 Lien Term Loans and/or as a result of the exercise of the Warrants, any of which would result in substantial dilution to our shareholders. In addition, the increase in the authorized number of Common Shares and the subsequent issuance of such Common Shares could have the effect of delaying or preventing a change in control of the Company without further action by our shareholders. Authorized and unissued Common Shares could be issued (within limits imposed by applicable law) in one or more transactions in an effort to dilute the ownership of the person attempting to obtain control. Any such issuance of additional Common Shares could have the effect of diluting the earnings per share and book value per share of our outstanding Common Shares.

The Reverse Share Split May Decrease the Liquidity of our Common Shares. The Board of Directors believes that the Reverse Share Split may result in an increase in the market price of our Common Shares which could lead to increased interest in our Common Shares and possibly promote greater liquidity for our shareholders. However, the Reverse Share Split will also reduce the total number of outstanding Common Shares, which may lead to reduced trading and a smaller number of market makers for our Common Shares, particularly if the price per share of our Common Shares does not increase as a result of the Reverse Share Split.

The Reverse Share Split May Result in Some Shareholders Owning “Odd Lots” That May Be More Difficult to Sell or Require Greater Transaction Costs per Share to Sell. If the Reverse Share Split is implemented, it will increase the number of shareholders who own “odd lots” of less than 100 Common Shares. A purchase or sale of less than 100 Common Shares (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those shareholders who own less than 100 Common Shares following the Reverse Share Split may be required to pay higher transaction costs if they sell their Common Shares.

The Reverse Share Split May Lead to a Decrease in our Overall Market Capitalization. The Reverse Share Split may be viewed negatively by the market and, consequently, could lead to a decrease in our overall market capitalization. If the per share market price of our Common Shares does not increase in proportion to the Reverse Share Split ratio, then the value of our Company, as measured by our market capitalization, will be reduced. Additionally, any reduction in our market capitalization may be magnified as a result of the smaller number of total Common Shares outstanding following the Reverse Share Split.

Risks Related to the Failure to Approve of the Reverse Share Split Proposal

We may not have sufficient liquidity to make interest payments on the 1.5 Lien Notes, 1.75 Lien Term Loans or our other indebtedness and we may be required to seek bankruptcy protection. As described above, our liquidity is currently significantly constrained and a principal purpose of offering the 1.5 Lien Notes and exchanging the Second Lien Term Loans for 1.75 Lien Term Loans was to alleviate the substantial cash interest payment burden related to the Second Lien Term Loans by restructuring a portion of our indebtedness to allow interest payments in our Common Shares, which is dependent upon increasing the total number of Common Shares that we are authorized to issue. If we are not able to make interest payments in our Common Shares on the 1.5 Lien Notes and the 1.75 Lien Term Loans, we will be forced to continue to make cash interest payments on our 2018 Notes, 2022 Notes and the Exchange Term Loan, as well as to make cash interest payments or interest payments in additional indebtedness on our 1.5 Lien Notes and 1.75 Lien Term Loans. Based on our estimates, if we are not able to make interest payments on the 1.5 Lien Notes and 1.75 Lien Term Loans in our Common Shares, we are not expected to comply with certain debt covenants under the EXCO Resources Credit Agreement and our liquidity is not expected to be sufficient to support the interest payments due under our outstanding indebtedness and for us to continue to conduct our business operations on an ongoing basis.

If we cannot make scheduled payments on our debt, we will be in default and holders of our indebtedness, including holders of the 2018 Notes, 2022 Notes, 1.5 Lien Notes, 1.75 Lien Term Loans and remaining holders of the Exchange Term Loan, could declare all outstanding principal and interest to be due and payable, the lenders under the EXCO Resources Credit Agreement could terminate their commitments to loan money, our secured lenders could foreclose against the assets securing their borrowings and we could be forced into bankruptcy or liquidation, any of which would have a material adverse effect on our financial condition.

We may adjourn the Annual Meeting to solicit additional votes in favor of the Reverse Share Split Proposal and we may hold subsequent special or annual meetings seeking approval of the Reverse Share Split Proposal. As described herein, one of the primary purposes of the Reverse Share Split Proposal is to increase the number of Common Shares we are authorized to issue in order to allow us to make PIK interest payments on the 1.5 Lien Notes and the 1.75 Lien Term Loans in our Common Shares, which we believe is critical for improving our future cash flows and establishing structural liquidity. In addition, the interest rate penalty that would occur under the 1.5 Lien Notes if the Requisite Shareholder Approval are not approved would be expected to substantially increase our annual interest expense, which would materially impact our financial results. Accordingly, if we do not obtain sufficient votes to approve the Reverse Share Split Proposal at the Annual Meeting, we expect that we would adjourn the Annual Meeting, if the Adjournment Proposal has been approved, in order to adjourn the Annual Meeting to another time or place, if necessary or appropriate, for the purpose of soliciting additional proxies in favor of the Reverse Share Split Proposal. We may also call successive special meetings of our shareholders (or, if applicable, annual meetings) for the purpose of seeking approval of the Reverse Share Split Proposal or a similar proposal.

Effects of the Reverse Share Split and Authorized Common Share Reduction

Effects of the Reverse Share Split on Issued and Outstanding Common Shares. If the Reverse Share Split is effected, it will reduce the total number of issued and outstanding Common Shares, including shares held by the Company as treasury shares, by a Reverse Share Split ratio of between 1-for-10 and 1-for-20. Accordingly, each of our shareholders will own fewer Common Shares as a result of the Reverse Share Split. However, the Reverse Share Split will affect all shareholders uniformly and will not affect any shareholder’s percentage ownership interest in the Company, except to the extent that the Reverse Share Split would result in any shareholder receiving an additional Common Share as a result of rounding up a fractional Common Share. Therefore, voting rights and other rights and preferences of the holders of Common Shares will not be affected by the Reverse Share Split (other than as a result of the treatment of fractional shares). Common Shares issued pursuant to the Reverse Share Split will remain fully paid and nonassessable, and the par value per Common Share will remain $0.001.

As of the Record Date, the Company had approximately             million Common Shares outstanding. For purposes of illustration, if the Reverse Share Split is effected at a ratio of 1-for-15, the number of issued and outstanding Common Shares after the Reverse Share Split would be approximately             million.

Effects of the Reverse Share Split and Authorized Common Share Reduction on the Authorized Common Shares. If the Reverse Share Split is effected, it will effectively have the result of increasing the total number of Common Shares that we are authorized to issue. The Authorized Common Share Reduction, which will occur automatically if the Reverse Share Split is effected, will have the effect of reducing our authorized Common Shares by a ratio equal to one-fifth of the Reverse Share Split ratio. For example, if the Reverse Share Split Proposal is approved and our Board of Directors effects the Reverse Share Split at a ratio of 1-for-15, the total number of Common Shares that we are authorized to issue would be reduced at a ratio of 1-for-3, which would reduce our authorized Common Shares from 780.0 million to 260.0 million. However, because the reduction in our authorized Common Shares will not be in proportion to the Reverse Share Split Ratio, the Reverse Share Split and Authorized Common Share Reduction will effectively increase the total number of Common Shares that we are authorized to issue, thereby providing the Company with additional capacity for future issuances, including the issuance of Common Shares pursuant to the PIK feature of the 1.5 Lien Notes and the 1.75 Lien Term Loans and/or as a result of the exercise of the Warrants.

Effects of the Reverse Share Split on Outstanding Derivative Securities. If the Reverse Share Split is effected, the terms of equity awards under the Incentive Plan, the Warrants and the warrants we issued to ESAS in 2015, including the per share exercise price of such securities and the number of shares issuable under such securities, will be proportionally adjusted to maintain the approximate economic value of such awards. In addition, the total number of Common Shares that may be the subject of future grants under the Incentive Plan will be adjusted and proportionately decreased as a result of the Reverse Share Split.

As of the Record Date, the Company had             million Common Shares authorized for issuance under the Incentive Plan. For purposes of illustration, if the Reverse Share Split is effected at a ratio of 1-for-15, the number of Common Shares authorized for issuance under the Incentive Plan after the Reverse Share Split would be approximately             million. Additionally, a pre-Reverse Share Split stock option representing the right to purchase 15,000 Common Shares at an exercise price of $5.00 per share would be converted into post-Reverse Share Split stock option representing the right to purchase 1,000 Common Shares at an exercise price of $75.00 per share.

Effects of the Reverse Share Split on Voting Rights. Proportionate voting rights and other rights of the holders of Common Shares would not be affected by the Reverse Share Split (other than as a result of the treatment of fractional shares). For example, a holder of 1% of the voting power of the outstanding Common Shares immediately prior to the effective time of the Reverse Share Split would continue to hold 1% of the voting power of the outstanding Common Shares after the Reverse Share Split.

Effects of the Reverse Share Split on Regulatory Matters. The Common Shares are currently registered under Section 12(b) of the Exchange Act and the Company is subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Share Split will not affect the registration of the Common Shares under the Exchange Act or the Company’s obligation to publicly file financial and other information with the SEC. If the Reverse Share Split is implemented, the Common Shares will continue to trade on the NYSE under the symbol “XCO,” subject to the Common Shares meeting the $1.00 minimum average closing price requirement of the NYSE and the Company maintaining compliance with the other listing requirements for its Common Shares on the NYSE.

Treatment of Fractional Shares in the Reverse Share Split

The Company does not intend to issue fractional shares in the event that a shareholder owns a number of Common Shares that is not evenly divisible by the Reverse Share Split ratio. If the Reverse Share Split is effected, each fractional Common Share will be rounded up to the nearest whole Common Share. Accordingly, a shareholder who would be issued a fractional Common Share in the Reverse Share Split will instead be entitled to receive an additional Common Share.

Determination of the Reverse Share Split Ratio

The Board of Directors believes that shareholder approval of a range of potential Reverse Share Split ratios is in the best interests of our Company and shareholders because it is not possible to predict market conditions at the time the Reverse Share Split would be implemented. We believe that a range of Reverse Share Split ratios provides us with the most flexibility to achieve the desired results of the Reverse Share Split. The Reverse Share Split ratio to be selected by our Board of Directors will be not less than 1-for-10 and not more than 1-for-20.

The selection of the specific Reverse Share Split ratio will be based on several factors, including, among other things:

•	the per share price of our Common Shares immediately prior to the Reverse Share Split and our ability to maintain the listing of our Common Shares on the NYSE;

•	the total number of authorized Common Shares we anticipate needing for planned future issuances, including issuances of Common Shares pursuant to the PIK feature of the 1.5 Lien Notes and the 1.75 Lien Term Loans and/or as a result of the exercise of the Warrants;

•	the expected stability of the per share price of our Common Shares following the Reverse Share Split;

•	the likelihood that the Reverse Share Split will result in increased marketability and liquidity of our Common Shares;

•	prevailing market conditions;

•	general economic conditions in our industry; and

•	our market capitalization before and after the Reverse Share Split.

We believe that granting our Board of Directors the authority to set the ratio for the Reverse Share Split is essential because it allows us to take these factors into consideration and to react to changing market conditions. If the Board of Directors chooses to implement the Reverse Share Split, the Company will make a public announcement regarding the determination of the Reverse Share Split ratio.

Board Discretion to Effect the Reverse Share Split

If the Reverse Share Split Proposal is approved by our shareholders, the Reverse Share Split will only be effected upon a determination by the Board of Directors, in its sole discretion, that filing the Charter amendment to effect the Reverse Share Split is in the best interests of the Company and its shareholders. This determination by the Board of Directors will be based upon a variety of factors, including those discussed under “—Determination of the Reverse Share Split Ratio” above. We expect that the primary focus of the Board of Directors in determining whether or not to file the Reverse Share Split Amendment will be (i) whether we can maintain the listing of our Common Shares on the NYSE without effecting the Reverse Share Split and (ii) whether effecting the Reverse Share Split is necessary to increase the total number of authorized Common Shares to allow the Company to utilize the PIK feature to pay interest owed under the 1.5 Lien Notes and the 1.75 Lien Term Loans in Common Shares or to allow the exercise of the Warrants.

Effective Time of the Reverse Share Split

If the Reverse Share Split Proposal is approved by our shareholders, the Reverse Share Split would become effective, if at all, when the Reverse Share Split Amendment is accepted and recorded by the office of the Secretary of State of the State of Texas and after giving at least ten calendar days’ notice to the NYSE of the anticipated effective date of the Reverse Share Split. However, notwithstanding approval of the Reverse Share Split Proposal by our shareholders, the Board of Directors will have the sole authority to elect whether or not and when to amend our Charter to effect the Reverse Share Split.

Exchange of Share Certificates

If the Reverse Share Split is effected, each certificate representing pre-Reverse Share Split Common Shares will be deemed for all corporate purposes to evidence ownership of post-Reverse Share Split Common Shares at the effective time of the Reverse Share Split. As soon as practicable after the effective time of the Reverse Share Split, the Transfer Agent will mail a letter of transmittal to the Company’s shareholders containing instructions on how a shareholder should surrender its, his or her certificate(s) representing pre-Reverse Share Split Common Shares to the Transfer Agent in exchange for certificate(s) representing post-Reverse Share Split Common Shares. No certificate(s) representing post-Reverse Share Split Common Shares will be issued to a shareholder, and no rounding up of a fractional Common Share will occur, until such shareholder has surrendered all certificate(s) representing pre-Reverse Share Split Common Shares, together with a properly completed and executed letter of transmittal, to the Transfer Agent. No shareholder will be required to pay a transfer or other fee to exchange its, his or her certificate(s) representing pre-Reverse Share Split Common Shares for certificate(s) representing post-Reverse Share Split Common Shares registered in the same name.

Shareholders who hold uncertificated Common Shares electronically in “book-entry” form will have their holdings electronically adjusted by the Transfer Agent (and, for beneficial owners, by their brokers or banks that hold in “street name” for their benefit, as the case may be) to give effect to the Reverse Share Split. If any certificate(s) or book-entry statement(s) representing pre-Reverse Share Split Common Shares to be exchanged contain a restrictive legend or notation, as applicable, the certificate(s) or book-entry statement(s) representing post-Reverse Share Split Common shares will contain the same restrictive legend or notation.

Any shareholder whose share certificate(s) representing pre-Reverse Share Split Common Shares has been lost, stolen or destroyed will only be issued post-Reverse Share Split Common Shares after complying with the requirements that the Company and the Transfer Agent customarily apply in connection with lost, stolen or destroyed certificates.

SHAREHOLDERS SHOULD NOT DESTROY SHARE CERTIFICATES REPRESENTING PRE-REVERSE SHARE SPLIT COMMON SHARES AND SHOULD NOT SUBMIT ANY SHARE CERTIFICATES REPRESENTING PRE-REVERSE SHARE SPLIT COMMON SHARES UNTIL THEY ARE REQUESTED TO DO SO.

Accounting Treatment of the Reverse Share Split

If the Reverse Share Split is effected, the par value per share of our Common Shares will remain unchanged at $0.001. Accordingly, on the effective date of the Reverse Share Split, the stated capital on the Company’s consolidated balance sheet attributable to our Common Shares will be reduced in proportion to the size of the Reverse Share Split ratio and the additional paid-in-capital account will be increased by the amount by which the stated capital is reduced. Our shareholders’ equity, in the aggregate, will remain unchanged. Per share net income or loss will be increased because there will be fewer Common Shares outstanding. The Common Shares held in treasury will be reduced in proportion to the Reverse Share Split ratio. The Company does not anticipate that any other accounting consequences, including changes to the amount of stock-based compensation expense to be recognized in any period, will arise as a result of the Reverse Share Split.

Certain U.S. Federal Income Tax Consequences of the Reverse Share Split

The following is a discussion of certain material U.S. federal income tax consequences of the Reverse Share Split. This discussion is included for general information purposes only and does not purport to address all aspects of U.S. federal income tax law that may be relevant to shareholders in light of their particular circumstances. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and current Treasury Regulations, administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion. All shareholders are urged to consult with their own tax advisors with respect to the tax consequences of the Reverse Share Split. This discussion does not address the tax consequences to shareholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, partnerships, nonresident alien individuals, broker-dealers and tax-exempt entities, persons holding shares as part of a straddle, hedge, conversion transaction or other integrated investment, U.S. holders (as defined below) subject to the alternative minimum tax or the unearned income Medicare tax and U. S. holders whose functional currency is not the U.S. dollar. This summary also assumes that the pre-Reverse Share Split Common Shares were, and the post-Reverse Share Split Common Shares will be, held as a “capital asset,” as defined in Section 1221 of the Code.

As used herein, the term “U.S. holder” means a holder that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust (A) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more “U.S. persons” (as defined in the Code) have the authority to control all substantial decisions of the trust or (B) that has a valid election in effect to be treated as a U.S. person.

In general, no gain or loss should be recognized by a shareholder upon the exchange of pre-Reverse Share Split Common Shares for post-Reverse Share Split Common Shares. The aggregate tax basis of the post-Reverse Share Split Common Shares should be the same as the aggregate tax basis of the pre-Reverse Share Split Common Shares exchanged in the Reverse Share Split. A shareholder’s holding period in the post-Reverse Share Split Common Shares should include the period during which the shareholder held the pre-Reverse Share Split Common Shares exchanged in the Reverse Share Split.

As noted above, we will not issue fractional Common Shares in connection with the Reverse Share Split. Instead, shareholders who would be entitled to receive fractional Common Shares because they hold a number of Common Shares not evenly divisible by the Reverse Share Split ratio will automatically be entitled to receive an additional fraction of a Common Share to round up to the next whole post-Reverse Share Split Common Share. The U.S. federal income tax consequences of the receipt of such an additional fraction of a Common Share are not clear.

The tax treatment of a shareholder may vary depending upon the particular facts and circumstances of such shareholder. Each shareholder is urged to consult with such shareholder’s own tax advisor with respect to the tax consequences of the Reverse Share Split.

Vote Required

Pursuant to Section 21.364 of the TBOC, the affirmative vote of the holders of at least two-thirds of the outstanding Common Shares entitled to vote on the subject matter at the Annual Meeting is required to approve the Reverse Share Split Proposal. All outstanding Common Shares as of the Record Date are entitled to vote on this proposal.

THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND A VOTE “FOR” THE REVERSE SHARE SPLIT PROPOSAL.

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

(Proposal 4)

Under Section 14A of the Exchange Act, our shareholders are allowed to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the SEC’s rules. The proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the Company’s executive compensation. Because this is an advisory vote, this proposal is not binding upon the Company, our Board of Directors or the compensation committee; however, the compensation committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal. To the extent there is any significant vote against the compensation of our Named Executive Officers as disclosed in this proxy statement, we will consider our shareholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address these concerns.

As described in detail under the heading “Compensation Discussion and Analysis,” we believe that the most effective compensation program is one that is designed to reward all employees, not just executives, for the achievement of our short-term and long-term strategic goals.

When establishing total compensation for our Named Executive Officers, our compensation committee has the following objectives:

•	to attract, retain and motivate highly qualified and experienced individuals;

•	to ensure that a significant portion of their total compensation is “at risk” in the form of equity compensation; and

•	to offer competitive compensation packages that are consistent with our core values.

We are asking our shareholders to indicate their support for our Named Executive Officer compensation program as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including Compensation Discussion and Analysis, the compensation tables and the accompanying narrative discussion, is hereby APPROVED.”

Vote Required

The affirmative vote of the holders of a majority of the Common Shares present, in person or by proxy, and entitled to vote on the subject matter at the Annual Meeting is required to approve the Say on Pay Proposal. This is a non-binding advisory vote. All outstanding Common Shares as of the Record Date are entitled to vote on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE SAY ON PAY PROPOSAL.

ADVISORY VOTE TO DETERMINE THE FREQUENCY OF

AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proposal 5)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 provides that shareholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our Named Executive Officers as disclosed in accordance with the compensation disclosure rules of the SEC, which we refer to as a Say on Pay Proposal. By voting with respect to this proposal, shareholders may indicate whether they would prefer that we conduct future Say on Pay Proposals once every one, two, or three years.

After careful consideration, the Board of Directors believes that submitting the advisory vote on executive compensation on an annual basis is appropriate for the Company and its shareholders at this time. We view the advisory vote on the compensation of our Named Executive Officers as an additional, but not the only, opportunity for our shareholders to communicate with us regarding their views on our executive compensation programs. Shareholders should consider the value of having the opportunity every year to voice their opinion on the Company’s executive compensation through an advisory vote, weighing that against the additional burden and expense to the Company and shareholders of preparing and responding to proposals annually, as well as the other means available to shareholders to provide input on executive compensation. On balance, we support a frequency of one (1) year for Say on Pay Proposals. We welcome shareholder input and anticipate that the value of an annual vote will likely outweigh the burden of preparing annual proposals.

This vote is advisory and not binding on the Company or our Board of Directors. The Board of Directors and the compensation committee will take into account the outcome of the vote, however, when considering the frequency of future Say on Pay Proposals. The Board of Directors may decide that it is in the best interests of our shareholders and the Company to hold Say on Pay Proposal more or less frequently than the frequency receiving the most votes cast by our shareholders.

The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the recommendation of the Board of Directors.

Vote Required

The affirmative vote of the holders of a majority of the Common Shares present, in person or by proxy, and entitled to vote on the subject matter at the Annual Meeting is required to approve the Say on Frequency Proposal. This is a non-binding advisory vote. All outstanding Common Shares as of the Record Date are entitled to vote on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE “1 YEAR” OPTION AS THE PREFERRED FREQUENCY FOR SAY ON PAY PROPOSALS.

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 6)

The Company’s independent registered public accounting firm for the year ended December 31, 2016 was KPMG LLP. It is expected that one or more representatives of such firm will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions. The audit committee of the Company has selected KPMG LLP as the Company’s principal independent registered public accounting firm for the year ending December 31, 2017.

Vote Required

The affirmative vote of the holders of a majority of the Common Shares present, in person or by proxy, and entitled to vote on the subject matter at the Annual Meeting is required to approve the Ratification Proposal. All outstanding Common Shares as of the Record Date are entitled to vote on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS

VOTE “FOR” THE RATIFICATION PROPOSAL.

Fees

Aggregate fees for professional services provided to us by our principal accountant, KPMG LLP, for the years ended December 31, 2016 and 2015 were as follows:

	2016	2015
	(in thousands)
Audit Fees(a)	$875	$1,265
Audit-Related Fees(b)	210	115
Tax Fees(c)	99	102
All Other Fees	—	—

Total	$1,184	$1,482

(a)	Fees for audit services include fees associated with the annual audit, the reviews of EXCO’s quarterly reports on Form 10-Q and Sarbanes-Oxley compliance test work.
(b)	Audit-related fees principally include costs incurred related to accounting consultations related to generally accepted accounting principles and the application of generally accepted accounting principles to proposed transactions.
(c)	Tax fees include tax compliance and tax planning.

In considering the nature of the services provided by KPMG LLP, the audit committee determined that such services are compatible with the provision of independent audit services. The audit committee discussed these services with KPMG LLP and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Pre-Approval of Independent Registered Public Accounting Firm Fees and Services Policy

The audit committee has adopted a policy that requires advance approval of all audit services and non-audit services performed by the independent registered public accounting firm or other public accounting firms. Audit services approved by the audit committee within the scope of the engagement of the independent registered public accounting firm are deemed to have been pre-approved. The policy further provides that pre-approval of non-audit services by the independent registered public accounting firm will not be required if:

•	the aggregate amount of all such non-audit services provided by the independent registered public accounting firm to us does not constitute more than 5% of the total amount of revenues paid by us to the independent auditor during that fiscal year;

•	such non-audit services were not recognized by us at the time of the independent registered public accounting firm’s engagement to be non-audit services; and

•	such non-audit services are promptly brought to the attention of the audit committee and approved by the audit committee prior to the completion of the audit.

The audit committee may delegate to one or more members of the audit committee the authority to grant pre-approval of non-audit services provided that such member or members reports any decision to the audit committee at its next scheduled meeting.

The audit committee pre-approved all of the aggregate audit fees, audit-related fees, tax fees and other fees set forth in the table above.

VOTE TO APPROVE ANY ADJOURNMENTS OF THE ANNUAL MEETING, IF NECESSARY OR APPROPRIATE, TO PERMIT THE SOLICITATION OF ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE ANNUAL MEETING TO ADOPT THE SHARE ISSUANCE PROPOSAL AND THE REVERSE SHARE SPLIT PROPOSAL

(Proposal 7)

Background

If there are insufficient votes at the time of the Annual Meeting to approve the Share Issuance Proposal and the Reverse Share Split Proposal, the Annual Meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the Share Issuance Proposal and the Reverse Share Split Proposal. The Company does not intend to propose adjournment at the Annual Meeting if there are sufficient votes to approve the Share Issuance Proposal and the Reverse Share Split Proposal.

If, at the Annual Meeting, the number of Common Shares present or represented by proxy and voting in favor of the foregoing proposals is insufficient to approve each of the Share Issuance Proposal and the Reverse Share Split Proposal, the Company intends to move to adjourn or recess the Annual Meeting in order to enable the Board of Directors to solicit additional proxies for approval of the Share Issuance Proposal and the Reverse Share Split Proposal.

In the Adjournment Proposal, the Company is asking its shareholders to authorize the holder of any proxy solicited by the Board of Directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the Annual Meeting to another time and place for the purpose of soliciting additional proxies. If the shareholders approve the Adjournment Proposal, the Company could adjourn the Annual Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders of the Company who have previously voted.

Vote Required

The affirmative vote of the holders of a majority of the Common Shares present, in person or by proxy, and entitled to vote on the subject matter at the Annual Meeting is required to approve the Adjournment Proposal. All outstanding Common Shares as of the Record Date are entitled to vote on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE

APPROVAL OF THE ADJOURNMENT PROPOSAL.

OTHER BUSINESS

The Board of Directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxy in accordance with applicable law and as they may deem appropriate in their judgment, unless directed by the proxy to do otherwise.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth as of the Record Date (unless otherwise specified) the number and percentage of our Common Shares beneficially owned by (i) each person known by us to beneficially own more than 5% of our outstanding Common Shares, (ii) each of our directors, each of our director nominees and each of our Named Executive Officers and (iii) all of our directors, director nominees and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Beneficial ownership information is based on the most recent Forms 3, 4 and 5 and Schedules 13D and 13G filings with the SEC and reports made directly to us. In computing the number of Common Shares beneficially owned by a person and the beneficial ownership percentage of that person, Common Shares subject to options held by that person that are currently exercisable or exercisable within 60 days of the Record Date are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Percentage of beneficial ownership of our Common Shares is based upon Common Shares outstanding as of the Record Date. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the Common Shares set forth opposite such person’s name. Unless otherwise indicated below, the address for each individual listed below is c/o EXCO Resources, Inc., 12377 Merit Drive, Suite 1700, Dallas, Texas 75251.

Principal Shareholders

	Common Share Beneficial Ownership (1)
Beneficial owner	Shares	% of Class
Holders of more than 5%
WL Ross & Co. LLC(2) 1166 Avenue of the Americas New York, New York 10036	51,104,050	18.1%
Oaktree Capital Group Holdings GP, LLC(3) 333 S. Grand Avenue, 28th Floor Los Angeles, CA 90071	30,944,932	10.9%
Fairfax Financial Holdings Limited(4) 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	27,538,912	9.7%
Energy Strategic Advisory Services LLC(5) 200 Crescent Ct., Ste. 1900 Dallas, TX 75201	18,346,483	6.5%

(1)	Amounts do not include Common Shares underlying (i) the Warrants, which are subject to exercise limitations outside of time-based vesting restrictions, and (ii) the warrants issued to ESAS in 2015, which do not become exercisable, if at all, until March 31, 2019.
(2)	Based solely on the information contained in the Schedule 13D/A filed with the SEC on January 17, 2014.
(3)	Based on the information contained in the Schedule 13D/A filed with the SEC on March 17, 2017 and the Company’s records and includes options to purchase an aggregate of 85,000 Common Shares held by Mr. Ford for the benefit of Oaktree as described below in note 7 to the beneficial ownership table for “Executive Officers and Directors.”
(4)	Based solely on the information contained in the Schedule 13G/A filed with the SEC on February 14, 2017.
(5)	Based solely on the information contained in the Form 4 filed by C. John Wilder with the SEC on January 4, 2016.

Executive Officers, Directors and Director Nominees

Beneficial owner	Shares(1)		Options exercisable within 60 days	Percentage of shares outstanding
Named Executive Officers
Harold L. Hickey	1,576,574	(2)	353,700	*
Harold H. Jameson	671,978	(3)	201,400	*
Tyler S. Farquharson	178,231	(4)	123,800	*
Christopher C. Peracchi	63,010	(5)	—	*
Richard A. Burnett	103,515	(6)	—	*
William L. Boeing	122,382	(7)	—	*
Directors and Director Nominees
B. James Ford	361,870	(8)	85,000	*
Anthony R. Horton	—		—	*
Randall E. King	—		—	*
Samuel A. Mitchell	346,870	(9)	5,000	*
Robert L. Stillwell	338,570	(10)	35,000	*
Stephen J. Toy	—		—	*
C. John Wilder	271,870	(11)	—	*
All executive officers and directors as a group (13 persons)	4,034,870		803,900	1.4%

*	Less than 1%.
(1)	Includes the options exercisable within 60 days of the Record Date shown in the options column.
(2)	Includes (a) 20,815 Common Shares held in a 401(k) account, (b) 97,600 restricted shares issued on August 13, 2013 with performance-based vesting conditions based upon the first trading day immediately following the date that the fair market value of a share of our Common Shares equals or exceeds $10.00 in one grant and $15.00 in the other grant during any thirty (30) consecutive trading day period (the “Attainment Date”), with the restricted shares vesting as follows: (i) if the Attainment Date occurs on or before the first anniversary of the grant date, 50% of the shares vest on the first anniversary of the grant date and the remaining 50% vest on the second anniversary of the grant date; (ii) if the Attainment Date occurs after the first anniversary of the grant date but before the second anniversary of the grant date, 50% of the shares vest on the Attainment Date and the remaining 50% vest on the second anniversary of the grant date; (iii) if the Attainment Date occurs after the second anniversary of the grant date but before the fifth anniversary of the grant date, 100% of the shares vest on the Attainment Date, in each case, provided that the applicable executive officer is employed by or providing services to the Company or a subsidiary on such date (collectively, the “Performance-Based Vesting Conditions”), (c) 104,167 restricted shares issued on July 1, 2014 that vest in equal proportions over three years with one-third vested on July 1, 2015, one-third vesting on July 1, 2016 and one-third vesting on July 1, 2017, (d) 600,000 restricted shares issued on July 1, 2015 that vest in equal proportions over three years with one-third vesting on July 1, 2016, one-third vesting on July 1, 2017 and one-third vesting on July 1, 2018 and (e) the vested portion of (i) an option to purchase 35,000 Common Shares granted on December 4, 2007, all of which have vested, (ii) an option to purchase 35,000 Common Shares granted on December 11, 2008, all of which have vested, (iii) an option to purchase 35,000 Common Shares granted on December 1, 2009, all of which have vested, (iv) an option to purchase 43,800 Common Shares granted on December 7, 2010, all of which have vested, and (v) an option to purchase 204,900 Common Shares granted on August 13, 2013, all of which have vested. Excludes (i) 104,167 performance-based RSUs issued on July 1, 2014 and (ii) 600,000 cash-settled performance-based PSUs issued on July 1, 2015 and (iii) 2,222,222 cash- or share-settled performance-based PSUs issued on July 1, 2016.
(3)	Includes (a) 13,627 Common Shares held in a 401(k) account, (b) 35,600 restricted shares issued on August 13, 2013 that vest in accordance with the Performance-Based Vesting Conditions, (c) 39,063 restricted shares issued on July 1, 2014 that vest over three years with one-third vested on July 1, 2015, one-third vesting on July 1, 2016 and one-third vesting on July 1, 2017, (d) 50,000 restricted shares issued on May 14, 2015 that vest over three years with one-third vesting on May 14, 2016, one-third vesting on May 14, 2017 and one-third vesting on May 14, 2018, (e) 255,000 restricted shares issued on July 1, 2015 that vest over three years with one-third vesting on July 1, 2016, one-third vesting on July 1, 2017 and one-third vesting on July 1, 2018 and (f) the vested portion of (i) an option to purchase 18,500 Common Shares granted on May 1, 2007, all of which have vested, (ii) an option to purchase 13,900 Common Shares granted on December 4, 2007, all of which have vested, (iii) an option to purchase 23,500 Common Shares granted on December 11, 2008, all of which have vested, (iv) an option to purchase 40,000 Common Shares granted on December 1, 2009, all of which have vested, (v) an option to purchase 30,700 Common Shares granted on December 7, 2010, all of which have vested, and (vi) an option to purchase 74,800 Common Shares granted on August 13, 2013, all of which have vested. Excludes (i) 39,063 performance-based RSUs issued on July 1, 2014, (ii) 255,000 cash-settled performance-based PSUs issued on July 1, 2015 and (iii) 1,055,556 cash- or share-settled performance-based PSUs issued on July 1, 2016.

(4)	Includes (a) 7,939 Common Shares held in a 401(k) account, (b) 5,500 restricted shares issued on August 15, 2014 that vest over three years with one-third vested on August 15, 2015, one-third vested on August 15, 2016 and one-third vesting on August 15, 2017, (c) 50,000 restricted shares issued on July 1, 2015 that vest over three years with one-third vested on July 1, 2016, one-third vesting on July 1, 2017 and one-third vesting on July 1, 2018, (d) 10,000 restricted shares issued on April 4, 2016, with 100% vesting on April 4, 2017 and (e) the vested portion of (i) an option to purchase 7,200 Common Shares granted on December 4, 2007, all of which have vested, (ii) an option to purchase 8,500 Common Shares granted on December 11, 2008, all of which have vested, (iii) an option to purchase 8,681 Common Shares granted on December 1, 2009, all of which have vested, (iv) an option to purchase 119 Common Shares granted on December 1, 2009, all of which have vested, (v) an option to purchase 2,800 Common Shares granted on December 7, 2010, all of which have vested, (vi) an option to purchase 5,100 Common Shares granted on November 21, 2011, all of which have vested, and (vii) an option to purchase 510,400 Common Shares granted on August 13, 2013, all of which have vested. Excludes 75,000 cash- or share-settled performance-based PSUs issued on July 1, 2016.
(5)	Mr. Peracchi resigned from his positions as an officer and employee of the Company on November 2, 2016 and the reported beneficial ownership amounts are based on the Company’s records and the information contained in the Form 3 filed on behalf of Mr. Peracchi on August 29, 2016, the sole beneficial ownership report filed on behalf of Mr. Peracchi. Pursuant to the applicable equity award agreements entered into with Mr. Peracchi, (i) all vested and unexercised stock options held by Mr. Peracchi expired 30 days following his resignation if such stock option remained unexercised at the end of such 30 day period and (ii) all unvested restricted shares, RSUs and PSUs were immediately forfeited upon Mr. Peracchi’s resignation. Mr. Peracchi did not exercise any vested but unexercised stock options within the applicable 30 day period following his resignation.
(6)	Mr. Burnett resigned from his positions as an officer and employee of the Company on August 22, 2016 and the reported beneficial ownership amounts are based on the Company’s records and the information contained in the last Form 4 filed on behalf of Mr. Burnett on July 5, 2016. Pursuant to the applicable equity award agreements entered into with Mr. Burnett, (i) all vested and unexercised stock options held by Mr. Burnett expired 30 days following his resignation if such stock option remained unexercised at the end of such 30 day period and (ii) all unvested restricted shares, RSUs and PSUs were immediately forfeited upon Mr. Burnett’s resignation. Mr. Burnett did not exercise any vested but unexercised stock options within the applicable 30 day period following his resignation.
(7)	Mr. Boeing resigned from his positions as an officer and employee of the Company on April 15, 2016 but continued to provide consulting services to the Company through the end of 2016 and the reported beneficial ownership amounts are based on the Company’s records and the information contained in the last Form 4 filed on behalf of Mr. Boeing on April 15, 2016. Pursuant to the applicable equity award agreements entered into with Mr. Boeing, (i) all vested and unexercised stock options held by Mr. Boeing expired 30 days following his resignation if such stock option remained unexercised at the end of such 30 day period and (ii) all unvested restricted shares, RSUs and PSUs were immediately forfeited upon Mr. Boeing’s resignation. Mr. Boeing did not exercise any vested but unexercised stock options within the applicable 30 day period following his resignation.
(8)	Consists of (a) 142,610 restricted shares granted on November 3, 2016 that vest in full on November 3, 2017, subject to certain conditions set forth in the Director Plan, and (b) the vested portion of (i) an option to purchase 50,000 Common Shares granted to Mr. Ford, a Managing Director of Oaktree, upon becoming one of our directors in December 2007, all of which have vested, (ii) an option to purchase 15,000 Common Shares granted on December 1, 2009, all of which have vested, (iii) an option to purchase 5,000 Common Shares granted on November 5, 2010, all of which have vested (iv) an option to purchase 5,000 Common Shares granted on November 4, 2011, all of which have vested, (v) an option to purchase 5,000 Common Shares granted on November 1, 2012, all of which have vested and (vi) an option to purchase 5,000 Common Shares issued to Mr. Ford on November 1, 2013, all of which have vested. The restricted shares and options described in the preceding sentence were granted in connection with Mr. Ford’s appointment to and service on our Board of Directors, and are held directly by Mr. Ford for the benefit of Oaktree. Pursuant to the policies of Oaktree, Mr. Ford must hold these stock options and restricted shares on behalf of and for the sole benefit of Oaktree and has assigned all economic, pecuniary and voting rights to Oaktree. Mr. Ford disclaims beneficial ownership of these securities, except to the extent of any indirect pecuniary interest therein. Amounts reported for Mr. Ford include the options described above but do not include the Common Shares referred to in note 2 to the beneficial ownership table for “Holders of more than 5%” above, with respect to which Mr. Ford disclaims beneficial ownership, except to the extent of any indirect pecuniary interest therein.

(9)	Consists of (a) 142,610 restricted shares granted on November 3, 2016 that vest in full on November 3, 2017, subject to certain conditions set forth in the Director Plan, and (b) the vested portion of an option to purchase 5,000 Common Shares granted on November 1, 2013, all of which have vested. The restricted shares and options described in the preceding sentence were granted in connection with Mr. Mitchell’s service on our Board of Directors. Mr. Mitchell serves as a managing director and a member of the investment committee of Hamblin Watsa, which manages the investment portfolios of Fairfax Financial. Amounts reported do not include the Common Shares held by Fairfax Financial. Mr. Mitchell expressly disclaims beneficial ownership of our Common Shares that are held by Fairfax Financial.
(10)	Includes the right to acquire 5,404 Common Shares granted pursuant to the Director Plan as deferred compensation in lieu of cash for Mr. Stillwell’s service on our Board of Directors and committees. These shares vested immediately and are to be settled in our Common Shares upon the earlier to occur of (i) as soon as administratively feasible after the date on which Mr. Stillwell incurs a “Termination of Service” under the Director Plan and (i) a “Change in Control” under the Director Plan. Also includes (a) 142,610 restricted shares granted on November 3, 2016 that vest in full on November 3, 2017, subject to certain conditions set forth in the Director Plan, and (b) the vested portion of (i) an option to purchase 15,000 Common Shares granted on December 1, 2009, all of which have vested, (ii) an option to purchase 5,000 Common Shares granted on November 5, 2010, all of which have vested, (iii) an option to purchase 5,000 Common Shares granted on November 4, 2011, all of which have vested, (iv) an option to purchase 5,000 Common Shares granted on November 1, 2012, all of which have vested and (v) an option to purchase 5,000 Common Shares granted on November 1, 2013, all of which have vested.
(11)	Includes 142,610 restricted shares granted on November 3, 2016 that vest in full on November 3, 2017, subject to certain conditions set forth in the Director Plan. Amounts reported for Mr. Wilder do not include the Common Shares held by ESAS referred to in note 4 to the beneficial ownership table for “Holders of more than 5%” above. Mr. Wilder serves as the sole manager and has the power to direct the affairs of Bluescape, which serves as the general partner of and directs Bluescape Fund, the owner of ESAS. Accordingly, ESAS may be deemed to share voting and dispositive power with Mr. Wilder, Bluescape Fund and Bluescape over the Common Shares that it holds. Mr. Wilder disclaims beneficial ownership of the Common Shares held by ESAS, except to the extent of any indirect pecuniary interest therein.

DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

Shareholder proposals to be included in the proxy statement for the next annual meeting must be received by the Company at its principal executive offices on or before or, if the Company holds its next annual meeting on a date that is more than 30 days from the anniversary of the Annual Meeting, a reasonable time before the Company begins to print and send its proxy materials, for inclusion in the Company’s proxy statement relating to that meeting. Shareholders wishing to submit proposals to be presented directly at the 2018 Annual Meeting of Shareholders instead of by inclusion in next year’s proxy statement must follow the submission criteria and deadlines set forth in our bylaws. To be timely in connection with the 2018 Annual Meeting of Shareholders, a shareholder proposal or nomination must be received by the Company at its principal executive offices not before or after , except that if the date of the 2018 Annual Meeting of Shareholders is more than 30 days before or 60 days after the one year anniversary of the Annual Meeting, such proposal or nomination must be received on or before whichever of the following occurs later: (i) 70 calendar days before the 2018 Annual Meeting of Shareholders or (ii) the close of business on the 7th day following the earlier of the date on which notice of the 2018 Annual Meeting of Shareholders is first mailed or public announcement of the date of the 2018 Annual Meeting of Shareholders is first made.

ANNUAL REPORT

Our Annual Report to Shareholders covering the Company’s fiscal year ended December 31, 2016 accompanies the mailing of this proxy statement.

/s/ Heather Lamparter

Heather Lamparter
Vice President, General Counsel and Secretary

Dallas, Texas

, 2017

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING AND WISH THEIR SHARES TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

ANNEX A

FORM OF REVERSE SHARE SPLIT CHARTER AMENDMENT

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF FORMATION

OF

EXCO RESOURCES, INC.

EXCO Resources, Inc. (the “Corporation”), pursuant to the provisions of Sections 3.051, 3.052, 3.053, 3.054 and 21.364 of the Texas Business Organizations Code, as amended (the “TBOC”), hereby adopts this Certificate of Amendment to the Corporation’s Amended and Restated Certificate of Formation (this “Certificate of Amendment”):

ONE: The name of the Corporation is EXCO Resources, Inc. The Corporation is a Texas for-profit Corporation. The filing number issued to the Corporation by the Secretary of State is 12861900.

TWO: Article IV of the Amended and Restated Certificate of Formation of the Corporation is hereby deleted in its entirety, and the following new Article IV is substituted in its place:

“ARTICLE IV

CAPITALIZATION

The aggregate number of shares of capital stock that the Corporation will have authority to issue is [            ] shares, which shall consist of [            ] shares of Common Stock, par value $0.001 per share (the “Common Stock”), and 10,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”).

Authority is hereby expressly vested in the Board of Directors of the Corporation, subject to any limitations prescribed by the TBOC, to establish one or more series of shares of Preferred Stock from time to time by adoption of a resolution or resolutions setting forth the designation of the series and fixing and determining the designations, preferences, limitations, and relative rights, including voting rights, of the shares of any such series to the same extent that such designations, preferences, limitations, and relative rights could be stated if fully set forth in this Certificate of Formation.

The Board of Directors of the Corporation may increase or decrease the number of shares within each established series of the Preferred Stock through the adoption of a resolution fixing and determining the new number of shares of each series in which the number of shares is increased or decreased; provided, however, that the Board of Directors of the Corporation may not decrease the number of shares within a series to less than the number of shares within such series that are then issued. In case the number of shares of a series of Preferred Stock shall be so decreased, the shares by which the series is decreased shall resume the status of authorized but unissued shares of the class of shares from which the series was established.

Effective at [            ] p.m., Central Time, on [            ], 201[    ] (the “Split Effective Time”), every [            ] shares of Common Stock issued and outstanding or held by the Corporation as treasury shares as of the Split Effective Time shall automatically, and without action on the part of the shareholders, convert and combine into one validly issued, fully paid and non-assessable share of Common Stock, without effecting a change to the par value per share of Common Stock (the “201[    ] Reverse Split”). In the case of a holder of shares not evenly divisible by [            ], in lieu of a fractional share of Common Stock, such holder shall receive an additional share of Common Stock. As of the Split Effective Time and thereafter, a certificate(s) representing shares of Common Stock prior to the 201[    ] Reverse Split is deemed to represent the number of post-201[    ] Reverse Split shares into which the pre-201[    ] Reverse Split shares were converted.”

THREE: The amendment made by this Certificate of Amendment has been effected in accordance with the provisions of the TBOC and the governing documents of the Corporation and has been approved in the manner required by the TBOC and the governing documents of the Corporation.

FOURTH: This Certificate of Amendment shall become effective when it is filed with the Secretary of State of the State of Texas.

[Signature Page to Follow]

IN WITNESS WHEREOF, and in accordance with Sections 3.051, 3.052, 3.053, 3.054 and 21.364 of the TBOC, the undersigned has executed this Certificate of Amendment as of [            ], 201[    ].

By:
Heather Lamparter
Vice President, General Counsel and Secretary

PRELIMINARY COPY YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. Vote by Internet or Telephone – QUICK ¶ ¶ ¶ EASY IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on , 2017. INTERNET/MOBILE – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. PHONE – 1 (866) 894-0537 Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. p FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED p FORM OF PROXY Please mark your votes like this X FOR all nominees listed to the left (except as marked to the contrary below) WITHHOLD AUTHORITY to vote for all nominees listed to the left 1. Proposal to elect (i) B. James Ford, (ii) Anthony R. Horton, (iii) Randall E. King, (iv) Samuel A. Mitchell, (v) Robert L. Stillwell, (vi) Stephen J. Toy and (vii) C. John Wilder, as directors to the Board of Directors, each for a one-year term. ¨ ¨ (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below): FOR AGAINST ABSTAIN 2. The approval, pursuant to Section 312.03 of the New York Stock Exchange Listed Company Manual, of the issuance of the Company’s common shares, par value $0.001 per share (the “Common Shares”), as payment for the interest due under the Company’s 8.0% / 11.0% 1.5 Lien Senior Secured PIK Toggle Notes due 2022 (the “1.5 Lien Notes”) and 1.75 Lien Term Loans due October 26, 2020 (the “1.75 Lien Term Loans”) and upon the exercise of the warrants or contractual preemptive rights issued in connection with the 1.5 Lien Notes and 1.75 Lien Term Loans. ¨ ¨ ¨ FOR AGAINST ABSTAIN 3. The approval of an amendment to the Company’s Amended and Restated Certificate of Formation, in substantially the form attached to the proxy statement as Annex A, to, at the discretion of the Board of Directors of the Company, effect a reverse share split with respect to the Company’s issued and outstanding Common Shares, including shares held by the Company as treasury shares, at a ratio of between 1-for-10 and 1-for-20 (the “Range”), with the ratio within such Range to be determined at the discretion of the Board of Directors of the Company, with a reduction in the total number of authorized Common Shares based on one-fifth of the reverse share split ratio. ¨ ¨ ¨ FOR AGAINST ABSTAIN 4. Advisory vote to approve executive compensation.

1 YEAR 2 YEARS 3 YEARS ABSTAIN 5. Advisory vote to determine the frequency of future advisory votes on executive compensation. ¨ ¨ ¨ ¨ FOR AGAINST ABSTAIN 6. Proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm. ¨ ¨ ¨ FOR AGAINST ABSTAIN 7. The approval of any adjournments of the Annual Meeting, if necessary or appropriate, to permit the solicitation of additional proxies if there are not sufficient votes at the time of the Annual Meeting to adopt Proposals 2 and 3. ¨ ¨ ¨ The Proxies are authorized to vote, in their discretion, upon such other business as may properly come before the meeting. COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER: Signature Signature Date _, 2017 Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President. Important notice regarding the availability of proxy materials for the annual meeting to be held on , 2017: Our official Notice of Annual Meeting of Shareholders and Proxy Statement are also available at www.proxydocs.com/XCO.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲ FORM OF PROXY EXCO Resources, Inc.
12377 Merit Drive • Suite 1700 Dallas, Texas 75251 (214) 368-2084 • Fax (214) 368-2087 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Harold L. Hickey, Harold H. Jameson, Tyler S. Farquharson and Heather Lamparter, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the common shares, par value $0.001 per share, of EXCO Resources, Inc. held of record by the undersigned on                , 2017 at the annual meeting of shareholders to be held at 10:00 a.m. local time on                , 2017 at the corporate office of EXCO Resources, Inc., 12377 Merit Drive, Dallas, Texas 75251 or at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” Proposals 1, 2, 3, 4, 6 and 7 and for “1 YEAR” for Proposal 5. The Board of Directors recommends that the shareholders vote “FOR” Proposals 1, 2, 3, 4, 6 and 7 and for “1 YEAR” for Proposal 5. The Special Committee of the Board of Directors recommends that the shareholders vote “FOR” Proposals 2 and 3. Please review carefully the proxy statement delivered with this proxy.
PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. (Continued and to be signed on the other side)